UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant To Section 14(A) of the

Securities Exchange Act of 1934

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APIGEE CORPORATION

(Name of Registrant as Specified In Its Charter)

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Apigee Corporation

10 S. Almaden Boulevard, 16th Floor

San Jose, California 95113

October 11, 2016

To the Stockholders of Apigee Corporation:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Apigee Corporation, a Delaware corporation (“Apigee”, the “Company”, “we”, “us”, or “our”) to be held on November 8, 2016, at 10:00 am, Pacific Time, at the Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated September 7, 2016, by and among Apigee, Google Inc., a Delaware corporation (“Parent” or “Google”), and Areopagus Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Apigee (the “Merger”), and Apigee will become a wholly owned subsidiary of Parent.  If the Merger is completed, you will be entitled to receive $17.40 in cash, without interest and less any applicable taxes, for each share of common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 21.5% over the closing price of Apigee’s common stock on August 15, 2016, the last trading day prior to the publication of a media report that Apigee was considering a sale; (2) approximately 37.0% over the average closing price of Apigee’s common stock over the thirty (30) day trading period as of August 15, 2016, the last trading day prior to the publication of a media report that Apigee was considering a sale; (3) approximately 41.5% over the closing price of Apigee’s common stock on August 2, 2016, the last trading date prior to the commencement of an unexplained run-up in the trading price of Apigee’s common stock; and (4) approximately 43.1% over the average closing price of Apigee’s common stock over the thirty (30) day trading period as of August 2, 2016, the last trading date prior to the commencement of an unexplained run-up in the trading price of Apigee’s common stock.

The Board of Directors of Apigee (the “Board of Directors”) after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) approved the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the stockholders of Apigee adopt the Merger Agreement.  The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger.  A copy of the Merger Agreement is attached as Annex A to the proxy statement.  The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger.  We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.  You may also obtain more information on Apigee from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone.  If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares of common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.  Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares of common stock that you own.  We cannot complete the Merger unless the proposal to approve and adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting.

If you have any questions or need assistance voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Chet Kapoor
Chief Executive Officer, President and Director

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate.  Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 11, 2016 and, together with the enclosed form of proxy card, is first being mailed on or about October 11, 2016.

Apigee Corporation

10 S. Almaden Blvd., 16th Floor,

San Jose, California 95113

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 8, 2016

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Apigee Corporation, a Delaware corporation (“Apigee”, the “Company”, “we”, “us”, or “our”) will be held on November 8, 2016, at 10:00 am, Pacific Time, at the Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113, for the following purposes:

1. To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated September 7, 2016, by and among Apigee, Google Inc., a Delaware corporation (“Parent”), and Areopagus Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Apigee (the “Merger”), and Apigee will become a wholly owned subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting; and

3. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

The affirmative vote of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date (as defined below) is required to approve and adopt the Merger Agreement.  The affirmative vote of a majority of the shares of common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve the proposal to approve one or more adjournments of the Special Meeting.  The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but will not have any effect on the adjournment proposal.  If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but will not have any effect on the adjournment proposal.  Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but will not have any effect on the adjournment proposal.

Only stockholders of record as of the close of business on October 7, 2016 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.  A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113, during regular business hours for a period of at least ten (10) calendar days before the Special Meeting and at the place of the Special Meeting during the meeting.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone.  If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares of common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.  Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Chet Kapoor
Director

Dated: October 11, 2016

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID REPLY ENVELOPE PROVIDED.  You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares of common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.  Your broker or other agent cannot vote on either of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted.  If you hold your shares of common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement but will have no effect on the other proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety.  If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, you would like additional copies of the accompanying proxy statement or you need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

Annexes

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Areopagus Inc., a wholly owned subsidiary of Google Inc., with and into Apigee Corporation, (the “Merger”), and may not contain all of the information that is important to you.  To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement.  You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”  The Merger Agreement (as defined below) is attached as Annex A to this proxy statement.  We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Apigee”, the “Company”, “we”, “our”, “us” and similar words refer to Apigee Corporation, including, in certain cases, our subsidiaries.  Throughout this proxy statement, we refer to Google Inc. as “Google” or “Parent” and Areopagus Inc. as “Merger Sub”.  In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated September 7, 2016, by and among Apigee, Parent and Merger Sub, as it may be amended, supplemented or modified from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Apigee Corporation

Apigee is a leading provider of application program interface (“API”) technology and services for enterprises and developers.  The Company provides an intelligent API software platform that allows businesses to scale, secure, analyze and manage APIs as a connection layer between their core IT systems and data and the applications with which their customers, employees and other users engage with the business.  The foundation of the Company’s platform is Apigee Edge, a robust API-management solution.  The Company delivers its platform both in the cloud and on premises.  Apigee was incorporated in Delaware on June 3, 2004 and is headquartered in San Jose, California.  Apigee’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”), under the symbol “APIC”.  Apigee’s principal executive offices are located at 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113, and its telephone number is (408) 343-7300.

Google Inc.

Google’s mission is to organize the world’s information and make it universally accessible and useful.  Through products and platforms like Search, Maps, Gmail, Android, Google Play, Chrome and YouTube, Google plays a meaningful role in the daily lives of billions of people and has become one of the most widely-known companies in the world.  Google is a subsidiary of Alphabet Inc.

Areopagus Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Google.  Merger Sub is not an operating company and was specifically formed for the sole purpose of facilitating the Merger.

The Merger

Upon the terms and subject to the conditions in the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Apigee, and Apigee will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”).  As a result of the Merger, Apigee will cease to be a publicly traded company, all outstanding shares of Apigee common stock (including shares of common stock resulting from the deemed exercise of the warrant pursuant to the terms and conditions set forth in the Merger Agreement) will be canceled, extinguished and automatically converted into the right to receive $17.40 per share in cash, without interest and less any applicable taxes (the “Merger Consideration”) (except for any shares of Apigee common stock (1) held by the Company as treasury stock, (2) owned by Google, Merger Sub or the Company or any of their direct or indirect wholly-owned subsidiaries, or (3) held by a holder who has not voted in favor of approval and adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (clauses (1), (2) and (3) collectively, the “excluded shares”), in each case immediately prior to the effective time of the Merger (the “Effective Time”), which shall be cancelled and extinguished without any conversion thereof or consideration paid therefor), and you will no longer own any shares of the capital stock of the Surviving Corporation.  For more information, see the sections of this proxy statement captioned “The Merger Agreement—Effects of the Merger” and “The Merger Agreement—Merger Consideration,” beginning on pages 84 and 85, respectively.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly and validly exercise and perfect, and do not validly withdraw or subsequently lose, their appraisal rights will have the right to receive a payment for the “fair value” of their shares of common stock as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger—Appraisal Rights”).

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 78.

Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Treatment of Options and Restricted Stock Units

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding as of immediately prior to the Effective Time will be as follows:

Options

Each outstanding stock option to purchase shares of Apigee common stock (each, a “company option”) with an exercise price greater than or equal to $17.40 per share will be cancelled at the Effective Time for no consideration.

Except as provided above, each company option that is vested as of the Effective Time (including company options that vest as a result of the Merger) and each company option held by a non-employee member of the Board of Directors of Apigee (the “Board of Directors” or the “Board”) or a service provider who is not an active employee of the Company or its subsidiaries as of immediately prior to the Effective Time (each, a “vested company option”) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable taxes, equal to the product of (x) the excess of (1) $17.40 over (2) the per share exercise price of such vested company option multiplied by (y) the total number of shares of common stock issuable upon the exercise of such vested company option.

Except as provided above, each company option that is not a vested company option (an “unvested company option”) will be assumed and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of (1) $17.40 over (2) the per share exercise price of such unvested company option multiplied by (y) the total number of shares of common stock issuable upon the exercise of such unvested company option, with payment of such amounts, less applicable taxes, to be made in accordance with the vesting schedule applicable to such unvested company option immediately prior to the Effective Time, provided that such holder remains employed by or otherwise in service to Google, the Surviving Corporation or their respective subsidiaries on each applicable vesting date, subject to the terms and conditions of the plan and any related agreements containing the payment, vesting conditions and other terms by which such consideration is payable to grantees thereof (the “unvested payment plan”).

For more information, see the section of this proxy captioned “The Merger Agreement—Merger Consideration—Outstanding Stock Awards of the Company,” beginning on page 85.

Restricted Stock Units

Each outstanding restricted stock unit issued by the Company (each, a “restricted stock unit”) held by an individual who is an active employee of the Company or its subsidiaries immediately prior to the Effective Time will be assumed and converted into a Google restricted stock unit (a “GSU”) for that number of shares of Alphabet Class C Capital Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of common stock underlying such restricted stock units multiplied by (y) the stock award exchange ratio (as described below).  Each such GSU will continue to have, and will continue to be subject to, the same terms and conditions, including vesting terms and continued service requirements, as applied to the restricted stock unit prior to the Effective Time.

Each restricted stock unit held by an individual who is a former employee of the Company or its subsidiaries immediately prior to the Effective Time (other than a non-employee member of the Board of Directors or any consultant or independent contractor to the Company or its subsidiaries) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable taxes, equal to the product of (x) $17.40 multiplied by (y) the total number of shares of common stock subject to such award of restricted stock units.

Each restricted stock unit held by (1) a person other than an individual described in the foregoing two paragraphs or (2) any non-employee member of the Board of Directors or any consultant or independent contractor to the Company or its subsidiaries will vest and be settled in shares of common stock and each such share will be cancelled as of the Effective Time and converted into the right to receive the Merger Consideration.

For more information, see the section of this proxy captioned “The Merger Agreement—Merger Consideration—Outstanding Stock Awards of the Company,” beginning on page 85.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

All outstanding purchase rights under the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”) will automatically be exercised upon the earlier of (1) a date prior to the Effective Time (but not later than 10 business days before the Effective Time) and (2) the purchase date of the current purchase period in progress as of September 7, 2016, and the ESPP will terminate as of the Effective Time.  No new purchase periods will begin under the ESPP on or after September 7, 2016, and ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP on or after September 7, 2016.  All shares of common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.  For more information, see the sections of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Treatment of Purchase Rights under the ESPP” and “The Merger Agreement—Merger Consideration—ESPP,” beginning on pages 60 and 86, respectively.

Treatment of Warrant

Any warrant that is outstanding as of immediately prior to the Effective Time, with an applicable exercise price per share that is less than the Merger Consideration immediately prior to the Effective Time shall, without any action on the part of Google, Merger Sub, Apigee or the holder thereof, be cancelled and converted into, and shall become a right to receive, such number of shares as calculated in accordance with its terms and such shares (if any) issued or issuable as a result of such deemed exercise of the warrant shall be deemed to be shares of Apigee common stock that are issued and outstanding immediately prior to the Effective Time which shares at the Effective Time will be canceled, extinguished and automatically converted into the right to receive the Merger Consideration.  Notwithstanding anything to the contrary in the Merger Agreement, any warrant with an applicable exercise price per share that is equal to or exceeds the Merger Consideration shall be immediately cancelled at the Effective Time without any cash payment or other consideration being made in respect thereof.  The cancellation or substitution, as applicable, of a warrant as provided in the Merger Agreement shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such warrant.  For more information, see the section of this proxy statement captioned “The Merger Agreement—Merger Consideration—Warrant,” beginning on page 86.

Conditions to the Closing of the Merger

The respective obligations of Apigee, Google and Merger Sub to complete the closing of the Merger are subject to the fulfillment of certain conditions, on or prior to the date upon which the closing of the Merger will actually occur (the “Closing Date”), any one or more of which may be waived (where permitted by applicable law) prior to the Effective Time by Apigee or Google (as applicable) in writing, which conditions include (among others), the following:

•	the approval and adoption of the Merger Agreement by the requisite stockholder approval has been obtained;

•	(1) all waiting periods (and extensions thereof) applicable to the Merger under the HSR Act have expired or been terminated; and (2) all antitrust, competition and merger control consents in Austria and Germany have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period);

•	the absence of any (1) law enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger or (2) any order issued or granted (whether temporary, preliminary or permanent), in each case, by a governmental authority of competent jurisdiction that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

•	the accuracy of the representations and warranties of Apigee, Parent and Merger Sub in the Merger Agreement, subject, in some cases, to materiality qualifiers (generally other than as would not constitute a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable), as of the date of the Merger Agreement and/or as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•	the performance in all material respects by Apigee, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	receipt of certificates executed by officers of Apigee, on the one hand, or Parent and Merger Sub, on the other hand, to the effect that the conditions described in the preceding three bullets have been satisfied by Apigee and the preceding two bullets have been satisfied by Parent, respectively.

For more information, see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger,” beginning on page 102.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until (1) all waiting periods (and extensions thereof) applicable to the Merger under the HSR Act have expired or been terminated; and (2) all antitrust, competition and merger control consents in Austria and Germany has been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).  For more information, see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 81.

Recommendation of the Board of Directors

The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” beginning on page 44, has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) approved the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the stockholders of Apigee adopt the Merger Agreement.  The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the special meeting of stockholders (the “Special Meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Opinion of the Company’s Financial Advisor

In connection with the Merger, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, that as of September 7, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of Apigee common stock (other than the excluded shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Morgan Stanley to the Board of Directors, dated as of September 7, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.  The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety.  Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Apigee common stock (other than excluded shares) pursuant to the Merger Agreement as of the date of the opinion and does not address any other aspects or implications of the Merger or related transactions.  Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how the stockholders should vote at any stockholders’ meeting that may be held in connection with the Merger or whether the stockholders should take any other action in connection with the Merger.

For more information, see the section of this proxy statement captioned “The Merger—Opinion of the Company’s Financial Advisor,” beginning on page 48.

Interests of Apigee’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder.  In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters.  These interests include the following:

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation;

•	accelerated vesting of certain equity awards;

•	termination of certain equity awards in exchange for cash;

•	conversion of certain equity awards into the right to receive cash following the Merger, subject to continued employment or service;

•	the entitlement to receive certain cash payments in connection with the Merger;

•	the anticipated continued employment of certain officers of Apigee by Google or the Surviving Corporation following the Effective Time;

•	the entitlement to receive certain severance benefits upon specified qualifying terminations under arrangements with the Company; and

•	the entitlement to receive cash and equity, and the entitlement to receive certain severance benefits upon specified qualifying terminations, under new offer letters with Google.

For more information, see the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger,” beginning on page 60.

Appraisal Rights

If the Merger is consummated, Apigee stockholders who do not vote their shares of common stock in favor of the approval and adoption of the Merger Agreement, who continuously hold such shares of common stock through the Effective Time, who properly perfect appraisal of their shares of common stock and who meet certain other conditions (including relating to the amount of stock ownership) will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.  This means that such stockholders are entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL).  Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of common stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of common stock.

To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to Apigee before the vote is taken on the proposal to approve and adopt the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to approve and adopt the Merger Agreement; and (3) continue to hold the subject shares of common stock through the Effective Time of the Merger.  The failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights.  In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Apigee unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal, as described further below.  The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is attached as Annex C to this proxy statement.  If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

For more information, see the section of this proxy statement captioned “The Merger—Appraisal Rights,” beginning on page 73.

Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Apigee has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives (collectively, the “representatives”), not to, among other things: (1) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction (as such terms are defined under “The Merger Agreement—Alternative Acquisition Proposals”); (2) participate or engage in discussions or negotiations regarding, or provide any non-public information to any person or entity relating to Apigee or any of its subsidiaries in connection with or that would reasonably be expected to lead to, an acquisition proposal or acquisition transaction; or (3) take any action to make the provisions of any takeover statute (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws, inapplicable to any person or entity other than Google and its affiliates or to any transactions constituting or contemplated by an acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by the Apigee stockholders, Apigee may provide information to, and engage or participate in negotiations or discussions with, a person or entity regarding a written acquisition proposal that was not solicited in violation of the restrictions set forth in the Merger Agreement if the Board of Directors (1) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes or is reasonably likely to lead to a superior proposal (as defined under “The Merger Agreement—Alternative Acquisition Proposals”) and (2) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and at the time of taking such action, such acquisition proposal constitutes or continues to be reasonably likely to lead to a superior proposal.  For more information, see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals,” beginning on page 93.

Apigee is not entitled to (1) effect a company board recommendation change, prior to obtaining the requisite stockholder approval, in respect of (A) an acquisition transaction the Board has determined is a superior proposal or (B) in connection with an intervening event that was not known or reasonably foreseeable by the Board as of or prior to September 7, 2016 and which first became known or reasonably foreseeable prior to the receipt of the requisite stockholder approval (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board as of September 7, 2016 and which first became known or reasonably foreseeable prior to the receipt of the requisite stockholder approval) and does not relate to an acquisition proposal or (2) terminate the Merger Agreement, prior to obtaining the requisite stockholder approval, to enter into an agreement for a superior proposal unless, in each case, it complies with certain procedures in the Merger Agreement, including negotiating with Parent over a four (4) business day period (as such may be extended) so that such proposal ceases to be a superior proposal or such that the Board no longer determines in good faith that the failure to effect a company board recommendation change in response to an intervening event would be inconsistent with its fiduciary duties under applicable law.  The termination of the Merger Agreement under specified circumstances, including by (1) Apigee in order to accept a superior proposal or (2) Parent if the Board shall have effected a company board recommendation change, will result in the payment by Apigee of a $21,750,000 termination fee to Parent.  For more information, see the sections of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change” and “The Merger Agreement—Termination of the Merger Agreement,” on pages 96 and 104, respectively.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the requisite stockholder approval (except as provided in the Merger Agreement), only as follows:

•	by mutual written agreement of Apigee and Google;

•	by either Apigee or Google if:

•	the Effective Time shall not have occurred on or before the first business day after March 7, 2017, (the “termination date”) provided, however, that if the conditions set forth in the second and third bullet points in the Conditions to Closing the Merger section above (as a result of an order or applicable law under antitrust laws) shall not have been satisfied or duly waived (where permitted by applicable law) by all parties entitled to the benefit of such condition by the fifth (5th) business day prior to March 7, 2017, either Google or Apigee may, by written notice delivered to the other party, extend the termination date to June 7, 2017, and if the conditions set forth in the second and third bullet points in the Conditions to Closing the Merger section above (as a result of an order or applicable law under antitrust laws) have not been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) business day prior to June 7, 2017, either Google or Apigee may, by written notice delivered to the other party, extend the termination date to September 7, 2017; provided, however that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party under the Merger Agreement) has been a principal cause or resulted in the failure of the closing of the Merger to have occurred on or before such termination date, as the same may be extended);

•

if Apigee fails to obtain the requisite stockholder approval at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of the Merger Agreement, except that the right to terminate the Merger Agreement for this reason will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been a principal cause of or resulted in the failure to obtain the requisite stockholder approval at the Special Meeting (or any adjournment or postponement thereof); or

•	if any governmental authority of any competent jurisdiction will have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger, or (2) issued or granted any order that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such order has become final and nonappealable.

•	by Apigee:

•	in the event (1) of a breach of any covenant or agreement on the part of Google or Merger Sub set forth in the Merger Agreement or (2) that any of the representations and warranties of Google or Merger Sub set forth in the Merger Agreement were inaccurate when made or became inaccurate, in either case such that certain corresponding conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate (and in each case such breach or inaccuracy, as applicable, is not curable prior to the termination date (as the same may be extended), or if curable prior to the termination date (as the same may be extended), subject to the immediately following proviso); provided, however, that notwithstanding the foregoing, Apigee shall not be permitted to terminate the Merger Agreement pursuant to this provision until the earlier to occur of (x) thirty (30) calendar days after receipt of written notice thereof by Parent from Apigee of such breach or inaccuracy, as applicable or (y) Google or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Apigee may not terminate the Merger Agreement pursuant to this provision if such breach or inaccuracy by Google or Merger Sub is cured within such thirty (30) calendar day period); provided, further, Apigee may not terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representation, warranty or covenant contained in the Merger Agreement; or

•	at any time prior to receiving the requisite stockholder approval if (1) Apigee has received a superior proposal; (2) the Board of Directors has authorized the Company to enter into an acquisition agreement to consummate the acquisition transaction contemplated by such superior proposal and Apigee concurrently and as a condition to the effectiveness of such termination pays or causes to be paid to Google (or its designee) the company termination fee (as defined below) and so long as Apigee complies with its obligations related to such superior proposal (as described herein under the sections captioned “The Merger Agreement—Alternative Acquisition Proposals” and “The Merger Agreement—The Board of Directors Recommendation; Company Board Recommendation Change” beginning on pages 93 and 96, respectively); and

•	by Google:

•

in the event (1) of a breach of any covenant or agreement on the part of Apigee set forth in the Merger Agreement or (2) that any of the representations and warranties of Apigee set forth in the Merger Agreement were inaccurate when made or became inaccurate, in either case such that certain corresponding conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty have become inaccurate (and in each case such breach or inaccuracy, as applicable, is not curable prior to the termination date (as the same may be extended), or if curable prior to the termination date (as the same may be extended), subject to the immediately following proviso); provided, however, that notwithstanding the foregoing, Google shall not be permitted to terminate the Merger Agreement pursuant to this provision until the earlier to occur of (x) thirty (30) calendar days after receipt of written notice by Apigee from Google of such breach or inaccuracy, as applicable or (y) Apigee ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Google and Merger Sub may not terminate the Merger Agreement pursuant to this provision if such breach or inaccuracy by Apigee is cured within such thirty (30) calendar day period); provided, further, Google may not terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

•	at any time prior to receiving the requisite stockholder approval in the event that the Board of Directors (or any committee thereof) (1) shall have effected a company board recommendation change or (2) (a) after its receipt of an acquisition proposal or (b) following Google’s reasonable request, shall have, in either case, failed to reaffirm the company board recommendation within five (5) business days of any such Google request (and if the Special Meeting is scheduled to be held within five (5) business days, then within one (1) business day of any such Google request); or

•	at any time prior to receiving the requisite stockholder approval, in the event of a willful and intentional breach (or deemed breach) by Apigee or its representatives of Apigee’s non-solicitation obligations or the obligations of the Board of Directors to recommend that stockholders approve the Merger and comply with certain requirements prior to effecting any change of recommendation.

In the event that the Merger Agreement is validly terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party thereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties thereto, as applicable, except (1) the terms of certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to confidentiality, public disclosure, notice and payment of the applicable termination fees, and (2) that nothing in the Merger Agreement will relieve any party thereto from liability for any willful and intentional breach of the Merger Agreement prior to such termination, or any fraud committed in connection with the Merger Agreement or any of the transactions contemplated thereby.  In addition, no termination of the Merger Agreement will affect the obligations of any party pursuant to the confidentiality agreement between Google and Apigee, which obligations will survive the termination of the Merger Agreement in accordance with their respective terms.  For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 104.

Termination Fees

Whether or not the Merger is completed, Apigee, on the one hand, and Google and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Apigee will be required to pay to Google a termination fee of $21,750,000 if the Merger Agreement is terminated (or at the time of termination by Apigee, could have been terminated by Google) under the circumstances specified in the section captioned “The Merger Agreement—Termination Fees—Termination Fee Payable by Apigee.”  In no event will Apigee be required to pay the company termination fee in connection with the termination of the Merger Agreement more than once.  Apigee, Google and Merger Sub have agreed that the payment of the company termination fee, in accordance with the terms of the Merger Agreement, to Google will be Google’s sole and exclusive remedy for any loss it or Merger Sub suffers as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated, except that there is no limit to liability for any losses resulting from a willful and intentional breach of the Merger Agreement prior to its termination, or any fraud committed in connection with the Merger Agreement or the transactions contemplated thereby.

Parent will be required to pay to Apigee a termination fee of $46,600,000 if the Merger Agreement is terminated under the circumstance specified under the caption “The Merger Agreement—Termination Fees—Termination Fee Payable by Google.”  In no event will Google be required to pay the parent termination fee in connection with the termination of the Merger Agreement more than once.  Apigee, Google and Merger Sub have agreed that the payment of the parent termination fee, in accordance with the terms of the Merger Agreement, to Apigee will be Apigee’s sole and exclusive remedy for any loss it suffers as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated, except that there is no limit to liability for any losses resulting from a willful and intentional breach of the Merger Agreement prior to its termination, or any fraud committed in connection with the Merger Agreement or the transactions contemplated thereby.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees” beginning on page 106.

The Special Meeting

Date, Time and Place

The Special Meeting will be held on November 8, 2016, at 10:00 am, Pacific Time, at Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113, unless the Special Meeting is adjourned or postponed.

Record Date; Shares of Common Stock Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on October 7, 2016 (the “Record Date”).  You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) approve and adopt the Merger Agreement; and (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Quorum

As of the Record Date, there were 30,910,251 shares of common stock outstanding and entitled to vote at the Special Meeting.  The holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date, and present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date is required to approve and adopt the Merger Agreement.  If a quorum is present, the affirmative vote of a majority of the shares of common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter will have the power to adjourn the Special Meeting.  If a quorum is not present, then either the chairperson of the meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, will have the power to adjourn the Special Meeting.  The chairperson of the meeting shall have the authority to adjourn the Special Meeting in all other events.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 11,393,548 shares of common stock, representing approximately 36.9% of the shares of common stock outstanding on the Record Date.

Chet Kapoor, our chief executive officer; certain affiliates of Mr.  Kapoor; Tim Wan, our chief financial officer; Stacey Giamalis, our chief counsel; Anant Jhingran, our chief technology officer; Shankar Ramaswamy, our vice president of engineering and operations; entities affiliated with Bay Partners and Neal Dempsey, a member of the Board of Directors; entities affiliated with Norwest Venture Partners and Promod Haque, a member of the Board of Directors; and entities affiliated with Third Point Partners and Robert Schwartz a member of the Board of Directors, each entered into a voting agreement with Parent.  Each voting agreement obligates such party to, among other things, vote their shares of common stock in favor of the proposal to approve and adopt the Merger Agreement, unless the Board of Directors has effected a company board recommendation change, which would require each party, together with all other parties to such voting agreements, to collectively vote an aggregate number of shares of common stock equal to thirty-five percent (35%) of the total voting power of the outstanding capital stock of the Company as of the record date for such meeting, and the total number of shares of common stock in excess of such percentage (determined on a pro rata basis among all persons who have executed voting agreements) would no longer be subject to the voting requirements of the voting agreements, and such stockholders would be entitled to cast such excess shares of common stock in any manner such party chooses.  As of the close of business on the Record Date, Apigee stockholders subject to voting agreements collectively have voting power over approximately 47% of the outstanding shares of Apigee common stock.  For more information, see the section of this proxy statement captioned “The Voting Agreements.”

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting.  If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee.  Under NASDAQ rules, banks, brokers or other nominees have the discretion to vote on routine matters.  The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions.  Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of common stock.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.  You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Effect on Apigee if the Merger is Not Completed

If the Merger Agreement is not adopted by the Apigee stockholders or if the Merger is not completed for any other reason, the Apigee stockholders will not receive any payment for their shares of common stock.

Instead, Apigee will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”).  Under specified circumstances, Apigee will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay Apigee a termination fee upon the termination of the Merger Agreement, in each case, without limiting the ability of any party to collect any losses resulting from a willful and intentional breach of the Merger Agreement prior to its termination, or any fraud committed in connection with the Merger Agreement or the transactions contemplated thereby.  For more details see the sections of this proxy statement captioned “The Merger Agreement—Termination Fees” and “The Merger—Effect on Apigee if the Merger is Not Completed” beginning on pages 106 and 33, respectively.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting.  These questions and answers may not address all questions that are important to you.  We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.  You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To approve and adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Apigee, and Apigee will become a wholly owned subsidiary of Google; and

2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on November 8, 2016, at 10:00 am, Pacific Time, at Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares of common stock will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone.  If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.  Your broker or other agent cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions.  If you hold your shares of common stock in “street name,” you may not vote your shares of common stock in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Apigee?

A:	The proposed Merger is the acquisition of Apigee by Google. If the proposal to approve and adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Apigee, with Apigee continuing as the Surviving Corporation. As a result of the Merger, Apigee will become a wholly owned subsidiary of Google, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each issued and outstanding share of common stock that you own, unless you have properly exercised and not validly withdrawn or subsequently lost your appraisal rights under the DGCL and certain other conditions under the DGCL are satisfied. For example, if you own one hundred (100) shares of common stock, you will be entitled to receive $1,740.00 in cash in exchange for your shares of common stock, without interest and less any applicable taxes.

Q:	How does the Merger Consideration compare to the unaffected market price of the common stock?

A:	The Merger Consideration of $17.40 constituted a premium of: (1) approximately 21.5% over the closing price of Apigee’s common stock on August 15, 2016, the last trading day prior to the publication of a media report that Apigee was considering a sale; (2) approximately 37.0% over the average closing price of Apigee’s common stock over the thirty (30) day trading period as of August 15, 2016, the last trading day prior to the publication of a media report that Apigee was considering a sale; (3) approximately 41.5% over the closing price of Apigee’s common stock on August 2, 2016, the last trading date prior to the commencement of an unexplained run-up in the trading price of Apigee’s common stock; and (4) approximately 43.1% over the average closing price of Apigee’s common stock over the thirty (30) day trading period as of August 2, 2016, the last trading date prior to the commencement of an unexplained run-up in the trading price of Apigee’s common stock.

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the U.S.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.  A more complete description of material U.S. federal income tax consequences of the Merger is provided under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of common stock can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares of common stock in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of common stock. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal and instructions for how to send your stock certificates or surrender your book-entry shares of common stock to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates or book-entry shares of common stock for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of common stock and each of you notifies Apigee in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of common stock, but you will retain your right to vote those shares of common stock at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) approved the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the stockholders of the Company adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not approved and adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Apigee will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Apigee will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay Apigee a termination fee upon the termination of the Merger Agreement, in each case, without limiting the ability of any party to collect any losses resulting from a willful and intentional breach of the Merger Agreement prior to its termination, or any fraud committed in connection with the Merger Agreement or the transactions contemplated thereby. For more details see the sections of this proxy statement captioned “The Merger Agreement—Termination Fees” and “The Merger—Effect on Apigee if the Merger is Not Completed” beginning on pages 106 and 33, respectively.

Q:	What vote is required to approve and adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date is required to approve and adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.  If you hold your shares of common stock in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares of common stock will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.  If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.

Your vote is very important, regardless of the number of shares of common stock that you own. We cannot complete the Merger unless the proposal to approve and adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting?

A:	If a quorum is present, the affirmative vote of a majority of the shares of common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter will have the power to adjourn the Special Meeting. If a quorum is not present, then either the chairperson of the meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, will have the power to adjourn the Special Meeting. The chairperson of the meeting shall have the authority to adjourn the Special Meeting in all other events.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal.  If you hold your shares of common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of common stock will not have any effect on the adjournment proposal.  Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

Your vote is very important, regardless of the number of shares of common stock that you own. We cannot complete the Merger unless the proposal to approve and adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting.

Q:	What is the difference between holding shares of common stock as a stockholder of record and as a beneficial owner?

A:	If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Apigee.

If your shares of common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.”  In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of common stock, to be the stockholder of record.  As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of common stock by following their instructions for voting.  You are also invited to attend the Special Meeting.  However, because you are not the stockholder of record, you may not vote your shares of common stock in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone.  Please be aware that, although there is no charge for voting your shares of common stock, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy.  If you are a record holder or if you obtain a “legal proxy” to vote shares of common stock that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy.  If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares of common stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.  To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares of common stock in “street name,” will my broker vote my shares of common stock for me?

A:

No.  Your bank, broker or other nominee is not permitted to vote your shares of common stock on any proposal currently scheduled to be considered at the Special Meeting.  Your bank, broker or other nominee will only vote your shares of common stock on any proposal currently scheduled to be considered at the Special Meeting if you instruct your bank, broker or other nominee how to vote.  You should follow the procedures provided by your bank, broker or other nominee to vote of your shares of common stock.  Without instructions, your shares of common stock will not be voted on such proposals, which will have the same effect as if you voted against the approval and adoption of the Merger Agreement, but will have no effect on the adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary; or

•	attending the Special Meeting and voting in person by ballot.

Please note, however, that only your latest-dated proxy will count.  If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.  You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Chet Kapoor, our Chief Executive Officer, Tim Wan, our Chief Financial Officer and Stacey Giamalis, our chief counsel, each with the power to act without the other and with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares of common stock voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone for) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of common stock.  If you are a stockholder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Apigee may announce preliminary voting results at the conclusion of the Special Meeting.  Apigee intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Apigee files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	What will the holders of Apigee company options and restricted stock units receive in the Merger?

A:	Each outstanding company option with an exercise price greater than or equal to $17.40 per share will be cancelled at the Effective Time for no consideration.

Except as provided above, each vested company option will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable taxes, equal to the product of (x) the excess of (1) $17.40 over (2) the per share exercise price of such vested company option multiplied by (y) the total number of shares issuable upon the exercise of such vested company option.

Except as provided above, each unvested company option will be assumed and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of (1) $17.40 over (2) the per share exercise price of such unvested company option multiplied by (y) the total number of shares issuable upon the exercise of such unvested company option, with payment of such amounts, less applicable taxes, to be made in accordance with the vesting schedule applicable to such unvested company option immediately prior to the Effective Time, provided that such holder remains employed by or otherwise in service to Google, the Surviving Corporation or their respective subsidiaries on each applicable vesting date, subject to the terms and conditions of the unvested payment plan.

Each outstanding restricted stock unit held by an individual who is an active employee of the Company or its subsidiaries immediately prior to the Effective Time will be assumed and converted into a Google restricted stock unit (a “GSU”) for that number of shares of Alphabet Class C Capital Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of common stock underlying such restricted stock units multiplied by (y) the stock award exchange ratio.  Each such GSU will continue to have, and will continue to be subject to, the same terms and conditions, including vesting terms and continued service requirements, as applied to the restricted stock unit prior to the Effective Time.

Each restricted stock unit held by an individual who is a former employee of the Company or its subsidiaries immediately prior to the Effective Time (other than a non-employee member of the Board of Directors or any consultant or independent contractor to the Company or its subsidiaries) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable taxes, equal to the product of (x) $17.40 multiplied by (y) the total number of shares subject to such award of restricted stock units.

Each restricted stock unit held by (1) a person other than an individual described in the foregoing two paragraphs or (2) any non-employee member of the Board of Directors or any consultant or independent contractor to the Company or its subsidiaries will vest and be settled in shares of common stock and each such share will be cancelled as of the Effective Time and converted into the right to receive the Merger Consideration.

Q: What will happen to the ESPP?

A:	All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) a date prior to the Effective Time (but not later than 10 business days before the Effective Time) and (2) the purchase date of the current purchase period in progress as of September 7, 2016, and the ESPP will terminate as of the Effective Time. No new purchase periods will begin under the ESPP on or after September 7, 2016, and ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP on or after September 7, 2016. All shares of common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the end of 2016. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, stockholders who do not vote in favor of the approval and adoption of the Merger Agreement and who properly demand appraisal of their shares of common stock will be entitled, provided certain other conditions (including relating to the amount of shares of common stock owned by stockholders seeking appraisal) are met, to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL). Stockholders who wish to seek appraisal of their shares of common stock are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Apigee’s directors or officers have interests in the Merger that may differ from those of Apigee’s stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to approve and adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers of Apigee in the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts.  You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import.  Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of $21,750,000;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that receipt of the all-cash Merger Consideration will be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Apigee’s current strategy as an independent company;

•	the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Apigee’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Apigee is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the inability to make certain changes to our business pending the completion of the Merger, and other restrictions on our ability to conduct our business;

•	potential uncertainty in the marketplace, which could lead current and prospective customers to purchase from other vendors or delay purchasing from us;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	other developments beyond our control, including, but not limited to, changes in domestic or global economic conditions that may affect the timing or success of the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•	risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q.  No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.  Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on November 8, 2016, at 10:00 am, Pacific Time, at Hotel De Anza, located at 233 West Santa Clara Street, San Jose, California 95113, unless the Special Meeting is adjourned or postponed.

Attendance at the Special Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis.  Registration and seating will begin at 9:45 am, Pacific Time.  Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the Special Meeting.  Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

If you are a stockholder of record, you may vote in person at the Special Meeting by requesting a ballot when you arrive.  You may be requested to provide proof of stock ownership as of the Record Date.  If you are a beneficial owner of shares held in street name and wish to vote in person at the Special Meeting, you must bring proof of share ownership as of the Record Date (such as a bank or brokerage firm account statement or a letter from the bank, broker or other nominee holding your shares) and obtain a “legal proxy” from the bank, broker or other nominee that holds your shares.  A legal proxy is a written document that will authorize you to vote your shares held in street name at the Special Meeting.  Please contact the bank, broker or other nominee that holds your shares for instructions regarding obtaining a legal proxy.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (1) approve and adopt the Merger Agreement; and (2) adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares of Common Stock Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournments or postponements thereof.  A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113, during regular business hours for a period of no less than ten (10) calendar days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were 30,910,251 shares of common stock issued and outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date, and present in person or represented by proxy, will constitute a quorum at the Special Meeting.  Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting.  However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established.  Broker non-votes, described below under the sub-heading “ –Vote Required; Abstentions and Broker Non-Votes,” will not be included in the calculation of the number of shares considered to be present at the Special Meeting.  Abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining whether a quorum has been achieved.

Vote Required; Abstentions and Broker Non-Votes

Each share of common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the proposals to be considered at the Special Meeting.

The affirmative vote of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date is required to approve and adopt the Merger Agreement.  Approval and adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

If a quorum is present, the affirmative vote of a majority of the shares of common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter will have the power to adjourn the Special Meeting.  If a quorum is not present, then either the chairperson of the meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, will have the power to adjourn the Special Meeting.  The chairperson of the meeting shall have the authority to adjourn the Special Meeting in all other events.  In the event that a quorum is not present at the Special Meeting, the Company currently expects that the meeting will be adjourned to solicit additional proxies.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve and adopt the Merger Agreement.  For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but will have no effect on any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.  A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares of common stock on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares of common stock.  Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters.  The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on the proposals without your instructions.

Shares of Common Stock Held by Apigee’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 11,393,548 shares of common stock, representing approximately 36.9% of the shares of common stock outstanding on the Record Date.  Certain of our directors and executive officers and affiliated stockholders, including investment funds affiliated with certain directors, have entered into voting agreements that obligate them to vote “FOR” the proposal to approve and adopt the Merger Agreement.  As of the close of business on the Record Date, Apigee stockholders subject to the voting agreements collectively have voting power over approximately 47% of the issued and outstanding shares of Apigee common stock.  For more information, see the section captioned “The Voting Agreements” beginning on page 110.

Voting of Proxies

If your shares of common stock are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares of common stock to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card.  You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone.  Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of common stock according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting.  If your shares of common stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person.  If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card.  All shares of common stock represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder.  Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

If you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement.  With respect to any other matters properly presented for a vote at the Special Meeting, the proxy holders will vote your shares in accordance with their best judgment.  If you fail to return your proxy card and you are a holder of record on the Record Date, unless you attend the Special Meeting and vote in person, the effect will be that your shares of common stock will not be considered for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and, assuming a quorum is present, will not affect the proposal regarding the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies.

If your shares of common stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee.  If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee.  If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve and adopt the Merger Agreement, but will not have any effect on the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Secretary; or

•	attending the Special Meeting and voting in person by ballot.

Please note, however, that only your last-dated proxy will count.  If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.  Please note that if you want to revoke your proxy by mailing a new proxy card to us or by sending written notice of a revocation to our Secretary, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the Special Meeting.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.  You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) approved the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the stockholders of Apigee adopt the Merger.  The Board of Directors unanimously recommends that you vote (x) “FOR” the approval and adoption of the Merger Agreement; and (y) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Apigee.  We have retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of $12,500 plus expenses.  We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf.  In addition, we may reimburse the Company’s transfer agent, banks, brokers and other nominees representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to such beneficial owners.  Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication.  No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to approve and adopt the Merger Agreement, we anticipate that the Merger will be consummated by the end of 2016.

Appraisal Rights

If the Merger is consummated, stockholders who do not vote in favor of the approval and adoption of the Merger Agreement and who properly perfect appraisal of their shares of common stock will be entitled, provided certain other conditions (including relating to the aggregate amount of shares of common stock owned by stockholders seeking appraisal) are met, to appraisal of their shares of common stock in connection with the Merger under Section 262 of the DGCL.  This means that such holders of shares of common stock are entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL), so long as they comply with the procedures established by Section 262 of the DGCL.  Due to the complexity of the appraisal process, Apigee stockholders who wish to seek appraisal of their shares of common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of common stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of common stock.

To exercise your appraisal rights, you must (1) submit a written demand for appraisal to Apigee before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to approve and adopt the Merger Agreement; and (3) continue to hold the subject shares of common stock of record through the Effective Time.  Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights.  In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Apigee stockholders who assert appraisal rights unless (x) the total number of shares of common stock for which appraisal rights have been pursued and perfected exceeds 1% of Apigee’s outstanding shares of common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (y) the value of the Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million.  The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.  If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting.  If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Other Information

You should NOT return your stock certificate or send documents representing common stock of Apigee with the proxy card.  If the Merger is completed, the payment agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the Merger Consideration.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 8, 2016

The proxy statement is available at http://www.astproxyportal.com/AST/20056.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card.  This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below.  Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by calling (408) 343-7300 or by writing to Apigee Corporation, 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113, Attention: Corporate Secretary.  Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner.  If a bank, broker or other nominee holds your shares of common stock, please contact your bank, broker or other nominee directly.

Tabulation of Votes

All votes will be tabulated by a representative of American Stock Transfer & Trust Company, LLC, who will act as the inspector of election appointed for the Special Meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Confidential Voting

As a matter of policy, Apigee keeps confidential proxies, ballots and voting tabulations that identify individual stockholders.  However, such documents and the vote of any stockholder are disclosed (1) to the inspector of election and certain of Apigee’s employees and Apigee’s transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote, (2) to Google, Merger Sub and their representatives as appropriate, (3) where disclosure is required by applicable law, (4) where disclosure is requested by you, (5) where Apigee concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes or (6) in a contested proxy solicitation.  Occasionally, stockholders provide written comments on their proxy cards.  All comments received are then forwarded to Apigee’s chief counsel.  If available, Apigee may announce preliminary voting results at the conclusion of the Special Meeting.  Apigee intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 32 of this proxy statement and “The Merger Agreement” beginning on page 83 of this proxy statement.  A copy of the Merger Agreement is attached to this proxy statement as Annex A.  You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote as of the close of business on the Record Date voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger.  If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.  If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against approval and adoption of the Merger Agreement.  Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval and adoption of the Merger Agreement such that the proposal to approve and adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval and adoption of the Merger Agreement and seek to convince the holders of those shares of common stock to change their votes to votes in favor of approval and adoption of the Merger Agreement.  Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.  The Company does not intend to call a vote on this proposal if Proposal 1 is approved by the requisite number of shares of common stock at the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference.  You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Apigee Corporation

10 S. Almaden Blvd., 16th Floor,

San Jose, California 95113

Apigee is a leading provider of application program interface (“API”) technology and services for enterprises and developers.  Apigee provides an intelligent API software platform that allows businesses to scale, secure, analyze and manage APIs as a connection layer between their core IT systems and data and the applications with which their customers, partners, employees and other users engage with the business.  The foundation of Apigee’s platform is Apigee Edge, a robust API-management solution.  Apigee delivers its platform both in the cloud and on premises.  Apigee was incorporated in Delaware on June 3, 2004 and is headquartered in San Jose, California.  Apigee’s common stock is listed on the NASDAQ, under the symbol “APIC”.  Apigee’s principal executive offices are located at 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113, and its telephone number is (408) 343-7300.

Google Inc.

Google’s mission is to organize the world’s information and make it universally accessible and useful. Through products and platforms like Search, Maps, Gmail, Android, Google Play, Chrome and YouTube, Google plays a meaningful role in the daily lives of billions of people and has become one of the most widely-known companies in the world.  Google is a subsidiary of Alphabet Inc.

Areopagus Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Google.  Merger Sub is not an operating company and was specifically formed for the sole purpose of facilitating the Merger.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Apigee, and Apigee will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent.  As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from NASDAQ.  In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.  If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.  As the Surviving Corporation in the Merger, Apigee will continue to exist following the Merger as an indirect wholly owned subsidiary of Google.

If the Merger is completed, each share of common stock outstanding immediately prior to the Effective Time (including shares of common stock resulting from the deemed exercise of the warrant pursuant to the terms and conditions of the Merger Agreement, other than excluded shares) will be canceled, extinguished and automatically converted into the right to the Merger Consideration as described below under the caption “—Merger Consideration”).

The Effective Time will occur upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Apigee if the Merger is Not Completed

If the Merger Agreement is not approved and adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock.  Instead, Apigee will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC.  In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Apigee operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly.  If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock.  If the Merger is not completed, the Board of Directors will continue to evaluate and review Apigee’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate.  If the Merger Agreement is not approved and adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Apigee’s business, prospects or results of operation will not be adversely impacted.

In addition, Apigee will be required to pay to Parent a termination fee of $21,750,000 if the Merger Agreement is terminated under certain specified circumstances, and Parent will be required to pay to Apigee a termination fee of $46,600,000 if the Merger Agreement is terminated under other specified circumstances, in each case, without limiting the ability of any party to collect any losses resulting from a willful and intentional breach of the Merger Agreement prior to its termination, or any fraud committed in connection with the Merger Agreement or the transactions contemplated thereby.  For more information please see the section captioned “The Merger Agreement—Termination Fees.”

Merger Consideration

In the Merger, each share of common stock outstanding immediately prior to the Effective Time (including shares of common stock resulting from the deemed exercise of the warrant pursuant to the terms and conditions set forth in the Merger Agreement) will be canceled, extinguished and automatically converted into the right to receive $17.40 per share in cash, without interest and less any applicable taxes (other than excluded shares).

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares of common stock as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “—Appraisal Rights”).

Background of the Merger

The Company’s Board of Directors has regularly evaluated Apigee’s strategic direction and ongoing business plans with a view toward strengthening Apigee’s business and enhancing stockholder value.  As part of this evaluation, the Board of Directors has, from time to time, considered a variety of strategic alternatives. These have included, among others, (1) the continuation of Apigee’s current business plan as an independent enterprise; (2) modifications to Apigee’s strategy and product suite; (3) potential expansion opportunities into new businesses through acquisitions of other businesses and product lines; and (4) a possible sale of Apigee.

On April 20, 2016, a corporate development executive at a customer of Apigee’s (“Party 1”), had an introductory phone call with Chet Kapoor, the chief executive officer of the Company.  Subsequently, on May 5, 2016, Mr. Kapoor and Tim Wan, the chief financial officer of the Company, met with the representative of Party 1 at the Company’s offices in San Jose, California.  During the meeting, the representative of Party 1 expressed Party 1’s preliminary interest in exploring a potential strategic transaction with the Company.

On May 18, 2016, the Board of Directors held a regularly-scheduled meeting.  Several members of management attended the meeting, as well as representatives from Wilson Sonsini Goodrich & Rosati P.C. (“WSGR”), Apigee’s outside legal advisors.  At this meeting, the Board and members of management discussed various matters related to the ongoing operations and strategic direction of the Company, including a review of the Company’s financial results from the third fiscal quarter of 2016, and preliminary outlook for the Company’s fourth fiscal quarter of 2016.  In a closed session with the other members of the Board, Mr. Kapoor described the preliminary outreach from Party 1 regarding a potential strategic transaction.  After discussion, the Board directed Mr. Kapoor to work with Company management to continue to engage Party 1 to assist with developing Party 1’s understanding of the Company and its businesses, all with a view to clarifying Party 1’s intentions with respect to a potential strategic transaction.  Members of the further discussed with Mr. Kapoor that, if the outreach from Party 1 developed into a concrete proposal, the Board would want to consider engaging a financial advisory firm to assist the Board in evaluating the proposal and/or in conducting a strategic review process, and that Apigee management should in that event investigate candidate advisory firms to propose for the Board’s consideration.

On June 8, 2016, the Company entered into a non-disclosure agreement with Party 1 in order to allow the Company to share information with Party 1 on a confidential basis.  On the same day, representatives of Party 1, including representatives from their corporate development group, met at the Company’s offices with Mr. Kapoor, Mr. Wan, and Anant Jhingran, the chief technology officer of the Company.  At this meeting, the representatives of Apigee presented an overview of the Company, including its business, technology and operations.

On June 22, 2016, a representative of Party 1 called Mr. Kapoor to inform him that the Company would be receiving an indication of interest from Party 1.  Later that day, the Company received a non-binding indication of interest from Party 1 proposing an acquisition of Apigee by Party 1 at an acquisition price of $15.50 per share in cash.  The proposal was subject to the Company agreeing to enter into a thirty-day period of exclusive negotiations with Party 1.  The closing price of the Company’s stock on June 22, 2016 was $12.62 per share.

On June 23, 2016, the Board of Directors held a special meeting, with several members of Apigee management in attendance.  At the special meeting, Mr. Kapoor updated the Board regarding the non-binding indication of interest that had been received from Party 1, and recapped the meetings and discussions with Party 1 which had preceded Party 1’s delivery of the indication of interest.  The members of the Board asked questions and discussed these developments and the Company’s strategic alternatives.  The Board determined that the receipt of the proposal from Party 1 warranted further exploration of the strategic alternatives available to the Company.  Mr. Kapoor noted that, consistent with the Board’s suggestion at the end of its prior meeting, Apigee management had prepared an analysis regarding several candidate financial advisory firms which Apigee might choose to consider engaging to help the Board evaluate strategic alternatives for the Company.  Mr. Kapoor presented this analysis to the Board, including the results of interviews with such firms, recent experience on strategic transactions, and other potential criteria for selection.  Following this discussion, the Board of Directors authorized management to engage Morgan Stanley to assist the Company with respect to the strategic process, in light of, among other criteria, Morgan Stanley’s extensive familiarity with the Company, including its role as joint book-runner for the Company’s initial public offering, its reputation with potential parties which might be interested in pursuing a strategic transaction with Apigee, and its involvement in a number of recent similar transactions in which Morgan Stanley had served as financial advisor to other enterprise software companies.  The Board further directed management to negotiate and finalize an engagement letter with Morgan Stanley, which was subsequently entered into on July 1.  Following this discussion and in light of the proposal received from Party 1, the Board of Directors authorized management, in consultation with the Company’s financial and legal advisors, to initiate a strategic alternatives process, including a targeted outreach to various potential bidders.

Commencing on June 24, 2016, and following instruction from the Board and Company management, representatives of Morgan Stanley initiated contact with a range of parties to evaluate such parties’ interest in a strategic transaction with the Company, as well as to coordinate management meetings with interested parties. Over the course of the next several weeks, Morgan Stanley contacted seven (7) strategic parties (in addition to Party 1), as well as nine (9) financial sponsors in respect of their interest in evaluating a potential transaction with the Company as part of its strategic alternatives process.

In the course of this preliminary outreach, four (4) of the contacted strategic parties, and five (5) of the contacted financial sponsors, indicated to representatives of Morgan Stanley that they would decline to participate in the process.  Between June 25 and July 14, 2016, each of the parties remaining in the process (other than Party 1), including Google, a strategic party we refer to as “Party 2” and a strategic party we refer to as “Party 3”, entered into a non-disclosure agreement to allow the Company to share information on a confidential basis.

After preliminary discussions between representatives of Morgan Stanley and one of the contacted financial sponsors (“Sponsor 1”), on June 24, 2016, Mr. Kapoor met with representatives of Sponsor 1 to discuss the Company’s business, operations and technology, as well as Sponsor 1’s interest in a strategic transaction with the Company.

On June 30, 2016, Mr. Kapoor contacted a representative of Party 1 by email to indicate that representatives of Morgan Stanley would be reaching out to Party 1.  Later that same day, representatives of Morgan Stanley discussed with representatives of Party 1 planned next steps in the evaluation process and informed Party 1 of a meeting of the Board occurring on July 7, 2016 to consider Party 1’s proposal.

On July 5, 2016, members of Apigee management conducted in-person presentations regarding the Company’s business, operations and technology separately with management of Party 2, and with management of a financial sponsor (“Sponsor 2”).

The day following such meetings, representatives of Morgan Stanley spoke with representatives of Party 2 to preview Party 2’s additional due diligence requests that were subsequently provided to representatives of Morgan Stanley on July 7, 2016.

On July 7, 2016, the Board of Directors held a special meeting.  Several members of management attended the meeting, as well as representatives of Morgan Stanley and legal advisors from WSGR.  At the invitation of the Board, a representative of WSGR reviewed the fiduciary duties of the Board of Directors, and explained the relevance of financial projections in the context of a potential strategic transaction.  Members of Company management reviewed the preliminary fiscal year 2017 financial operating plan of the Company, and an overall trended view of the preliminary fiscal year 2018 and 2019 financial forecasts based upon material previously delivered to the Board of Directors (which forecasts form part of the Case A Projections discussed in the section of this proxy statement below captioned “—Management Projections”).  The Board of Directors reviewed and discussed the presented preliminary financial forecasts.

At the request of the Board at the special meeting, the representatives of Morgan Stanley provided an overview of the current state of the strategic alternatives process, including discussing the management due diligence sessions held or planned.  The representatives of Morgan Stanley recapped the strategic and financial sponsor parties who were contacted and noted which parties had expressed an interest in continuing to participate in the process, including that Party 1 was one of those parties who remained engaged in the process, as well as noting the parties who had declined further participation.  The representatives of Morgan Stanley noted that, to date, only Party 1 had provided a non-binding indication of interest, and highlighted Party 1’s proposed terms, including a proposed acquisition price of $15.50 per share in cash and a request for a thirty-day exclusivity period.  The representatives of Morgan Stanley further described other potentially interested parties who could be invited to participate in the process.  Then, the representatives of Morgan Stanley provided an overview of the expected timeline and proposed next steps with respect to the strategic alternatives process.

Next, at the Board’s request, representatives of Morgan Stanley reviewed a preliminary valuation analysis of the Company as a standalone business based upon management’s forecasted business and financial model (the “Case A Projections”), including a comparison to analysts’ consensus estimates; and premiums paid in recent acquisition transactions involving software (both on-premise and SaaS based) companies and in technology acquisitions more broadly.  The Board then discussed its ongoing review of the Company’s stand-alone strategy, focusing on the assumptions underlying the Case A Projections, and the premiums paid in the current market environment.  Following discussion, the Board directed management to develop and provide to the Board for consideration at a future meeting a risk-adjusted version of the preliminary financial model reviewed in the meeting, including updated assumptions and sensitivities, for the Board’s further consideration and decision-making process.  The Board authorized management, in consultation with the Company’s financial and legal advisors, to continue forward with the strategic alternatives process, including by contacting additional potentially interested parties as outlined by Morgan Stanley at the meeting, and further directed management and Morgan Stanley to instruct potential bidders that the Board would be inclined to support a proposal with a price of $18.00 per share in cash or higher to move forward with a potential strategic transaction.

In accordance with guidance from the Board of Directors and Apigee management, starting on July 7, 2016 and continuing through the following week, representatives of Morgan Stanley reached out to seven (7) additional strategic parties to evaluate each such party’s interest in a potential strategic transaction with the Company as well as coordinating management meetings with each party that indicated an interest in participating in the Company’s strategic alternatives process, with two (2) of such additional contacted parties ultimately entering into non-disclosure agreements and the other additional contacted parties declining to participate in the process.

Also on July 7, 2016, members of Apigee management, together with representatives of Morgan Stanley, conducted an in-person presentation regarding the Company’s business, technology and operations with management of Party 1 and its financial advisor.  At the meeting, representatives of Apigee and Morgan Stanley reiterated to Party 1 the Board of Directors’ decision to conduct a process to explore a sale of the Company, that Party 1’s price was not viewed by the Board as sufficiently high to preempt the strategic alternatives process, that the Company was not prepared to enter into negotiations with Party 1 at that time for a proposed price of less than $18.00 per share in cash, and that the Company was expecting bids to be received, including any potential revised bid from Party 1, in advance of the Board’s planned meeting on July 22, 2016.

On July 11, 2016, Apigee management conducted a due diligence call with Party 2 and continued to discuss Party 2’s interest in pursuing an acquisition of the Company.  During the period from July 13 to July 20, 2016, Party 2 provided the Company with a series of additional due diligence requests, and the Company responded to such requests, and representatives of the Company and of Party 2 held additional due diligence discussions.

From July 12 to July 18, 2016, members of Company management separately met with or had telephone conferences with members of management of seven (7) of the interested parties to present an overview of the Company and its business, including to the management of Google, Party 3 and Sponsor 1, as well as to two (2) additional strategic parties and to two (2) financial sponsors.  Following these meetings, Apigee and its representatives had no further substantive contacts regarding a potential transaction with any party contacted as part of the strategic alternatives process, other than Google, Party 1, Party 2 and Party 3.

On July 15, 2016, each of Google and Party 3 separately indicated to representatives of Morgan Stanley its respective desire to move forward with a further evaluation of a potential acquisition of the Company.  Party 3 also noted it would require at least a month to prepare a proposal, to which representatives of Morgan Stanley responded that it would be challenging for the Company’s process to accommodate such a delay and emphasized that Party 3 should perform its evaluation and prepare any proposal as expeditiously as possible within the same timeframe as other potential bidders.  Google noted it would require several weeks to determine if it would be interested in submitting a proposal, and that it would not be likely to be able to make such determination in advance of the Board of Directors’ planned meeting on July 22, 2016, to which representatives of Morgan Stanley responded that Google should perform its evaluation and prepare any proposal as expeditiously as possible within the same timeframe as other potential bidders.

In addition, on July 15, 2016, the Board of Directors had a special meeting.  Several members of management attended the meeting, as well as legal advisors from WSGR.  At the invitation of the Board, a representative of WSGR reviewed the fiduciary duties of the Board of Directors, and explained the relevance of financial projections in the context of a potential strategic transaction.  Mr. Wan then recapped the preliminary fiscal year 2017 financial operating plan of the Company, and an overall trended view of the preliminary fiscal year 2018, 2019, 2020 and 2021 financial forecasts based upon material previously delivered to the Board (which forecasts form part of the Case A Projections).  Mr. Wan also reviewed a preliminary risk-adjusted fiscal year 2017 through 2021 financial plan (the “Case B Projections”) which had been prepared at the request of the Board of Directors at the July 7, 2016 special meeting.  Following Mr. Wan’s review, the Board of Directors discussed the Case B Projections overall, including the assumptions and sensitivities, and directed Mr. Wan to make a few adjustments to certain assumptions.

At the request of the Board of Directors, members of Apigee management then reviewed recent progress in the strategic alternatives process, including contacts and discussions with potential bidders.  The Board further authorized management, in consultation with the Company’s financial and legal advisors, to continue forward with the strategic alternatives process.

On July 16, 2016 and July 17, 2016, the Company received due diligence requests from Party 3 and Google, respectively, to which the Company prepared written responses over the subsequent days.

On July 19, 2016, the Board of Directors of the Company held a special meeting.  Several members of Company management attended the meeting, as did legal advisors from WSGR.  Mr. Wan reviewed the Case B Projections which had been revised at the request of the Board at the July 15, 2016 special meeting.  Next, Mr. Wan highlighted a number of assumptions and related sensitivities made in this revised case with the Board of Directors.  Following Mr. Wan’s review, the Board of Directors discussed the Case B Projections overall, including the assumptions and sensitivities.  The Board then approved the Case B Projections, as revised, and directed management to deliver such projections to Morgan Stanley for use in its valuation analysis of the Company (which Case B Projections are discussed in the section of this proxy statement below captioned “—Management Projections”) based on a risk-adjusted financial model, reflecting greater consideration of some of the macro challenges in achieving the Case A Projections.

On July 20, 2016, a representative of Party 2 reached out to a representative of Morgan Stanley to indicate that Party 2 would be delivering to the Company a non-binding indication of interest, proposing a price of $14.50 per share in cash.  The representative of Morgan Stanley indicated to the representative of Party 2 that it was his expectation that such a proposed price would not be competitive with the other proposals, and indicated that Party 2 would likely need to materially increase its proposed price in order to remain in the process.  Later on July 20, 2016, the Company did receive the anticipated non-binding indication of interest from Party 2, proposing a price of $14.50 per share in cash.  The proposal was subject to the Company entering into a thirty-day exclusivity period with Party 2.  The closing price of the Company’s stock on July 20, 2016 was $12.15.

On July 21, 2016, the Board of Directors held a special meeting.  Several members of management attended the meeting, as well as representatives of Morgan Stanley and legal advisors from WSGR.  At the request of the Board of Directors, representatives of Morgan Stanley reviewed the status of the strategic alternatives process and the discussions to date with the participants in the process, including the non-binding preliminary indications of interest received to date from Party 1 and Party 2.  Representatives of Morgan Stanley also reviewed the participation of the additional parties, including Google and Party 3, who had been engaged in the process and who had indicated continued interest in evaluating the Company but had yet to complete their diligence in order to be in a position to submit a proposal to the Company.  At the request of the Board of Directors, representatives of Morgan Stanley also provided an overview of the strategic parties and financial sponsors that had declined to participate or had elected to discontinue in the process.  The representatives of Morgan Stanley noted that including Party 1, twenty-four (24) parties had been contacted, including fifteen (15) strategic parties and nine (9) financial sponsors.  The representatives of Morgan Stanley further noted that ten (10) of these parties had participated in meetings with Apigee management, but that other than Party 1, Party 2, Party 3 and Google, each party (including Sponsor 1 and Sponsor 2) had declined further participation in Apigee’s strategic alternatives process.

Next, at the direction of the Board of Directors a representative of Morgan Stanley provided a preliminary valuation analysis of the Company as a standalone enterprise based upon each of the Case A and Case B Projections, and reviewed premiums and revenue multiples paid in recent acquisition transactions involving software (both on-premise and SaaS based) companies as well as premiums paid in technology acquisitions more broadly.  The Board of Directors, members of management, and the Company’s financial and legal advisors discussed next steps and the potential timeline of the strategic alternatives process and related considerations. Following such discussion, the Board of Directors authorized and directed that management, in consultation with the Company’s financial and legal advisors, continue with the strategic alternatives process as discussed, and directed representatives of Morgan Stanley to inform Party 2 that Apigee would not pursue further discussions on the basis of its current non-binding indication of interest.

Later on July 21, 2016, representatives of Party 2 contacted representatives of Morgan Stanley and communicated that Party 2 would not materially increase their proposed price above $14.50 per share in cash. Consistent with the direction of Apigee management and the Board of Directors, the representatives of Morgan Stanley responded by informing the representatives of Party 2 that Party 2’s proposal of $14.50 per share in cash would not be sufficient to merit continued engagement of the Company with Party 2 unless they materially improved their offer.  The Company did not have any further material contacts with Party 2 as part of Apigee’s strategic alternatives process.

Also on July 21, 2016, representatives of Morgan Stanley informed Party 1 that the Company had received an additional non-binding indication of interest and was expecting other proposals, noting that the Company intended to continue to engage in strategic discussions with Party 1 and other interested parties.  At the direction of Apigee management and the Board of Directors, representatives of Morgan Stanley also indicated to representatives of Party 1 that the Board was not prepared to enter into exclusive negotiations at that time for a proposed price of less than $18.00 per share in cash.  Party 1 declined to modify its proposal and its representatives stated that Party 1 might be prepared to increase its proposal, but would only do so if it would be able to enter into a period of exclusive negotiation with Apigee.

Also on July 21, 2016, representatives of Morgan Stanley met with representatives of Google in Mountain View, California to review the Company’s responses to Google’s preliminary due diligence request.  In addition, at the direction of Company management as consistent with the direction of the Board of Directors, representatives of Morgan Stanley indicated to Google that the Company had instructed Morgan Stanley to communicate to bidders that the Board would be inclined to support a proposal with a price of $18.00 per share in cash or higher to move forward with a potential strategic transaction.

On July 27, 2016, the Company provided Google with a supplemental due diligence information presentation.  The following day, Google requested additional due diligence information, which Apigee provided to Google the same day.  On July 29, 2016, members of Apigee management met with representatives of Google, including Diane Greene, a senior vice president in charge of Google’s cloud business, to give an overview of the Company’s business, technology and prospects.

On July 28, 2016, members of Apigee management participated in an in-person and video conference with representatives of Party 1 to further discuss the Company’s technology, business and prospects.

On July 29, 2016, representatives of Morgan Stanley spoke to representatives of Party 3 regarding next steps and to evaluate Party 3’s continued interest in acquiring the Company.  The representatives of Party 3 reiterated that Party 3 would likely be unable to prepare a proposal until the week of August 22, 2016, to which representatives of Morgan Stanley responded that the Company’s process would not likely be able to accommodate such a delay.  Party 3 requested a follow-up meeting with management to evaluate the opportunity further.  Subsequent to this request, on August 3, 2016, members of Apigee management met with Party 3 to discuss follow-up due diligence items, and the Company also continued to respond to additional diligence requests from Party 3.

On August 1, 2016, representatives of Google and representatives of Morgan Stanley discussed the potential timing of receiving a proposal from Google as well as having a follow-up meeting to discuss due diligence requests.

On August 2, 2016, Apigee received a revised non-binding indication of interest from Party 1 with a proposed indicative price of $16.50 per share in cash.  The proposal was subject to the Company entering into a thirty-day exclusivity period.  The closing price of the Company’s stock on August 2, 2016 was $12.30.  Party 1 requested that Apigee respond to its proposal by August 5, 2016.

Also on August 2, 2016, representatives of Morgan Stanley spoke to representatives of Google for an update on their evaluation of the Company, and Google indicated that they were still deciding whether or not to submit a proposal.  Morgan Stanley informed them the process was moving quickly and recommended a meeting the next day between Mr. Kapoor and Ms. Greene of Google since both were attending a conference hosted by Morgan Stanley in Deer Valley, Utah.

Also on August 2, 2016, representatives of Morgan Stanley spoke to representatives of Party 3 to indicate that the process was moving quickly and that the Company’s process would not likely be able to accommodate Party 3’s previously indicated timing of August 22.  In addition, at the direction of Company management and the Board of Directors, representatives of Morgan Stanley indicated to Party 3 that the Company had instructed Morgan Stanley to communicate to bidders that the Board would be inclined to support a proposal with a price of $18.00 per share in cash or higher to move forward with a potential strategic transaction.

On August 3, 2016, Mr. Kapoor and Ms. Greene met for breakfast to discuss the potential transaction in Deer Valley, Utah at a conference hosted by Morgan Stanley, at which meeting they discussed, among other topics, potential synergies from a strategic transaction between Google and the Company, and potential roles for Mr. Kapoor following such a transaction.  Following this meeting, representatives of Google informed representatives of Morgan Stanley that Google intended to complete its due diligence with the intent of submitting a proposal to acquire Apigee.

On August 4, 2016, members of Apigee management and representatives of Morgan Stanley met with Google to discuss follow-up due diligence items.  Following the meeting, Google delivered additional due diligence requests, to which the Company responded.

On August 5, 2016, the Board of Directors held a special meeting.  Several members of management attended the meeting, as well as representatives of Morgan Stanley and legal advisors from WSGR.  Mr. Kapoor and representatives of Morgan Stanley discussed recent developments in the strategic alternatives process, including the status of discussions and negotiations with Google, Party 1 and Party 3, which were the remaining interested strategic parties, and the revised non-binding indication of interest from Party 1.  Mr. Kapoor and representatives from Morgan Stanley also discussed a plan for engagement with such parties, as well as a potential timeline for the process.  After discussion, the Board authorized and directed the Company’s management, in consultation with the Company’s financial and legal advisors, to continue engagement with these interested strategic parties.

Later on August 5, 2016, at the direction of Company management and the Board of Directors, representatives of Morgan Stanley reiterated to representatives of Party 1 that the Board was not prepared to enter into negotiations based on a proposed price of $16.50 per share in cash and that the Board would be inclined to support a proposal with a price of $18.00 per share in cash or higher to move forward with a potential strategic transaction.  The representatives of Party 1 indicated that Party 1 would consider this feedback.

On August 9, 2016, representatives of Morgan Stanley spoke to representatives of Party 3 to discuss timing and process.  That same day, representatives of Morgan Stanley spoke to representatives of Google, who provided an update on Google’s internal process.

On August 12, 2016, representatives of Morgan Stanley and representatives of Google had a telephone conference to discuss the current status of the strategic alternatives process and planning for a potential transaction.  That same day, representatives of Morgan Stanley met with representatives of Party 1 to discuss the current status of the process.

On August 15, 2016, a press article was published, speculating that there was currently a sale process underway for the Company.  On that day, the closing price of the Company’s stock was $14.32 per share.

On August 15 and 16, 2016, representatives of Morgan Stanley informed Google that unless it promptly submitted a proposal, there was a risk Apigee could enter into exclusive negotiations with another party.

On August 17, 2016, representatives of Google called representatives of Morgan Stanley to indicate that Google would be in a position to submit a proposal that evening or the next morning, but would only do so once Apigee confirmed that the Board of Directors was prepared to meet promptly to consider such proposal, and that such proposal would be subject to a short expiration.  Following that discussion, the Company convened a meeting of the Board for the following day.  After discussing with certain members of the Board of Directors, Mr. Kapoor instructed Morgan Stanley to notify representatives of each of Party 1 and Party 3 that the Company’s strategic alternatives process would be concluding imminently and that the Board of Directors would be meeting the following day with the objective of entering into a period of exclusive negotiations with the highest bidder.

Also on August 17, 2016, representatives of Morgan Stanley and representatives of the Company had multiple communications with representatives of Party 1.  During those conversations, representatives of Party 1 indicated that Party 1 may be willing to meet and discuss a bid higher than $16.50 per share in cash, but that it was not willing to pursue a transaction at a price as high as $18.00 per share.  Representatives of Morgan Stanley informed the representatives of Party 1 that Party 1’s then-current bid of $16.50 per share in cash may be insufficient to prevail, and instructed Party 1 to submit its best and final offer.  Party 1 declined to further increase its bid at that time, and Party 1’s representatives reiterated that they would not be willing to increase their proposed price without exclusive negotiations.

Also on August 17, 2016, representatives of Morgan Stanley contacted representatives of Party 3 to update them on the timing of the strategic alternatives process and its potential conclusion.

On the morning of August 18, 2016, Apigee received a non-binding indication of interest from Google with a proposed price of $17.10 per share in cash, which, by its terms, would expire at 4:00 p.m. Pacific time that day. The proposal was subject to the Company entering into a three-week period of exclusive negotiations with Google.  The closing price of the Company’s stock on August 18, 2016 was $14.28.  Following receipt of the Google proposal, representatives of Morgan Stanley again called Party 1 and informed them that they were not the highest bid, requested that they submit their best and final offer, and reiterated that the Board of Directors’ intent was to enter into exclusive negotiations with the highest bidder.

Also on the morning of August 18, 2016, Party 3 informed representatives of Morgan Stanley that it would not be submitting a bid for consideration.

On the morning of August 18, 2016, the Board of Directors held a special meeting.  Several members of Company management attended the meeting, as well as representatives of Morgan Stanley and legal advisors from WSGR.  At the request of the Board, representatives of Morgan Stanley updated the Board on developments in the strategic alternatives process, including describing the progression of discussions and negotiations with the several interested strategic parties, as well as recapping the prior outreach to the other contacted strategic parties and financial sponsors.  A representative of Morgan Stanley next discussed in detail both Party 1’s revised non-binding indication of interest which proposed a price of $16.50 per share in cash, and the non-binding indication of interest from Google which proposed a price of $17.10 per share in cash, and further described the valuation proposition implied by each of these two indications of interest in light of the preliminary valuation analysis of the Company as a standalone enterprise.  A representative of Morgan Stanley also reminded the Board of Directors that Party 2 had not participated further in the process after deciding not to increase its initial proposal of $14.50 per share in cash.  The representative of Morgan Stanley further noted that Party 3 had continued to indicate that it was not yet in a position to submit a proposal.

At the special meeting, the representative of Morgan Stanley noted that Google’s non-binding indication of interest was expressly contingent on the Company’s willingness to enter into an exclusivity agreement through September 7, 2016 that would give Google a period of exclusive negotiations during which the parties could negotiate the non-price terms of a transaction and finalize confirmatory legal due diligence, and that Google had indicated its proposal would be withdrawn if the Company did not enter into such an exclusivity agreement with Google prior to 4:00 p.m. Pacific time on August 18, 2016.  A representative of WSGR discussed various implications of the proposed exclusivity agreement, including that it would require the Company to discontinue any further marketing efforts and negotiations to seek a higher price for the Company from other parties during the exclusivity period, and recapped certain aspects of the Board of Directors’ fiduciary duties in relation to its consideration of a sale transaction.  Further discussion ensued among the members of the Board of Directors, management, and the Company’s financial and legal advisors with respect to the foregoing, including, among other items, legal aspects of the proposals received and the fiduciary duties of the Board in evaluating such proposals and considering the Company’s stand-alone strategy.

Following discussion at the special meeting, the Board of Directors authorized Apigee management and Morgan Stanley to inform Party 1 that its current proposed price of $16.50 in cash was not the highest bid, and that the Company intended to agree to a period of exclusivity with a party other than Party 1 by the end of the day, unless Party 1 raised its bid.  In light of Party 1’s prior indication that it would not be willing to contemplate a potential transaction for a price as high as $18.00 per share, and in light of input from Morgan Stanley and the Board of Directors’ view that Party 1 might be willing to submit a revised non-binding proposal with an increased priced in the range of $17.00 to $17.50 per share in cash, the Board directed Morgan Stanley to seek a proposed price of at least $17.50 per share in cash from Google in exchange for the Company agreeing to enter into an exclusivity arrangement.  The Board further authorized management to commence negotiations on the non-price terms of a proposed transaction with the bidder with whom the Company entered into an exclusivity agreement, with a view to accepting such proposal if the parties could reach agreement on the non-price terms of the proposed transaction.

After the special meeting of the Board of Directors on August 18, 2016, at the direction of Apigee management, representatives of Morgan Stanley asked Google to increase its proposed price to $17.55 per share in order for the Company to enter into an exclusivity agreement with Google.

During the course of the day on August 18, 2016, representatives of Morgan Stanley and the Company had multiple communications with representatives of Party 1 on behalf of the Company to reiterate to Party 1 that based on the current proposals received, it was anticipated that the Board of Directors would agree to a period of exclusivity with a party other than Party 1 by the end of the day, unless Party 1 raised its bid.  Representatives of Party 1 asked representatives of Morgan Stanley for an indication of the price hurdle Party 1 would need to meet for the Company to move forward with Party 1, and representatives of Morgan Stanley declined to provide price guidance beyond that which had already been given to all parties.  During these discussions, Party 1 did not increase its previously-proposed price.

Later that day, Google indicated that it would increase the price per share in its indicative non-binding proposal to $17.40 per share, subject to the Company agreeing to a three-week exclusivity period with Google. Following that discussion, representatives of Morgan Stanley indicated to representatives of Party 1 that the Company was in final negotiations with the high bidder and that the Company would enter into an exclusivity agreement by 4:00 p.m. Pacific time.

Later in the day on August 18, 2016 at approximately 4:00 p.m. Pacific time, and in light of the facts that Party 1 had not provided an increased proposed price above $16.50 per share in cash, that Google had increased its proposed price to $17.40 per share in cash, that Google had previously indicated that its proposal would expire shortly, and that there was a risk that Google might cease further participation in the process, the Company entered into an exclusivity agreement with Google with the exclusivity period scheduled to end on September 7, 2016.  At the direction of the Board of Directors, a representative of WSGR delivered an initial draft of the Merger Agreement to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to Google.

Over the following weeks, Google’s management, together with its advisors, engaged in detailed confirmatory due diligence with Apigee, which included access to a data room, and meetings and presentations on, among other things, accounting, finance, legal, intellectual property and tax matters.  Over a similar period of time, representatives of WSGR and Skadden, together with members of management of Apigee and Google, negotiated the non-price terms of the Merger Agreement, such as the scope of the Company’s obligations not to solicit alternative transaction proposals, the Board’s right to change its recommendation in favor of the Merger, Apigee’s right to terminate the Merger Agreement to accept a superior proposal, and the scope of the parties’ respective representations, warranties and other covenants.  In particular, representatives of WSGR and Skadden exchanged multiple drafts of the Merger Agreement, and, at the direction of Apigee and Google, negotiated, among other items, the parties’ obligations with respect to seeking regulatory approval of the Merger, and Google’s conditions to closing with respect to the accuracy of certain of the Company’s representations.

On September 2, 2016, the Board of Directors held a special meeting.  Several members of Apigee management attended the meeting, as well as representatives of Morgan Stanley and legal advisors from WSGR. At the direction of the Board of Directors, a representative of WSGR gave a presentation on the fiduciary duties of Board of Directors in the context of potential strategic transactions.  The Board of Directors asked questions throughout the presentation.

Also at the special meeting, at the request of the Board of Directors, a representative of Morgan Stanley updated the Board on developments in the strategic alternatives process since the prior Board meeting, and recapped the prior outreach to the contacted strategic parties and financial sponsors who were no longer participating in the process.  The representative of Morgan Stanley then recapped in detail the progression of discussions and negotiations with the several remaining interested strategic parties and the history of the bidding process with Party 1 and Google, including that the Company had received an indication of interest from Party 1, which ultimately proposed a price of $16.50 per share in cash, and an indication of interest from Google, which had ultimately proposed a price of $17.40 per share in cash, and further described the valuation proposition implied by each of these two indications of interest in light of the preliminary valuation analysis of the Company as a standalone enterprise which had been discussed at prior Board meetings.  A representative of Morgan Stanley also reminded the Board that Party 2 had declined to participate further in the process after submitting an initial proposal of $14.50 per share in cash, and that as of August 18, 2016, Party 3 was continuing its review and had indicated that it was not yet in a position to submit a proposal.  The representative of Morgan Stanley indicated that Morgan Stanley had not heard from Party 3 since such date.  The Board made inquiries in this regard and discussion ensued.  A representative of Morgan Stanley then discussed that Google’s indication of interest had been expressly contingent on the Company’s willingness to enter into an exclusivity agreement, which the Company had agreed to on August 18, 2016.

Next, a representative of Morgan Stanley reviewed with the Board of Directors the valuation analysis of the Company as a standalone enterprise based upon management’s forecasted business and financial model reflected in the Case B Projections as previously directed by the Board.  A representative of Morgan Stanley also reviewed premiums and revenue multiples paid in recent acquisition transactions involving software and cloud-based companies as well as premiums paid in technology acquisitions more broadly.  The Board of Directors made inquiries of representatives of Morgan Stanley with respect to the foregoing, and discussion ensued.

At the direction of the Board of Directors, a representative of WSGR then reviewed the key terms of the proposed Merger Agreement and the voting agreements, all of which remained subject to ongoing negotiations. The representative of WSGR highlighted the provisions of the Merger Agreement relating to closing certainty, regulatory approvals (including discussing the possibility of proposing a termination fee payable by Google to Apigee in certain circumstances related to a termination following a failure to receive clearance from antitrust authorities), the Company’s ability to entertain and accept any unsolicited competing acquisition proposals that it might receive during the pendency of a transaction with Google (and the related termination fee payable by the Company in certain circumstances principally related to a termination connected to the Company accepting a superior proposal for an acquisition by another party).  In addition, the representative of WSGR reviewed certain other terms with the Board of Directors, including those concerning the transaction structure, approval of the transaction by the Company’s stockholders, and various other representations, warranties, conditions and covenants under the Merger Agreement.  Finally, the representative of WSGR noted certain open terms which were still being negotiated with Google and Skadden.  The Board of Directors provided feedback and direction on the remaining unresolved issues in the Merger Agreement and instructed WSGR and Company management to seek to finalize these issues in accordance with its guidance.

Further discussion then ensued among members of the Board of Directors, management, and the Company’s financial and legal advisors with respect to the foregoing, including, among other items, legal aspects of the proposals received and the fiduciary duties of the Board in evaluating such proposals and considering the Company’s stand-alone strategy.

Mr. Kapoor then discussed the proposed communication plan with respect to a transaction with Google should the parties resolve the outstanding items still under negotiation in the Merger Agreement.  Mr. Kapoor also noted the exclusivity period with Google was scheduled to terminate on September 7, 2016, and that Skadden had communicated to WSGR that Google desired to extend the exclusivity period.  The Board of Directors discussed the positive and negative aspects of extending exclusivity.  The Board authorized Mr. Kapoor to extend the exclusivity period if Mr. Kapoor determined in his discretion that it would be necessary or helpful in finalizing the Merger Agreement.

On September 4, 2016, the Company and Google entered into a letter agreement amending the exclusivity agreement between the parties to extend the term of exclusive negotiations through September 9, 2016.

Between September 2 and September 7, 2016, representatives of WSGR and Skadden, together with members of management of Apigee and Google, continued to negotiate the remaining terms of the Merger Agreement, including negotiating the parent termination fee of $46,600,000 payable to Apigee by Google in certain circumstances related to a termination of the Merger Agreement following a failure to receive clearance from antitrust authorities, and the company termination fee of $21,750,000 payable by Apigee to Google in certain circumstances following a termination of the Merger Agreement (including in connection with accepting a superior proposal). For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees” beginning on page 106.  Also during this time, representatives of WSGR and Skadden, together with members of management of Apigee and Google, finalized documentation related to the Merger Agreement, including the voting agreements discussed in the section of this proxy statement below captioned “—Voting Agreements” and Google’s management, together with its advisors, finalized its due diligence investigation of Apigee.

On September 6, 2016, representatives of Google orally previewed with Mr. Kapoor the key terms of a draft offer letter between Google and Mr. Kapoor, proposed to become effective following the consummation of the Merger. On September 7, 2016, after negotiation, representatives of Google delivered such draft offer letter to

Mr. Kapoor, along with similar draft offer letters to certain other members of Apigee management. After further negotiation, such offer letters were subsequently executed by Google and, as applicable, by Mr. Kapoor and by such other members of Apigee management on the evening of September 7, 2016 substantially concurrently with the execution of the Merger Agreement. For more information, see the sections of this proxy statement captioned “—Interests of Apigee’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger.”

On September 7, 2016, the Board of Directors held a special meeting.  Several members of Company management attended the meeting, as well as representatives of Morgan Stanley and legal advisors from WSGR. Representatives of WSGR presented the Merger Agreement, and described the final changes to the Merger Agreement, which had been finalized with Skadden earlier that day, subject to final review and approval by the Board.

Morgan Stanley then delivered its oral opinion, subsequently confirmed in writing, that as of September 7, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of Company common stock (other than excluded shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.  For more information about Morgan Stanley’s opinion, see the section of this proxy statement below captioned “The Merger—Opinion of the Company’s Financial Advisor, beginning on page 48.”

After discussing potential reasons for and against the proposed transaction (see below under the headings “—Recommendation of the Board of Directors” and “—Reasons for the Merger”), the Board of Directors unanimously (among those directors present at the special meeting) (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) approved the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the stockholders of Apigee adopt the Merger Agreement.

In addition, the Board of Directors considered and adopted a revision to Apigee’s bylaws that establishes personal jurisdiction of the state and federal courts located within the State of Delaware in connection with certain actions brought by Apigee stockholders in a court other than a court located in the State of Delaware.

On September 6, 2016, the board of directors of Alphabet Inc., Google’s parent company, also met and approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

On the evening of September 7, 2016, the Company, Google and Merger Sub executed the Merger Agreement, and the parties to the voting agreements executed the voting agreements.  Following the execution of the Merger Agreement, on the morning of September 8, 2016 and prior to the opening of trading on NASDAQ, the Company issued a press release and Google issued a blog post announcing the transaction.

On September 12, 2016, in recognition that two members of the Board of Directors were unable to be present at the time the vote was taken with respect to the Merger Agreement and the transactions contemplated thereby at the special meeting of the Board on September 7, 2016, but desired to formalize their support of the Merger, there was a special meeting of the Board of Directors.  At the meeting, the Board of Directors unanimously ratified the Board’s prior resolutions from September 7, 2016 (1) to determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) to determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) to approve the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) to resolve to recommend that the stockholders of Apigee adopt the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Apigee and its stockholders; (3) approved the execution and delivery of Merger Agreement, the performance by Apigee of its covenants and obligations thereunder and the consummation of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the stockholders of the Company adopt the Merger.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval and adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Apigee management, representatives of its financial advisors and outside legal counsel.  In recommending that stockholders vote in favor of approval and adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily exhaustive or presented in order of relative importance):

•	the fact that the all-cash $17.40 Merger Consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders;

•	the thorough review of Apigee’s strategic and financial alternatives, including that:

•	Apigee received an unsolicited offer from Party 1 for a strategic transaction;

•	24 different parties and potential buyers were invited to participate or were involved in the sales process over two rounds of inquiries made by Morgan Stanley, including nine private equity sponsors and fifteen strategic buyers, in an effort to obtain the best value reasonably available to stockholders;

•	of these parties, six strategic buyers and five private equity sponsors entered into non-disclosure agreements, of which all but one ultimately met with Apigee’s management team to discuss Apigee’s business;

•	of the parties that made final and complete bids to acquire Apigee, none made a final bid in excess of the $17.40 Merger Consideration. Party 1 declined to make a revised bid above their prior offer of $16.50 per share, Party 2 declined to offer in excess of $14.50 per share and Party 3 was unprepared to submit a bid over the course of five weeks of discussions;

•	the risk that prolonging the strategic and financial alternatives process further could have resulted in the loss of a favorable opportunity to successfully consummate the transaction with Google;

•	the fact that Google would not need to obtain financing to close the Merger; and

•	the oral opinion of Morgan Stanley, subsequently confirmed in writing, that as of September 7, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of the Company common stock (other than excluded shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion of Morgan Stanley is more fully described below under the heading “The Merger—Opinion of the Company’s Financial Advisor,” beginning on page 47.

•	the Board of Directors’ understanding of Apigee’s business and operations, and its current and historical results of operations, financial prospects and condition, including its projected stand-alone financial performance embodied in the Management Projections;

•	the perceived risks and benefits of a variety of strategic alternatives for Apigee, including (1) the continuation of Apigee’s current business plan as an independent enterprise; (2) modifications to Apigee’s strategy and product suite; (3) potential expansion opportunities into new businesses through acquisitions of other businesses and product lines; and (4) a possible sale of Apigee;

•	the relationship of the $17.40 Merger Consideration to the trading price of Apigee’s common stock, including that the Merger Consideration constituted a premium of:

•	approximately 21.5% over the closing price of Apigee’s common stock on August 15, 2016, the last trading day prior to the publication of a media report that Apigee was considering a sale;

•	approximately 37.0% over the average closing price of Apigee’s common stock over the thirty (30) day trading period as of August 15, 2016, the last trading day prior to the publication of a media report that Apigee was considering a sale;

•	approximately 41.5% over the closing price of Apigee’s common stock on August 2, 2016, the last trading date prior to the commencement of an unexplained run-up in the trading price of Apigee’s common stock; and

•	approximately 43.1% over the average closing price of Apigee’s common stock over the thirty (30) day trading period as of August 2, 2016, the last trading date prior to the commencement of an unexplained run-up in the trading price of Apigee’s common stock;

•	the recent and historical market prices of Apigee’s common stock;

•	the Board of Directors’ belief, based on discussions and negotiations with Google, that the $17.40 Merger Consideration was the highest price Google would be willing to pay per share of common stock;

•	the Board of Directors’ fiduciary duties to stockholders under Delaware law;

•	the competitive landscape and the dynamics of the market in which Apigee operates; and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk;

•	the financial terms of selected precedent transactions of comparable size to the Merger, including the premia to the stock price of the companies acquired in such transactions;

•	the terms of the Merger Agreement and the related agreements, including:

•	Apigee’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals (see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals”);

•	Apigee’s ability to terminate the Merger Agreement in order to accept a superior proposal, subject to paying Google the company termination fee of $21,750,000 and other conditions of the Merger Agreement (see the section of this proxy statement captioned “The Merger Agreement—Termination Fees”);

•	the Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter third parties from making a superior proposal, including the Merger Agreement’s terms and conditions as they relate to the ability of the Board of Directors to make a company board recommendation change (see the sections of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals” and “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”);

•	the fact that the Board of Directors believes that the company termination fee of $21,750,000 is reasonable, consistent with fees in comparable transactions and not preclusive of other offers (see the section of this proxy statement captioned “The Merger Agreement—Termination Fees”);

•	Apigee’s entitlement to the parent termination fee of $46,600,000 if the Merger Agreement is terminated under certain circumstances (see the sections of this proxy statement captioned “The Merger Agreement—Termination Fees” and “The Merger—Regulatory Approvals Required for the Merger”);

•	Apigee’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	that the Merger is subject to the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Apigee common stock;

•	the likelihood of satisfying the conditions to complete the Merger and the likelihood that the Merger will be completed; and

•	the Board of Directors’ view that the Merger Agreement was the product of arm’s-length negotiation and contained customary terms and conditions.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily exhaustive or presented in order of relative importance):

•	the risks that the Merger might not be completed due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the requirement that Apigee pay Google the company termination fee of $21,750,000 under certain circumstances following termination of the Merger Agreement, including if the Board of Directors were to terminate the Merger Agreement to accept a superior proposal (see the section of this proxy statement captioned “The Merger Agreement—Termination Fees”);

•	the fact that the requirement that Google pay Apigee the parent termination fee of $46,600,000 would not be available in all circumstances in which the Merger Agreement might be terminated (see the sections of this proxy statement captioned “The Merger Agreement—Termination Fees” and “The Merger—Regulatory Approvals Required for the Merger”);

•	the risks and costs associated with any legal proceedings that may be instituted against Apigee and others related to the Merger Agreement;

•	the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Apigee’s relationships with its employees (including making it more difficult to attract and retain or recruit key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert management and employees’ attention away from Apigee’s business operations;

•	the fact that an all cash transaction would be taxable to Apigee’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the fact that stockholders would not participate in any future earnings or growth of Apigee and would not benefit from any appreciation in value of Apigee, including any appreciation in value that could be realized as a result of the successful execution of Apigee’s current strategy or improvements to our operations;

•	the possibility that Google could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Apigee’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Apigee is unable to solicit other acquisition proposals during the pendency of the Merger (see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals”);

•	the restrictions on the conduct of our business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Apigee from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Apigee might have pursued;

•	potential uncertainty in the marketplace, which could lead current and prospective customers to purchase from other vendors or delay purchasing from Apigee;

•	the significant costs, fees, expenses and charges involved in connection with entering into the Merger Agreement and completing the Merger;

•	other developments beyond the control of Apigee, including, but not limited to, changes in domestic or global economic conditions that may affect the timing or success of the Merger;

•	the fact that the completion of the Merger will require antitrust clearance in the United States, Austria and Germany (including that there may be conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval (see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger”);

•	the risk that Apigee’s business, sales operations and financial results could suffer in the event that the Merger is not consummated;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Apigee common stock; and

•	the fact that Apigee’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Apigee’s other stockholders (see below under the caption “—Interests of Apigee’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes many of the material factors considered by the Board of Directors in its consideration of the Merger.  After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks.  In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations.  Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors.

The Board of Directors adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and unanimously recommends that stockholders approve and adopt the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of the Company’s Financial Advisor

The Company retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of the Company.  The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in the Company’s industry, and its knowledge and understanding of the Company’s business and affairs.  In connection with the Merger, at the meeting of the Board of Directors on September 7, 2016, Morgan Stanley rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, that as of September 7, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration of $17.40 per share in cash to be received by the holders of shares of the Company common stock (other than shares of the Company common stock (i) held by the Company as treasury stock, (ii) owned by Google, Merger Sub or the Company or any of their direct or indirect wholly-owned subsidiaries, or (iii) held by a holder who has not voted in favor of approval and adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Morgan Stanley, dated as of September 7, 2016, is attached to this proxy statement as Annex B and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley in rendering its opinion.  Morgan Stanley’s opinion was directed to the Company’s Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of the Company common stock (other than excluded shares) pursuant to the Merger Agreement as of the date of the opinion.  It did not address any other aspects or implications of the Merger and was not intended to, and does not, constitute an opinion or a recommendation as to how the stockholders of the Company should act in connection with any of the transactions contemplated by the Merger Agreement nor as to how the stockholders of the Company should vote at any stockholders’ meeting that may be held in connection with the Merger.  The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company;

•	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	Reviewed certain financial projections prepared by the management of the Company;

•	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	Reviewed the reported prices and trading activity for the Company common stock;

•	Compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly-traded companies comparable with the Company and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of the Company and Google and their financial and legal advisors;

•	Reviewed the Merger Agreement and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion.  Morgan Stanley further relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company.  In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the definitive Merger Agreement would not differ in any material respect from the draft furnished to Morgan Stanley.  Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger.  Morgan Stanley is not a legal, tax or regulatory advisor.  Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.  Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company common stock in the Merger.  Morgan Stanley did not make any independent valuation or appraisal of the Company’s assets or liabilities, nor was Morgan Stanley furnished with any such valuations or appraisals.  Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 7, 2016.  Events occurring after September 7, 2016 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 7, 2016 to the Board of Directors.  The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses.  Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 7, 2016, the last full trading day prior to the meeting of the Board of Directors at which Morgan Stanley rendered its opinion.  Some of the various analyses summarized below were based on the closing price of $14.32 per share of the Company common stock as of August 15, 2016 (the last full trading day prior to the publication of a media report that Apigee was considering a sale), and are not necessarily indicative of current market conditions.  Some of these summaries of financial analyses include information presented in tabular format.  In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley was directed by the Company’s Board of Directors to use and rely upon certain financial projections provided by the Company’s management, which are referred to below as “Management Case B” and referred to elsewhere in this proxy statement as the Case B Projections (as more fully described in the section of this proxy statement captioned “—Management Projections.”  In addition, in performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used certain financial projections based on Wall Street research reports and referred to below as the “Street Case.”

Public Trading Comparables Analysis.

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.  Morgan Stanley reviewed and compared certain financial estimates for the Company with comparable publicly available consensus equity analyst research estimates for cloud software companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalization, profitability, and/or similar operating characteristics (we refer to these companies as the comparable companies).  These comparable companies were the following:

Next Generation Infrastructure Companies

•	Red Hat Inc.

•	Salesforce.com Inc.

•	ServiceNow Inc.

•	Splunk Inc.

Disruptive Software Companies

•	Atlassian Corporation Plc

•	Hortonworks, Inc.

•	New Relic Inc.

•	Tableau Software Inc.

Transitioning Software Companies

•	Box Inc.

•	Callidus Software Inc.

•	FireEye, Inc.

•	Xactly Corp.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of revenue multiples and applied these ranges of multiples to the estimated calendar years 2016 and 2017 revenue for the Company, based on consensus Wall Street research.

Based on the outstanding shares of the Company common stock on a fully diluted basis (including outstanding options, warrants and restricted stock units) as provided by the Company’s management on September 2, 2016, Morgan Stanley calculated the estimated implied value per share of the Company common stock as of September 7, 2016 (the last full trading day prior to the meeting of the Company’s Board of Directors at which Morgan Stanley rendered its opinion) as follows:

Consensus Estimated Revenue	Selected Comparable Company Revenue Multiple Ranges	Implied Value Per Share of the Company Common Stock ($)
Calendar Year 2016	3.0x – 6.0x	10.92 – 19.45
Calendar Year 2017	2.0x – 5.0x	9.76 – 20.86

Morgan Stanley noted that the consideration to be received by holders of shares of the Company common stock (other than the excluded shares) pursuant to the Merger Agreement is $17.40 per share.

No company utilized in the public trading comparables analysis is identical to the Company.  In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control.  These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

For the companies listed above, Morgan Stanley observed the following:

Company	CY2016E Revenue Multiple	CY2017E Revenue Multiple
Next Generation Infrastructure Companies
Red Hat Inc.	5.4x	4.7x
Salesforce.com Inc.	6.3x	5.2x
ServiceNow Inc.	9.8x	7.6x
Splunk Inc.	8.9x	7.0x
Disruptive Software Companies
Atlassian Corporation Plc	13.4x	10.3x
Hortonworks, Inc.	2.3x	1.7x
New Relic Inc.	8.0x	6.3x
Tableau Software Inc.	5.1x	4.1x
Transitioning Software Companies
Box Inc.	5.0x	4.0x
Callidus Software Inc.	5.4x	4.5x
FireEye, Inc.	4.2x	3.7x
Xactly Corp.	4.9x	4.0x

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future revenues.  The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value.  In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of the Company common stock on a standalone basis.  As directed by the Company’s Board of Directors, Morgan Stanley utilized estimates from Management Case B for purposes of its discounted equity value analysis, as more fully described below.  To calculate the discounted equity value using Management Case B, Morgan Stanley used fiscal year 2018 revenue projections set forth in Management Case B provided by the Company’s management on July 20, 2016.  In addition, Morgan Stanley calculated the discounted equity value using the Street Case.  Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of revenue multiples to these estimates and applied a discount rate of 11.9%, which rate was used based on the Company’s estimated cost of equity as of September 7, 2016.  Morgan Stanley estimated the cost of equity of 11.93% for the Company by using the capital asset pricing model.  The inputs to the model consisted of: (1) a beta of 1.39, (2) a risk-free rate of 1.54% and (3) a market premium of 6%.  In its calculation, Morgan Stanley used a Barra predicted beta and a risk-free rate that was equal to the 10-year treasury rate.  A size adjustment of 2.04% was made.  These estimates were made by Morgan Stanley upon application of its professional judgment and experience.

The following table summarizes Morgan Stanley’s analysis:

Source of Fiscal Year 2018 Estimated Revenue	Comparable Company Revenue Multiple Ranges	Implied Value Per Share of the Company Common Stock ($)
Street Case	2.5x – 4.0x	11.39 – 16.82
Management Case B	2.5x – 4.0x	10.96 – 16.16

Morgan Stanley noted that the consideration to be received by holders of shares of the Company common stock (other than the excluded shares) pursuant to the Merger Agreement is $17.40 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of such company’s estimated future cash flows and the terminal value of such company.  Morgan Stanley calculated a range of equity values per share for the Company common stock based on a discounted cash flow analysis to value the Company as a standalone entity.  As directed by the Company’s Board of Directors, Morgan Stanley utilized estimates from Management Case B for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated the estimated unlevered free cash flow which Morgan Stanley defined as adjusted earnings before interest, taxes, depreciation and amortization, less (1) stock-based compensation expense, (2) taxes, and (3) capital expenditures, and less or plus, as applicable, (4) changes in working capital. The Management Case B estimates through fiscal year 2021 were based on projections prepared by the Company’s management, and the estimated unlevered free cash flow for fiscal years 2022 through 2026 were based on extrapolations of such estimates discussed with, and approved by, the Company’s management. Morgan Stanley calculated the net present value of free cash flows for the Company for fiscal years 2017 through 2026.  Based on the perpetual growth rates ranging from 2.5% to 3.5%, selected based upon the application of its professional judgment and experience, Morgan Stanley calculated terminal values in the year 2026.  In addition, Morgan Stanley performed an analysis taking into account the impact of the Company’s existing net operating losses (“NOLs”).  The free cash flows and terminal values were discounted to present values as of July 31, 2016 at discount rates ranging from 10.9% to 12.9%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of the Company’s weighted average cost of capital as of September 7, 2016.  Morgan Stanley estimated the cost of equity for the Company by using the capital asset pricing model.  The inputs to the model consisted of: (1) a beta of 1.39, (2) a risk-free rate of 1.54% and (3) a market premium of 6%.  The cost of equity range of 10.93% to 12.93% was calculated, based on the application of Morgan Stanley’s professional judgment and experience, by adding and subtracting 100 basis points to the calculated cost of equity of 11.93%.  In its calculation, Morgan Stanley used a Barra predicted beta and a risk-free rate that was equal to the 10-year treasury rate.  A size adjustment of 2.04% was made.  Using a post-tax cost of debt of 4.55% and a debt to total capitalization rate of 0.4%, Morgan Stanley calculated a weighted cost of capital range of 10.90% to 12.90%.  These estimates were made by Morgan Stanley upon application of its professional judgment and experience.

Based on the Company’s cash balance as reflected in the Company’s July 31, 2016 balance sheet and the outstanding shares of the Company common stock on a fully diluted basis (including outstanding options, warrants and restricted stock units) as provided by the Company’s management as of September 2, 2016, Morgan Stanley calculated the estimated implied value per share of the Company common stock as of July 31, 2016 as follows:

Implied Value Per Share of the Company Common Stock ($)
Management Case B	14.86 – 18.73

Morgan Stanley noted that the consideration to be received by holders of shares of the Company common stock (other than the excluded shares) pursuant to the Merger Agreement is $17.40 per share.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the Merger.  Morgan Stanley compared publicly available statistics for technology cloud software transactions, selected based on Morgan Stanley’s professional judgment and experience and familiarity with the Company’s industry, with an equity value between $500 million and $5 billion occurring in 2016 up to September 7, 2016 (the last full trading day prior to the meeting of the Company’s Board of Directors at which Morgan Stanley rendered its opinion).  Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger, most notably because the transactions involved similar companies in the software industry.  The following is a list of the software transactions reviewed:

Selected Cloud and Software Transactions (Target / Acquiror):

Cvent Inc. / Vista Equity Partners

Textura Corp. / Oracle Corporation

Opower Inc. / Oracle Corporation

Marketo Inc. / Vista Equity Partners

Demandware Inc. / Salesforce.com Inc.

Qlik Technologies Inc. / Thoma Bravo

AVG Technologies C.Z. s.r.o. / Avast Software s.r.o.

Imprivata Inc. / Thoma Bravo

LogMeIn Inc. / Citrix Systems Inc.

Fleetmatics USA Inc. / Verizon Communications Inc.

For the transactions listed above, Morgan Stanley noted the aggregate value of the transaction as a multiple to the next twelve months’ revenue, based on publicly available information and the Street Case based on Wall Street research.

For the transactions listed above, Morgan Stanley observed the following:

Target	Acquiror	NTM Revenue Multiple
Cvent Inc.	Vista Equity Partners	6.5x
Textura Corp.	Oracle Corporation	6.3x
Opower Inc.	Oracle Corporation	3.3x
Marketo Inc.	Vista Equity Partners	5.9x
Demandware Inc.	Salesforce.com Inc.	9.1x
Qlik Technologies Inc.	Thoma Bravo	3.5x
AVG Technologies C.Z. s.r.o.	Avast Software s.r.o.	3.0x
Imprivata Inc.	Thoma Bravo	3.5x
LogMeIn Inc.	Citrix Systems Inc.	5.9x
Fleetmatics USA Inc.	Verizon Communications Inc.	6.3x

Morgan Stanley also reviewed 123 precedent transactions occurring between 2011 and September 7, 2016, which involved U.S. publicly listed companies in the technology sector and which had a transaction value of greater than $250 million and all-cash consideration.  For these transactions, Morgan Stanley noted the distributions of the following financial statistics, where available: (1) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); (2) the implied premium to the acquired company’s 30-trading-day average closing share price prior to announcement (or the last 30-trading-day average closing share price prior to the share price being affected by acquisition rumors or similar merger-related news); (3) the implied premium to the acquired company’s 60-trading-day average closing share price prior to announcement (or the last 60-trading-day average closing share price prior to the share price being affected by acquisition rumors or similar merger-related news); and (4) the implied premium to the acquired company’s 90-trading-day average closing share price prior to announcement (or the last 90-trading-day average closing share price prior to the share price being affected by acquisition rumors or similar merger-related news).

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant financial statistic for the Company.  The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistics	Representative AV to Estimated NTM Revenue Multiple Ranges	Implied Value Per Share of the Company Common Stock ($)
Source of Fiscal 2017 Estimated Revenue
Street Case	3.5x – 6.0x	13.81 – 21.86

25th to 75th Percentile Ranges
Premia to Price Before Leak
Premium to 1-Day Spot	20% – 49%	17.15 – 21.37
Premium to 30-Day Average Closing Share Price	25% – 51%	15.82 – 19.14
Premium to 60-Day Average Closing Share Price	26% – 55%	15.42 – 18.96
Premium to 90-Day Average Closing Share Price	28% – 54%	14.60 – 17.55

Morgan Stanley noted that the consideration to be received by holders of shares of the Company common stock (other than the excluded shares) pursuant to the Merger Agreement is $17.40 per share.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger.  In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control.  These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which the Company and the Merger are being compared.  The fact that points in the range of implied present value per share of Company common stock derived from the valuation of precedent transactions were less than or greater than the consideration for the Merger is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger, but one of many factors Morgan Stanley considered.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board of Directors, including the following information described under the sections titled “Trading Range” and “Equity Research Analysts’ Future Price Targets.”

Trading Range

Morgan Stanley noted the trading range with respect to the historical share prices of the Company common stock.  Morgan Stanley reviewed the range of closing prices of the Company common stock for various periods ending on August 15, 2016 (the last full trading day prior to the publication of a media report that Apigee was considering a sale).  Morgan Stanley observed the following:

Period Prior to August 15, 2016	Range of Trading Prices ($)
Last Month (7/15/16 – 8/15/16)	11.72 – 14.88
Last Three Months (5/15/16 – 8/15/16)	10.55 – 14.88
Last Six Months (2/15/16 – 8/15/16)	5.65 – 14.88
Last Twelve Months (8/15/15 – 8/15/16)	5.45 – 14.88

Morgan Stanley noted that the consideration to be received by holders of shares of the Company common stock (other than the excluded shares) pursuant to the Merger Agreement is $17.40 per share.

Morgan Stanley observed that the Company common stock closed at $14.32 per share on August 15, 2016 (the last full trading day prior to the publication of a media report that Apigee was considering a sale).  Morgan Stanley noted that the consideration per share of the Company common stock of $17.40 pursuant to the Merger Agreement reflected a 21.5% premium to the closing price per share of the Company common stock on August 15, 2016, a 37.0% premium to the average closing price per share of the Company common stock for the 30 trading days prior to and including August 15, 2016, a 42.3% premium to the average closing price per share of the Company common stock for the 60 trading days prior to and including August 15, 2016 (which figure was revised from 58.8% cited in the materials delivered to the Board of Directors, which was the spot premium from the 60th trading day prior to August 15, 2016), a 52.3% premium to the average closing price per share of the Company common stock for the 90 trading days prior to and including August 15, 2016 (which figure was revised from 89.1% cited in the materials delivered to the Board of Directors, which was the spot premium from the 90th trading day prior to August 15, 2016), and a 16.9% premium to the highest closing price per share of the Company common stock for the twelve months prior to and including August 15, 2016.  Morgan Stanley also observed that the Company common stock closed at $12.30 per share on August 2, 2016 (the last full trading day prior to an unexplained run-up in the trading price of the Company common stock).  Morgan Stanley noted that the consideration per share of the Company common stock of $17.40 pursuant to the Merger Agreement reflected a 41.5% premium to the closing price per share of the Company common stock on August 2, 2016, a 43.1% premium to the average closing price per share of the Company common stock for the 30 trading days prior to and including August 2, 2016, a 48.9% premium to the average closing price per share of the Company common stock for the 60 trading days prior to and including August 2, 2016, a 59.6% premium to the average closing price per share of the Company common stock for the 90 trading days prior to and including August 2, 2016, and a 34.3% premium to the highest closing price per share of the Company common stock for the twelve months prior to and including August 2, 2016.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed future public market trading price targets for the Company common stock prepared and published by equity research analysts from March 23, 2016 to August 17, 2016.  These one-year forward targets reflected each analyst’s estimate of the future public market trading price of the Company common stock.  The range of undiscounted analyst price targets for the Company common stock was $14.00 to $19.00 per share.  The range of analyst price targets per share for the Company common stock discounted for one year at a rate of 11.9%, such discount rate selected by Morgan Stanley upon the application of its professional judgment and experience, to reflect the Company’s cost of equity as of September 7, 2016, was $12.51 to $16.98 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company common stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

General

In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion.  The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered.  Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion.  In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions.  As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control.  These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general.  Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of the Company common stock (other than excluded shares) pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated September 7, 2016, to the Board of Directors.  These analyses do not purport to be appraisals or to reflect the prices at which shares of the Company common stock might actually trade.

The consideration to be received by the holders of shares of the Company common stock (other than excluded shares) pursuant to the Merger Agreement was determined through arm’s-length negotiations between the Company and Google and was approved by the Board of Directors.  Morgan Stanley provided advice to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to the Company or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger.  Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.  Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to whether the stockholders of the Company should take any action in connection with the Merger nor as to how the stockholders of the Company should vote at any stockholders’ meeting that may be held in connection with the Merger.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Company’s Board of Directors in deciding to approve and adopt the Merger Agreement, declare the advisability of the Merger and approve the transactions contemplated thereby.  Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Company’s Board of Directors with respect to the consideration pursuant to the Merger Agreement or of whether the Company’s Board of Directors would have been willing to agree to different consideration.  Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise.  Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses.  Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services.  Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Google and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Board of Directors with financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and the Company has agreed to pay Morgan Stanley a fee of approximately $12.4 million (the “Transaction Fee”) for its services, approximately $9.3 million of which is contingent upon the closing of the Merger and $3.1 million (the “Announcement Fee”) of which has already been paid following the execution of the Merger Agreement.  In addition, in the event the Merger is not completed and the Company receives a reverse termination fee from Parent in connection with such termination, Morgan Stanley would be entitled to receive a fee equal to twenty five percent (25%) of such reverse termination fee, provided that such amount will not exceed fifty percent (50%) of the total Transaction Fee which would otherwise have been payable to Morgan Stanley and against which the Announcement Fee will be credited.  The Company has also agreed to reimburse Morgan Stanley for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement.  In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley has provided equity underwriting services for the Company for which it was paid approximately $2.1 million.  In the period from August 30, 2014 to August 30, 2016, the Institutional Securities Group of Morgan Stanley (“Morgan Stanley ISG”), provided services to Alphabet Inc. (“Alphabet”), the parent holding company of Google, for which it was paid approximately $9.6 million.  The services that Morgan Stanley ISG provided to Alphabet to earn these fees included (1) debt underwriting and (2) other miscellaneous financing services.  Morgan Stanley may seek to provide financial advisory and financing services to Alphabet, Google and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Management Projections

Apigee does not, as a matter of course, publicly disclose long-term projections as to its future financial performance. However, in connection with Apigee’s consideration of its strategic alternatives (including continuation as a stand-alone enterprise) and subsequent negotiation of the Merger during the summer of 2016, at the request of the Board of Directors, Apigee management prepared two sets of financial projections for fiscal years 2017-2021, each of which was presented to the Board of Directors at meetings in July 2016 (individually, the “Case A Projections” and the “Case B Projections,” and collectively, the “Management Projections”).  The Management Projections were subsequently provided to representatives of Morgan Stanley and representatives of Google, and the Case A Projections were provided to certain other potential bidders, including Party 1, Party 2 and Party 3.

The Case A Projections assume that the Company will execute to all expectations with minimal execution risk.  As detailed under the section captioned “—Background of the Merger” beginning on page 33, following a request from the Board of Directors, Apigee management prepared a second set of financial projections in the same manner as the Case A Projections, except with certain adjustments to reflect revised assumptions and related sensitivities related to risks faced by the Company’s business, including execution risks, pricing compression due to increased competition and lower average sales price, the continued impact of Brexit and related challenges in the EMEA region, demand changes in the financial services market, and modest gains in sales productivity, and therefore represent a case that Apigee management and the Board of Directors considered more likely to be achieved (and represent a more realistic assessment of the Company’s anticipated future performance) than the Case A Projections.

The Management Projections were the only financial forecasts with respect to Apigee provided by Apigee for use by its financial advisors in performing their financial analyses during the strategic and financial review process.  The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement because the Management Projections were made available to the Board of Directors, Morgan Stanley and Google and its representatives in Apigee’s strategic and financial review process and in connection with Google’s due diligence review of Apigee.  The Management Projections were also made available to Morgan Stanley for use in connection with their provision of financial advisory services as described in this proxy statement.  As described in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor”, the Board of Directors instructed Morgan Stanley to use the Case B Projections in connection with its fairness opinion, as the Board of Directors had determined that the Case B Projections were more likely to reflect the future business performance of Apigee on a stand-alone basis than would the Case A Projections.

The Management Projections were not prepared with a view to compliance with (1) Generally Accepted Accounting Principles (“GAAP”); (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  KPMG LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them.  The Management Projections included in this proxy statement have been prepared by Apigee management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Apigee management, taking into account the relevant information available to Apigee management at the time.  This information is not fact and should not be relied upon as being necessarily indicative of actual future results.  Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, Apigee’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws.  In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger.  As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections.  The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.  The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, Apigee, Morgan Stanley, Google or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results.  The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, nor any of the other proposals to be voted on at the Special Meeting.  We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate.  In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP gross profit, adjusted earnings before interest, taxes, depreciation and amortization

(“Adjusted EBITDA”), and unlevered free cash flow, which Apigee believes are helpful in understanding the Management Projections and which were presented to the Board of Directors and used by Morgan Stanley to perform various financial analyses requested by the Board.  The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Apigee’s consolidated financial statements prepared in accordance with GAAP, which are incorporated by reference into this proxy statement, and the reconciliation to GAAP measures presented herein. Due to the forward-looking nature of the Management Projections, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available.  Apigee’s management regularly uses Apigee’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

The Management Projections are forward-looking statements.  For information on factors that may cause Apigee’s actual future results to materially vary from the Management Projections, see the information under the section captioned “Forward-Looking Statements”.

Apigee – Summary of Case A Projections

(US$ in millions)

Consolidated Income Statement and Cash Flows

	2017E	2018E	2019E	2020E	2021E
Revenue	$120.1	$162.4	$213.2	$275.9	$341.1
Gross Profit	$89.7	$127.0	$172.5	$228.4	$285.8
Adjusted EBITDA	$(17.7)	$1.1	$26.4	$53.9	$76.0
Unlevered Free Cash Flow(1)	$(0.1)	$24.9	$49.9	$62.0	$75.6

(1)	Unlevered free cash flow is defined as Adjusted EBITDA, less stock based compensation, less tax expense, plus decrease in net working capital, less capital expenditures.

Apigee – Summary of Case B Projections

(US$ in millions)

Consolidated Income Statement and Cash Flows

	2017E	2018E	2019E	2020E	2021E
Revenue	$114.6	$147.5	$187.8	$231.6	$273.5
Gross Profit	$83.7	$110.7	$145.5	$182.6	$217.1
Adjusted EBITDA	$(19.1)	$(6.8)	$15.2	$37.7	$56.6
Unlevered Free Cash Flow(1)	$(2.4)	$14.5	$29.2	$43.3	$55.7

(1)	Unlevered free cash flow is defined as Adjusted EBITDA, less stock based compensation, less tax expense, plus decrease in net working capital, less capital expenditures.

Interests of Apigee’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve and adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally, as more fully described below.  The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by the Company’s stockholders.  The consummation of the Merger will constitute a “change in control,” a “change of control” and/or any term of similar meaning.

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that:

•	the Surviving Corporation will (and Google will cause the Surviving Corporation to) indemnify and hold harmless to the fullest extent permitted by applicable law or pursuant to any indemnification agreements listed in the confidential disclosure letter to the Merger Agreement in effect on the day of the day of the Merger Agreement, each indemnified person (as defined in the Merger Agreement) from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (1) any action or omission or alleged action or omission in such indemnified person’s capacity as a director, officer, employee or agent of Apigee or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (2) any of the transactions contemplated by the Merger Agreement. With such indemnification obligations subject to certain restrictions as described in the Merger Agreement;

•	the Surviving Corporation and its subsidiaries will (and Google will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of Apigee and its subsidiaries under any and all indemnification agreements set forth in the confidential disclosure letter to the Merger Agreement between Apigee or any of its subsidiaries, on the one hand, and any indemnified persons (as defined in the Merger Agreement) on the other hand. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Google will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of Apigee and its subsidiaries as of the date of the Merger Agreement, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law; and

•	the Merger Agreement also provides that prior to the Effective Time, Apigee may (and, if Google requests, will) purchase, following reasonable consultation with Google, a six year prepaid “tail” policy of officers and directors liability insurance. If Apigee does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Google will cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect, on substantially similar terms and conditions to the current or former directors and officers of Apigee and its subsidiaries, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by Apigee as of the date of the Merger Agreement. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Google or the Surviving Corporation, as applicable, is subject to an annual premium cap of 250% of the aggregate annual premiums currently paid by Apigee for such coverage for its last full fiscal year. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Stock Awards of the Company

Treatment of Company Options

As of October 7, 2016, there were 4,410,896 outstanding company options, of which 2,560,381 were held by our directors and executive officers, and 4,065,527 outstanding company options with an exercise price less than $17.40 per share, of which 2,289,499 were held by our directors and executive officers.

At the Effective Time, each company option (whether vested or unvested) with a per share exercise price that equals or exceeds $17.40 will be cancelled at the Effective Time for no consideration.

At the Effective Time, and except as provided above, each vested company option outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of (1) $17.40 over (2) the per share exercise price of such vested company option multiplied by (y) the total number of shares of common stock issuable upon the exercise of such vested company option (the “vested option consideration”).  As soon as practicable (and in no event more than 30 calendar days) following the Closing Date, Parent will cause the Surviving Corporation to pay to each holder of a vested company option the vested option consideration (if any), less applicable taxes.

At the Effective Time, and except as provided above, each unvested company option outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of (1) $17.40 over (2) the per share exercise price of such unvested company option multiplied by (y) the total number of shares of common stock issuable upon the exercise of such unvested company option (the “unvested option consideration”), with payment of the unvested option consideration, less applicable taxes, to be made in accordance with the vesting schedule applicable to such unvested company option immediately prior to the Effective Time, provided that such holder remains employed by or otherwise in service to Parent, the Surviving Corporation or their respective subsidiaries on each applicable vesting date, subject to the terms and conditions of the unvested payment plan.

In addition, each executive officer is eligible to receive immediate vesting of 100% of his or her outstanding company options under his or her Company offer letter (as defined below) upon a termination of employment by the Company or its successor without cause (excluding by reason of death or disability) or by the individual for good reason, in either case, within the period beginning one month preceding, and ending 12 months following the Merger, as described more fully below.  Similarly, the Google offer letters with each of Messrs.  Kapoor, Jhingran and Ramaswamy, which will supersede their Company offer letters upon the Closing Date, provide that each such executive officer is eligible to receive immediate vesting of 100% of his outstanding unvested option consideration upon a termination of employment by the Company or Google without cause or by the individual for good reason, in either case, within the first 12 months following the Merger.

Please see “The Merger—Equity Interests of Apigee’s Executive Officers and Non-Employee Directors,” for additional information regarding the company options held by the executives and the non-employee members of the Board of Directors.

Treatment of Restricted Stock Units

As of October 7, 2016, there were 2,287,864 outstanding restricted stock units, of which 332,750 were held by our directors and executive officers.

At the Effective Time, each restricted stock unit held by an individual who is an active employee of the Company or its subsidiaries immediately prior to the Effective Time which is outstanding immediately prior to the Effective Time will be assumed and converted into GSUs in respect of that number of shares of Alphabet Class C Capital Stock (rounded down to the nearest whole share) equal to the product of (1) the number of shares of Company common stock underlying such restricted stock units multiplied by (2) the stock award exchange ratio.  Each such GSU will continue to have, and will continue to be subject to, the same terms and conditions, including vesting terms and continued service requirements, as applied to the restricted stock unit prior to the Effective Time (but, taking into account any changes thereto provided for in the Company employee benefits plans or in the underlying award agreement by reason of the Merger Agreement or the transactions contemplated thereby).

For purposes of the Merger Agreement, “stock award exchange ratio” means the quotient obtained by dividing (1) $17.40 by (2) the volume-weighted average trading price of Alphabet’s Class C Capital Stock for a five trading day period, starting with the opening of trading on the seventh trading day prior to the Closing Date.

At the Effective Time, each restricted stock unit held by an individual who is a former employee of the Company or its subsidiaries immediately prior to the Effective Time (other than a non-employee member of the Board of Directors or any consultant or independent contractor to the Company or its subsidiaries) which is outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) $17.40 multiplied by (y) the total number of shares of common stock subject to such award of restricted stock units (the “restricted stock unit consideration”).  As soon as practicable (and in no event more than 30 calendar days following the Closing Date, Parent shall cause the Surviving Corporation to pay to each holder of restricted stock units the restricted stock unit consideration, less any applicable taxes.

At the Effective Time, each restricted stock unit held by (1) a person other than an individual described in the foregoing two paragraphs or (2) any non-employee member of the Board of Directors or any consultant or independent contractor to the Company or its subsidiaries which is outstanding immediately prior to the Effective Time will vest and be settled in Company common stock and each such share shall be canceled in exchange for the Merger Consideration.

In addition, each executive officer is eligible to receive immediate vesting of 100% of his or her outstanding restricted stock units under his or her Company offer letter upon a termination of employment by the Company or its successor without cause (excluding by reason of death or disability) or by the individual for good reason, in either case, within the period beginning one month preceding, and ending 12 months following the Merger, as described more fully below.  Similarly, the Google offer letters with each of Messrs.  Kapoor, Jhingran and Ramaswamy, which will supersede their Company offer letters upon the Closing Date, provide that each such executive officer is eligible to receive immediate vesting of 100% of his outstanding GSUs into which his restricted stock units converted (as described above) upon a termination of employment by the Company or Google without cause or by the individual for good reason, in either case, within the first 12 months following the Merger.

Please see “The Merger—Equity Interests of Apigee’s Executive Officers and Non-Employee Directors,” for additional information regarding the restricted stock units held by the executives and the non-employee members of the Board of Directors.

Treatment of Purchase Rights under the ESPP

The purchase period in effect as of September 7, 2016 will be the final purchase period under the ESPP.  All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) a date prior to the Effective Time (but not later than 10 business days before the Effective Time) and (2) the purchase date of the current purchase period in progress, and the ESPP will terminate as of the Effective Time.  No new purchase periods will begin under the ESPP on or after September 7, 2016, and ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP after September 7, 2016.  All shares of common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Equity Interests of Apigee’s Executive Officers and Non-Employee Directors

The following table sets forth for each Company executive officer and director, as of October 7, 2016, (1) the number and aggregate dollar value of shares of Company common stock held by the individual, (2) the number and aggregate dollar value of shares of Company common stock subject to company options that are vested with an exercise price less than $17.40 per share held by the individual, (3) the number and aggregate dollar value of shares of Company common stock subject to company options that are unvested with an exercise price less than $17.40 per share held by the individual, and (4) the number and aggregate dollar value of shares of common stock subject to outstanding restricted stock units held by the individual.  Company options that are unvested and restricted stock units held by each director will vest in connection with the Merger and company options that are unvested and restricted stock units held by each executive officer, will vest in the event of a qualifying termination of employment following the completion of the Merger.

The table below sets forth the estimated amounts that each Company executive officer and director would be eligible to receive in respect of his or her shares of common stock, company options and restricted stock units based on the Merger Consideration of $17.40 per share (minus the applicable exercise price for the company options).  Depending on when the Merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the Merger or, in the case of company options that are vested, may be exercised by the executive officer or director.  Certain of our directors are affiliated with investment funds that own shares of Apigee common stock.  For more information regarding the beneficial ownership of directors and officers of Apigee common stock, see the section captioned “Security Ownership of Certain Beneficial Owners and Management.”

No new shares of common stock or equity awards were issued or granted to any executive officer or director in contemplation of the Merger.

	Common Stock		Vested Options		Unvested Options		Restricted Stock Units		Shares
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	RSUs (#)	Total ($)	Total ($)
Executive Officers
Chet Kapoor	531,136	9,241,766	821,214	12,366,115	585,161	4,577,284	77,500	1,348,500	27,533,665
Tim Wan	13,417	233,456	13,125	131,119	69,375	526,556	68,750	1,196,250	2,087,381
Stacey Giamalis	344	5,986	75,446	962,535	88,907	836,870	26,250	456,750	2,262,141
Anant Jhingran	42,615	741,501	154,902	2,523,430	83,257	667,878	38,750	674,250	4,607,059
Shankar Ramaswamy	32,079	558,175	81,058	674,298	137,536	1,134,683	112,500	1,957,500	4,324,656
Directors
Bob L. Corey	0	0	31,052	519,065	19,000	174,800	3,000	52,200	746,065
Neal Dempsey(1)	0	0	0	0	0	0	0	0	0
Promod Haque(1)	0	0	0	0	0	0	0	0	0
William “BJ” Jenkins, Jr.	4,350	75,690	39,674	527,506	32,892	359,508	3,000	52,200	1,014,904
Edmond Mesrobian	0	0	24,477	245,455	32,423	309,406	3,000	52,200	607,061
Robert Schwartz(1)	0	0	0	0	0	0	0	0	0

(1)	For more information on shares held by entities with which this individual is affiliated, please see the section of this proxy captioned “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 114.

Treatment of Director Equity Awards Upon Change in Control or Termination Following Change in Control

The Company has entered into offer letters with each of Bob L. Corey, William “BJ” Jenkins, Jr. and Edmond Mesrobian that provide that if the individual’s service to the Company is terminated upon a change in control or within 12 months thereafter, the individual’s options will fully accelerate.

At the Effective Time, each outstanding company option (whether vested or unvested) held by a non-employee member of the Board of Directors will be cancelled and converted into the right to receive the vested option consideration.

Immediately prior to the Effective Time, each outstanding restricted stock unit held by a non-employee member of the Board of Directors will vest and be settled in shares of common stock and each such share will be cancelled as of the Effective Time and converted into the right to receive the Merger Consideration.

Payments Upon Change in Control

The Company will pay a lump-sum transaction bonus to each of the following executive officers upon the closing of the Merger, in each case, subject to the individual’s continued employment with the Company through the closing of the Merger, in the following amounts, less applicable taxes:

•	Chet Kapoor — $500,000

•	Tim Wan — $70,000

•	Stacey Giamalis — $65,000

•	Anant Jhingran — $60,000

•	Shankar Ramaswamy — $60,000

Payments to Executives Upon Termination Following Change in Control

Offer Letters with Chet Kapoor, Tim Wan, Stacey Giamalis, Anant Jhingran and Shankar Ramaswamy

The Company has entered into confirmatory employment letters (each, a “Company offer letter”) with each of Messrs. Kapoor, Wan, Jhingran and Ramaswamy and Ms. Giamalis that provide that upon the termination of the individual’s employment by the Company or its successor without “cause” (excluding by reasons of death or “disability”) or by the individual for “good reason” (each, an “involuntary termination”), each of Messrs. Kapoor, Wan, Jhingran and Ramaswamy and Ms. Giamalis will receive the following severance payments and benefits:

•	a lump-sum payment payable on the 60th day following termination of employment equal to 12 months (in the case of Mr. Kapoor) or nine months (in the case of Messrs. Wan, Jhingran and Ramaswamy and Ms. Giamalis) of his or her base salary as in effect on the termination date; and

•	reimbursement of COBRA premiums for the individual and his or her eligible dependents for up to 12 months (in the case of Mr. Kapoor) and up to nine months (in the case of Messrs. Wan, Jhingran and Ramaswamy and Ms. Giamalis), or, in the event that reimbursing such costs would result in an excise tax to Apigee, payment of an amount equal to $30,000 (in the case of Mr. Kapoor) or $22,500 (in the case of Messrs. Wan, Jhingran and Ramaswamy and Ms. Giamalis), payable in a lump-sum on the 60th day following termination of employment.

In the event that an involuntary termination occurs within the period beginning one month preceding, and ending 12 months following a “change in control”, each of Messrs. Kapoor, Wan, Jhingran and Ramaswamy and Ms. Giamalis will also be entitled to full vesting as to 100% of his or her outstanding equity awards.

The receipt of any severance payments and benefits is conditioned on the individual executing a general release and waiver of claims against the Company (or its successor).

In all cases, in the event of any potential exposure to excise taxes under Section 280G or 4999 of the Internal Revenue Code, the Company offer letters provide that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive officer.  No tax gross-ups are provided for under the Company offer letters.

For purposes of the Company offer letters, the term “cause” means the occurrence of one or more of the following, as reasonably determined by the Board of Directors or its Compensation Committee, as applicable:

•	the individual’s failure to perform one or more of his or her material duties and responsibilities to the Company or its successor after notice and an opportunity to cure of up to 15 business days following the date he or she receives notice;

•	the individual’s refusal or failure to follow lawful directions of his or her manager;

•	the individual’s violation of any material policy of the Company or its successor, the Company offer letter, the Proprietary Information and Inventions Agreement the individual previously signed with the Company or any other written agreement or covenant with the Company or its successor;

•	the individual’s unauthorized use or disclosure of any material proprietary information or trade secrets that the individual knows or reasonably should know constitute proprietary information or trade secrets, of the Company, its successor, or any other party to whom the individual owes an obligation of nondisclosure as a result of his or her relationship with the Company or its successor;

•	the individual’s conviction of, or plea of guilty or no contest to: (1) any felony under the laws of the United States or any state thereof, (2) any crime involving fraud, dishonesty, theft or moral turpitude, or (3) any other conduct detrimental to the Company or its successor or the reputation of the Company or its successor; or

•	the individual’s participation in or commission of a fraud, act of dishonesty, or any other action against the Company or its successor that results in or is reasonably likely to result in material harm to the business or reputation of the Company or its successor.

For purposes of the Company offer letters, the term “change in control” means the occurrence of any of the following events:

•	a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“person”), acquires ownership of the stock of the Company that, together with the stock held by such person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a change in control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a change in control under this subsection. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

•	a change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection, if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a change in control; or

•	a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (2) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (2)(c). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a change in control under the Company offer letters unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a change in control under the Company offer letters if: (1) its sole purpose is to change the state of the Company’s incorporation, or (2) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

For purposes of the Company offer letters, “disability” means a condition that renders the individual unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Board of Directors or its Compensation Committee.

For purposes of the Company offer letters, “good reason” means the individual’s resignation of his or her employment within 30 days following the notice and cure period discussed below following the occurrence of one or more of the following without the individual’s written consent:

•	a material adverse change in the individual’s duties and responsibilities; provided, however, that in the event his or her duties and responsibilities to the Company or its successor remain the same but the Company becomes part of a larger entity as part of the change in control, such change in and of itself shall not constitute good reason;

•	a material reduction of the individual’s base salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in the individual’s base salary of 10% or less in any one-year will not be deemed a material reduction; or

•	a material change in the geographic location of the individual’s primary work location; provided, that for Messrs. Kapoor, Wan, Jhingran and Ramaswamy, a relocation of less than 50 miles from the individual’s work location in San Jose, California, or to the individual’s home as his or her primary work location, will not be considered a material change in geographic location, and provided, that, for Ms. Giamalis, an office relocation that makes the Company more accessible to or of comparable accessibility to Ms. Giamalis’ home address (at the time she entered into the Company offer letter) will not be considered a material change in geographic location.

Within the 30-day period immediately following such event(s), the individual must first notify the Company or its successor of the initial occurrence of the event(s) constituting good reason and that the individual is electing to terminate his or her employment relationship with the Company or its successor for good reason if the Company fails to cure such event.  The Company or its successor shall have a 30-day period to cure such event.  If the Company or its successor affects a cure within such period, the individual shall not be eligible to terminate for good reason.

The value of any triggered payments and benefits under their respective Company offer letters for our named executive officers are set forth in the sections of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and “The Merger—Equity Interests of Apigee’s Executive Officers and Non-Employee Directors.”  In addition, the value of the severance payments (base salary and COBRA) under the Company offer letters for Ms. Giamalis and Mr. Jhingran equals $227,801 and $235,301, respectively.  Please see “The Merger—Equity Interests of Apigee’s Executive Officers and Non-Employee Directors” for a summary of the equity acceleration Ms. Giamalis and Mr. Jhingran will receive upon a qualifying termination of employment in connection with the Merger.

Employment Arrangements Following the Merger

Google Offer Letter with Chet Kapoor

On September 7, 2016, Mr. Kapoor and Google entered into an offer letter (the “Kapoor Google offer letter”) that, effective as of the Closing Date, will supersede and replace Mr. Kapoor’s Company offer letter.  The Kapoor Google offer letter provides that upon and subject to the closing of the Merger, Mr. Kapoor will be employed as Vice President, Engineering with an annual salary of $450,000 and an annual bonus target of 80% of his annual salary.

Pursuant to the terms of the Kapoor Google offer letter, Mr. Kapoor will be eligible to receive a retention bonus of $1,200,000 (the “Kapoor stay bonus”), less applicable deductions and tax withholding.  The Kapoor stay bonus will vest and be payable in four equal installments starting on the one-year anniversary of the Closing Date and each successive annual anniversary thereafter, subject to Mr. Kapoor, through each applicable vesting date (1) remaining actively and continuously employed, (2) remaining in good standing, defined as performing at a level determined by Google to consistently meets expectations or better, and (3) not materially breaching his At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Google.

If Mr. Kapoor’s employment with Google is terminated within the first 12 months after the Closing Date (1) by Google without “cause” or (2) by Mr. Kapoor for “good reason”, any unvested option consideration and any restricted stock units that were assumed and converted into GSUs will fully vest and become payable. Additionally, upon such termination, and subject to Mr. Kapoor executing a general release and waiver of claims against Google, he will be eligible to receive (a) a lump-sum payment equal to six months of his base salary as in effect on the termination date, less applicable withholdings, and (b) reimbursement of his costs to continue his health care coverage under COBRA for six months for Mr. Kapoor and his eligible dependents.

Upon approval by the Alphabet Board of Directors (or its designee), Mr. Kapoor will be eligible to receive the following grants of GSUs, subject to the consummation of the Merger, a Closing Date no later than January 1, 2017, and Mr. Kapoor’s acceptance of Google’s employment offer and continued employment on the applicable grant date:

•	The first grant of GSUs will entitle Mr. Kapoor to that number of GSUs determined by dividing $1,500,000 (the “Kapoor target grant value”) by the closing price of a share of Alphabet Class C Capital Stock on the Tuesday immediately preceding the grant date (intended to be January 4, 2017), rounded up to the nearest full GSU (the “first Kapoor GSU grant”). The first Kapoor GSU grant will vest in equal monthly installments over 12 consecutive months on the 25th day of each month until the GSUs are fully vested, starting with the month of grant and subject to continued employment on such vesting dates. The Kapoor target grant value will be increased by $104,167, and the vesting period will be extended by one month, for each 30-day period prior to January 1, 2017 that the Closing Date occurs and will be decreased by $104,167 and the vesting period will be decreased by one month, for each 30-day period after January 1, 2017 that the Closing Date occurs.

•	The second grant of GSUs will entitle Mr. Kapoor to that number of GSUs determined by dividing $1,500,000 by the closing price of a share of Alphabet Class C Capital Stock on the Tuesday immediately preceding the grant date (intended to be January 4, 2017), rounded up to the nearest full GSU (the “second Kapoor GSU grant”). The second Kapoor GSU grant will vest in equal monthly installments over 12 consecutive months on the 25th day of each month until the GSUs are fully vested, starting on January 1, 2018 and subject to continued employment on such vesting dates.

•

The third grant of GSUs will entitle Mr. Kapoor to that number of GSUs determined by dividing $1,500,000 by the closing price of a share of Alphabet Class C Capital Stock on the Tuesday immediately preceding the grant date (intended to be January 3, 2018), rounded up to the nearest full GSU (the “third Kapoor GSU grant”).  The third Kapoor GSU grant will vest in equal monthly installments with 1/12th of the GSUs vesting on January 25, 2019 and an additional 1/12th of the GSUs vesting on the 25th day of each month thereafter until the GSUs are fully vested, subject to continued employment on such vesting dates.

For purposes of the Kapoor Google offer letter, “cause” will have substantially the same meaning as such term is defined in the Company offer letter, except that references to the Company therein will refer to Google.

For purposes of the Kapoor Google offer letter, “good reason” will mean Mr. Kapoor’s resignation of his employment within 30 days following the notice and cure period discussed below following the occurrence of one or more of the following without his written consent:

•	a material reduction of Mr. Kapoor’s base salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in base salary of 10% or less in any one-year will not be deemed a material reduction, or

•	a material change in the geographic location of Mr. Kapoor’s primary work location; provided, that a relocation of fewer than 50 miles from his work location in San Jose, California, or to his home as his primary work location, will not be considered a material change in geographic location.

Within the 30-day period immediately following such event(s), Mr. Kapoor must first notify Google or its successor of the initial occurrence of the event(s) constituting good reason and that he is electing to terminate his employment relationship with Google or its successor for good reason if Google fails to cure such event.  Google or its successor shall have a 30-day period to cure such event.  If Google or its successor effects a cure within such period, Mr. Kapoor will not be eligible to terminate for good reason.

Under the Kapoor Google offer letter, Mr. Kapoor agrees that the Merger and the related changes to his compensation, benefits, duties, responsibilities or reporting obligations set forth in his Kapoor Google offer letter will not by itself constitute good reason under his Company offer letter or any other plan or agreement entered into with the Company or its affiliates which contain such term or any substantially similar term.

In all cases, in the event of any potential exposure to excise taxes under Section 280G or 4999 of the Internal Revenue Code, the Kapoor Google offer letter provides that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive officer.  No tax gross-up is provided for under the Kapoor Google offer letter.

Google Offer Letter with Anant Jhingran

On September 7, 2016, Mr. Jhingran and Google entered into an offer letter (the “Jhingran Google offer letter”) that, effective as of the Closing Date, will supersede and replace Mr. Jhingran’s Company offer letter. The Jhingran Google offer letter provides that upon and subject to the closing of the Merger, Mr. Jhingran will be employed as Director, Product Management with an annual salary of $318,000 and an annual bonus target of 40% of his annual salary.

Pursuant to the terms of the Jhingran Google offer letter, Mr. Jhingran will be eligible to receive a retention bonus of $1,000,000 (the “Jhingran stay bonus”), less applicable deductions and tax withholding.  The Jhingran stay bonus will vest and be payable in four equal installments starting on the one-year anniversary of the Closing Date and each successive annual anniversary thereafter, subject to Mr. Jhingran, through each applicable vesting date (1) remaining actively and continuously employed, (2) remaining in good standing, defined as performing at a level determined by Google to consistently meets expectations or better, and (3) not materially breaching his At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. Additionally, Google will pay Mr. Jhingran a one-time sign-on bonus of $50,000 (the “Jhingran sign-on bonus”), less applicable deductions and tax withholdings, within 30 days following his start date with Google.  If Mr. Jhingran’s employment with Google ends within 12 months following his start date, Mr. Jhingran must repay the Jhingran sign-on bonus on a prorated basis.

If Mr. Jhingran’s employment with Google is terminated within the first 12 months after the Closing Date (1) without “cause” or (2) for “good reason”, any unvested option consideration and any restricted stock units that were assumed and converted into GSUs will fully vest and become payable.  Additionally, upon such termination, and subject to Mr. Jhingran executing a general release and waiver of claims against Google, he will be eligible to receive (a) a lump-sum payment equal to six months of his base salary as in effect on the termination date, less applicable withholdings, and (b) reimbursement of his costs to continue his health care coverage under COBRA for six months for Mr. Jhingran and his eligible dependents.

Upon approval by the Alphabet Board of Directors (or its designee), Mr. Jhingran will be granted 1,700 GSUs as a new hire grant (the “Jhingran GSUs”).  Twenty-five percent of the Jhingran GSUs will vest on the 25th day of the month following the month in which the one-year anniversary of the Closing Date occurs, and 1/48th of the Jhingran GSUs will vest monthly thereafter on the 25th of the month until fully vested, subject to continued employment on the applicable vesting dates.

For purposes of the Jhingran Google offer letter, “cause” will have substantially the same meaning as such term is used in the Company offer letter, except that references to the Company therein will refer to Google.

For purposes of the Jhingran Google offer letter, “good reason” will have the same meaning as such term is used in the Kapoor Google offer letter.

Under the Jhingran Google offer letter, Mr. Jhingran agrees that the Merger and the related changes to his compensation, benefits, duties, responsibilities or reporting obligations set forth in his Jhingran Google offer letter will not by itself constitute good reason under his Company offer letter or any other plan or agreement entered into with the Company or its affiliates which contain such term or any substantially similar term.

In all cases, in the event of any potential exposure to excise taxes under Section 280G or 4999 of the Internal Revenue Code, the Jhingran Google offer letter provides that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive officer.  No tax gross-up is provided for under the Jhingran Google offer letter.

Google Offer Letter with Shankar Ramaswamy

On September 7, 2016, Mr. Ramaswamy and Google entered into an offer letter (the “Ramaswamy Google offer letter”) that, effective as of the Closing Date, will supersede and replace Mr. Ramaswamy’s Company offer letter.  The Ramaswamy Google offer letter provides that upon and subject to the closing of the Merger, Mr. Ramaswamy will be employed as Director, Software Engineering with an annual salary of $324,000 and an annual bonus target of 40% of his annual salary.  The remaining material terms of the Ramaswamy Google offer letter are identical to the Jhingran Google offer letter (including as to the amounts and terms of the retention and sign-on bonuses, severance and provisions regarding unvested option consideration and restricted stock units that were assumed and converted into GSUs).

Other Executives

Except as described above, as of the date of this proxy statement, none of the Company’s other executive officers have reached an understanding on potential employment with Google or other retention terms with the Surviving Corporation or with Google, and except as described above, no Company executive officers have entered into any definitive agreements or arrangements regarding employment with Google or other retention with the Surviving Corporation or with Google following the consummation of the Merger.  However, prior to the Effective Time, Google may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of the Company’s executive officers and other employees, to be effective as of the Effective Time.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or that otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger.  Please see the previous portions of this section for further information regarding this compensation.  Apigee qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and the disclosure included in the proxy statement is intended to comply with the disclosure requirements applicable to emerging growth companies.

The Company’s “named executive officers” for purposes of the disclosure in this proxy statement are Messrs. Kapoor, Wan and Ramaswamy.  The figures in the table below are estimated based on (1) compensation and benefit levels as of October 7, 2016; (2) an assumed effective date of October 7, 2016 for the Merger (except as noted below); and (3) the assumed termination of the named executive officer’s employment without cause on the assumed effective date.  The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date.  Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set below.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger (“single-trigger”) and others would be payable upon a qualifying termination of employment in connection with the Merger (“double-trigger”).  As required by applicable SEC rules, all amounts below that are determined using the per share value of Apigee’s common stock have been calculated based on the Merger Consideration of $17.40 per share.  Apigee’s named executive officers will not receive pension, non-qualified deferred compensation enhancements, or tax reimbursement benefits in connection with the Merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Chet Kapoor	378,000	5,925,784	20,334	500,000	6,824,118
Tim Wan	251,250	1,722,806	15,251	70,000	2,059,307
Shankar Ramaswamy	225,000	3,092,183	15,251	60,000	3,392,434

(1)	As described in the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Payments to Executives Upon Termination Following Change of Control,” these amounts represent the “double-trigger” cash severance payments to which each named executive officer may become entitled under his Company offer letter. The cash severance payments, payable in a lump-sum on the 60th day following termination of employment, equal 12 months (in the case of Mr. Kapoor) or nine months (in the case of Messrs. Wan and Ramaswamy) of the named executive officer’s base salary at the rate in effect on the date of termination (the “Company cash severance benefits”), less applicable withholdings. The Company cash severance benefits will be payable to Messrs. Kapoor, Wan and Ramaswamy upon the termination of the individual’s employment by Apigee or its successor without cause (excluding by reasons of death or disability) or by the individual for good reason, in either case, within the “change in control period” beginning one month preceding, and ending 12 months following a change in control (including the Merger) (in either case, a “NEO qualifying termination”). The Company cash severance benefits also will be payable to Messrs. Kapoor, Wan and Ramaswamy upon the termination of the individual’s employment by Apigee or its successor without cause (excluding by reasons of death or disability) or by the individual for good reason, in either case, outside of the change in control period. The receipt of the Company cash severance benefits is conditioned on the individual executing a general release and waiver of claims against Apigee (or its successor).

As described above and following the completion of the Merger, each of Messrs. Kapoor and Ramaswamy agreed in his Google offer letter that the terms of such Google offer letter will supersede his Company offer letter as of the Closing Date, including with respect to any severance payments or benefits he may otherwise be entitled to receive pursuant to his Company offer letter.  Please see “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger” for additional information.

(2)	As described in the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Payments to Executives Upon Termination Following Change in Control,” under the applicable Company offer letter, 100% of the named executive officer’s outstanding equity awards will vest upon a NEO qualifying termination. The value of the acceleration of the company options is calculated by multiplying the number of accelerated company options with an exercise price less than the Merger Consideration of $17.40 by the difference between $17.40 and the exercise price. The value of the restricted stock units is based on the number of outstanding restricted stock units, multiplied by $17.40. The following table quantifies the value of equity awards that accelerate upon a NEO qualifying termination. All such amounts are “double-trigger” and are conditioned on the individual executing a general release and waiver of claims against Apigee (or its successor).

Name	Stock Options ($)	RSUs ($)
Chet Kapoor	$4,577,284	$1,348,500
Tim Wan	$526,556	$1,196,250
Shankar Ramaswamy	$1,134,683	$1,957,500

As described in the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger,” each of Messrs. Kapoor and Ramaswamy agreed in his Google offer letter that the terms of such Google offer letter will supersede his Company offer letter as of the Closing Date, including with respect to the accelerated vesting of company options and restricted stock units he may otherwise be entitled to receive pursuant to his Company offer letter.  Pursuant to terms of the Kapoor Google offer letter and the Ramaswamy Google offer letter, however, if Mr. Kapoor’s or Mr. Ramaswamy’s employment with Google is terminated within the first 12 months after the Closing Date (1) without cause or (2) for good reason, any unvested option consideration and any restricted stock units that were assumed and converted into GSUs will fully vest and become payable (a “double-trigger benefit”).

(3)	As described in the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Payments to Executives Upon Termination Following Change in Control,” these amounts equal the value of reimbursement for COBRA premiums for 12 months (in the case of Mr. Kapoor) or nine months (in the case of Messrs. Wan and Ramaswamy) for the named executive officer and eligible dependents (the “COBRA benefits”). The COBRA benefits represent the “double-trigger” COBRA benefit provided under the Company offer letters and will be payable to Messrs. Kapoor, Wan and Ramaswamy upon a NEO qualifying termination. The COBRA benefits also will be payable to Messrs. Kapoor, Wan and Ramaswamy upon the termination of the individual’s employment by the Company or its successor without cause (excluding by reasons of death or disability) or by the individual for good reason, in either case, outside of the change in control period. In the event that providing the COBRA benefits would result in an excise tax to the Company, Mr. Kapoor will instead receive a payment of $30,000 and Messrs. Wan and Ramaswamy will receive a payment of $22,500, each payable in a lump-sum on the 60th day following termination of employment. For purposes of this disclosure, we have assumed that the individual will receive the COBRA benefits and not the cash payment. The receipt of the COBRA benefits (or the alternate cash payment) is conditioned on the individual executing a general release and waiver of claims against the Company (or its successor).

As described above and following the completion of the Merger, each of Messrs. Kapoor and Ramaswamy agreed in his respective Google offer letter that the terms of such Google offer letter will supersede his Company offer letter as of the Closing Date, including with respect to any COBRA benefits he may otherwise be entitled to receive pursuant to his Company offer letter.  Please see “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger” for additional information.

(4)	As described in the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Payments Upon Change in Control,” the amounts reported in this column represent the lump-sum transaction bonus each named executive officer will receive upon the closing of the Merger (a “single-trigger benefit”), subject to the individual’s continued employment with the Company through the closing of the Merger.

(5)	The amounts reported are subject to reduction in the event the named executive officer would be better off on an after-tax basis being cutback than paying the excise tax under Section 4999 of the Code. This table assumes no such reductions are required.

As described above and following the completion of the Merger, each of Messrs. Kapoor and Ramaswamy agreed in his respective Google offer letter that the terms of such Google offer letter will supersede his Company offer letter as of the Closing Date.  Please see “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger” for additional information.

Closing and Effective Time

Unless otherwise mutually agreed by Google and Apigee, the closing of the Merger will take place no later than the third business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied or waived, if permitted, at the closing, but subject to the satisfaction or waiver, to the extent permitted, of such conditions at closing).

The Effective Time will occur upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Appraisal Rights

If the Merger is consummated, Apigee stockholders who do not vote in favor of the approval and adoption of the Merger Agreement, who properly demand an appraisal of their shares of common stock, who continuously hold such shares of common stock through the Effective Time of the Merger and who otherwise comply with the procedures of Section 262 of the DGCL (including with respect to certain aggregate ownership requirements) will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).  Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to a record holder of Apigee common stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference.  The following summary does not constitute any legal or other advice and does not constitute a recommendation that Apigee stockholders exercise their appraisal rights under Section 262.  Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares of common stock registered in that holder’s name.  A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares.  If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised.

Under Section 262, holders of record of shares of common stock who (1) submit a written demand for appraisal of such stockholder’s shares of common stock to Apigee prior to the vote on the approval and adoption of the Merger Agreement; (2) do not vote in favor of the approval and adoption of the Merger Agreement; (3) continuously are the record holders of such shares of common stock through the Effective Time; and (4) otherwise comply with the procedures set forth in Section 262 will be entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery.  However, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Apigee stockholders who assert appraisal rights unless (a) the total number of shares of common stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”).  Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount paid and the “fair value” determined by the Court of Chancery, in addition to the interest accrued prior to the time of such voluntary payment.  The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the stockholder meeting, must notify each of its stockholders of record as of the Record Date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262.  This proxy statement constitutes Apigee’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C.  In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully.  Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL.  A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration without interest.  Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Apigee believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to approve and adopt the Merger Agreement;

•	the stockholder must deliver to Apigee a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares of common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of common stock before the Effective Time); and

•	a stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock of all stockholders entitled to appraisal within one hundred and twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the Merger Agreement, abstain or not vote his, her or its shares of common stock.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to Apigee, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting at which the proposal to approve and adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder’s shares of common stock, and that stockholder must not vote or submit a proxy in favor of the approval and adoption of the Merger Agreement.  A stockholder exercising appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the Effective Time.  A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement.  Neither voting against the approval and adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to approve and adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262.  The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval and adoption of the Merger Agreement. A proxy or vote against the approval and adoption of the Merger Agreement will not constitute a demand.  A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name.  A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform Apigee of the identity of the holder and state that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of common stock.  If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if such shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners.  An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES OF COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMMON STOCK.  A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Apigee Corporation

10 S. Almaden Blvd., 16th Floor,

San Jose, California 95113

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Apigee a written withdrawal of the demand for appraisal.  However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation.  Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each record holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval and adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred and twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or the beneficial owner of such shares of common stock) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal.  The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock.  Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262.  The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within one hundred and twenty (120) days after the Effective Time, any holder of shares of common stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of the approval and adoption of the Merger Agreement and with respect to which Apigee has received demands for appraisal, and the aggregate number of holders of such shares of common stock.  The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.  A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.  As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached.  After notice to the stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder.  The Delaware

Court of Chancery may require the stockholders who demanded appraisal for their shares of common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all Apigee stockholders who assert appraisal rights unless (1) the total number of shares of common stock for which appraisal rights have been pursued and perfected exceeds 1% of Apigee’s outstanding shares of common stock as measured in accordance with subsection (g) of Section 262 or (2) the value of the Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of shares of common stock entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied in respect of the Company stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining fair value, the Delaware Court of Chancery will take into account all relevant factors.  Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.  However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal.  If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment.  In Weinberger v UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”  The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”  In Cede & Co. v Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.  In Weinberger v UOP, Inc., the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL.  Although Apigee believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.  Neither Apigee nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Apigee and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration.  If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of the Company stockholders seeking appraisal rights, then the right to an appraisal will cease.  The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged to the parties as the Delaware Court of Chancery deems equitable under the circumstances.  Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of common stock entitled to an appraisal.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement.  A stockholder will fail to perfect, or effectively lose, such holder’s right to appraisal if no petition for appraisal is filed with the Delaware Court of Chancery within one hundred and twenty (120) days after the Effective Time, if neither of the ownership thresholds above has been satisfied in respect of the Company stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of such holder’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time): provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, or if such stockholder delivers to the Surviving Corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease.  Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights.  Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting for business combinations under U.S. GAAP.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares of common stock are converted into the right to receive cash pursuant to the Merger.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances.  For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, and stockholders, partners or investors in such entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 or 1202 of the Code; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding their shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their shares of common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; tax consequences to holders who are “controlled foreign corporations,” “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;

•	tax consequences arising from the Medicare tax on net investment income;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the Merger and who properly demand appraisal of their shares of common stock under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership.  Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below.  If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER.  A HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.  In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of common stock surrendered pursuant to the Merger.  A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of common stock.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares of common stock is more than one year at the time of the completion of the Merger.  A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals).  The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	Apigee is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “relevant period”), and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger.  Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (a) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Parent and Apigee file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated.  The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act.  Parent and Apigee made the necessary filings with the FTC and the Antitrust Division of the DOJ on September 20, 2016.  The applicable waiting period is scheduled to expire at 11:59 pm on October 20, 2016, unless terminated or extended.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.  At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state attorney general could take such action under the antitrust laws as it deems necessary.  Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.  Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Austria

Under the terms of the Merger Agreement, the Merger cannot be completed until the Merger is notified to the Federal Competition Authority (Bundeswettbewerbsbehörde, the “FCA”) and the Federal Cartel Prosecutor (Bundeskartellanwalt, the “FCP”) and the applicable waiting period has expired or been terminated.  Parent made the necessary notification on September 23, 2016.  The applicable waiting period will expire on October 21, 2016, unless terminated or extended.  If neither the FCA nor the FCP apply to the Cartel Court (Kartellgericht) for an in-depth investigation within the waiting period, the Merger is deemed legally cleared.  Parent and Apigee will receive a declaration confirming whether or not an in-depth investigation has been opened one or two business days after expiration of the waiting period.

Germany

Under the terms of the Merger Agreement, the Merger cannot be completed until the Merger is notified to the German Federal Cartel Office (Bundeskartellamt, the “FCO”) and the FCO has either cleared the Merger or the applicable decision deadline has expired.  Parent made the necessary notification to the FCO on September 22, 2016.  The applicable decision deadline will expire on October 24, 2016, unless the deadline is extended or it is found that the notification is incomplete; in the latter case, a new one month deadline will come into effect from the day that a complete notification is filed with the FCO.

Other Regulatory Approvals

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained or waiting periods to expire, in order to consummate the Merger.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents.  Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals.  There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.  These conditions or changes could result in the conditions to the Merger not being satisfied.

Commitments to Obtain Approvals

Parent and Apigee have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement (including (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (2) the approval or clearance of the Merger by the relevant antitrust authorities in Austria and Germany), subject to certain terms, conditions and limitations set forth in the Merger Agreement and discussed below.

Notwithstanding anything in the Merger Agreement to the contrary, Google shall not be required to agree (and Apigee shall neither agree nor permit any of its subsidiaries to agree without the prior written consent of Google (and Apigee shall, if Google so directs, agree, so long as such agreement is conditioned upon closing)) to (1) the sale, divestiture, license or other disposition of any of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Google and merger sub (and their respective affiliates, if applicable), on the one hand, and Apigee and its subsidiaries, on the other hand, (2) the imposition of any limitation on the ability of Google, the surviving corporation, or any of their respective subsidiaries or affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Google, the businesses of the surviving corporation and its subsidiaries, (3) payment of any consideration, relinquishment of any right or agreement to any modifications of existing contracts or entry into new contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from governmental authorities under the antitrust laws of any relevant antitrust jurisdiction, or (4) the imposition of any impediment on Google, the surviving corporation or any of their respective subsidiaries or affiliates under any antitrust laws of any relevant antitrust jurisdiction; provided, that Google shall agree to the divestiture of assets of Apigee or any of its subsidiaries that are immaterial to Apigee and its subsidiaries, taken as a whole, solely to the extent necessary both to (A) obtain clearances under the antitrust laws, or to remove any court or regulatory orders under the antitrust laws, that in each case are impeding the ability to consummate the Merger by the termination date (as the same may be extended) and (B) permit the closing to occur by the termination date (as the same may be extended), provided, that any such divestiture would be conditioned upon the closing. Nothing in the Merger Agreement will require Google (or permit Apigee without the prior written consent of Google) to litigate with any governmental authority.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement.  The Merger Agreement and the summary of terms below have been included in this proxy statement to provide you with information regarding the terms of the Merger and are not intended to provide any factual information about Apigee, Google, Merger Sub, or any of their respective subsidiaries or affiliates.  Such information can be found elsewhere in this proxy statement or in the public filings that Apigee makes with the SEC, as described in under the caption “Where You Can Find More Information,” beginning on page 118 of this proxy statement.  The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference.  We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you.  The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.  Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Apigee, Google and Merger Sub in connection with negotiating the terms of the Merger Agreement.  The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Google and Merger Sub by Apigee in connection with the Merger Agreement.  In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Apigee, Google and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors.  None of the representations or warranties will survive the closing of the Merger and they will therefore have no legal effect under the Merger Agreement after the closing of the Merger.  The parties will only be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the Merger pursuant to the terms of the Merger Agreement as described below under the caption “—Conditions to the Closing of the Merger.” Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Apigee, Google or Merger Sub or any of their respective affiliates or businesses.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Apigee’s or Google’s public disclosure.  Furthermore, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Apigee, Google and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public.  The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Apigee, Google, Merger Sub or their respective businesses.  Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our reports, statements and filings with the SEC regarding Apigee and our business.  For more information, see the section captioned “Where You Can Find More Information,” beginning on page 118 of this proxy statement.

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement and the applicable provisions of the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Apigee, with Apigee becoming a wholly owned subsidiary of Google; and (2) the separate corporate existence of Merger Sub will thereupon cease.  At the Effective Time, all of the property, rights, privileges, powers and franchises of Apigee and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Apigee and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement:

•	each share of common stock outstanding immediately prior to the Effective Time (including shares of common stock resulting from the deemed exercise of the warrant pursuant to the terms and conditions of the Merger Agreement, but other than excluded shares), will be canceled, extinguished and automatically converted into the right to $17.40 per share in cash, without interest and less any applicable taxes;

•	each company option and company restricted stock unit will be treated as described below under the caption “—Merger Consideration—Outstanding Stock Awards of the Company;”

•	each share of common stock of Apigee that is owned by Apigee, Google or Merger Sub, including any shares held in the treasury of Apigee, or by any direct or indirect wholly owned subsidiary of Apigee, Google or Merger Sub will be cancelled and extinguished without any conversion thereof or consideration paid therefore; and

•	each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Directors and Officers; Certificate of Incorporation; Bylaws

At the Effective Time, the initial board of directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

At the Effective Time, the certificate of incorporation of Apigee will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.  At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

Closing and Effective Time

The closing of the Merger will take place on a date and at a time to be mutually agreed upon by Apigee and Google, which date will be no later than the third business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied or waived, if permitted, at the closing, but subject to the satisfaction or waiver, to the extent permitted, of such conditions at closing) or at such other location, date or time as Google and Apigee mutually agreed upon in writing.  On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware in accordance with the applicable provision of the DGCL.  The Merger will become effective upon the filing and acceptance of the certificate of merger by the Delaware Secretary of State, or at such later time as is agreed in writing by the Google and Apigee and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, each share of common stock outstanding immediately prior to the Effective Time (including shares of common stock resulting from the deemed exercise of the warrant pursuant to the terms and conditions of the Merger Agreement, but other than excluded shares), will be canceled, extinguished and automatically converted into the right to $17.40 per share in cash, without interest and less any applicable taxes.  From and after the Effective Time, all shares of common stock of Apigee shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of shares of common stock of Apigee shall cease to have any rights with respect thereto, except the right to receive the cash consideration issuable in respect thereof pursuant to the previous sentence.

Outstanding Stock Awards of the Company

The Merger Agreement provides that Apigee’s stock awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Treatment of Company Options

At the Effective Time, each company option (whether vested or unvested) with a per share exercise price that equals or exceeds $17.40 will be cancelled at the Effective Time for no consideration.

At the Effective Time, and except as provided above, each vested company option outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the vested option consideration.  As soon as practicable (and in no event more than 30 calendar days) following the Closing Date, Google will cause the Surviving Corporation to pay to each holder of a vested company option the vested option consideration (if any), less applicable taxes.

At the Effective Time, and except as provided above, each unvested company option outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive the unvested option consideration, with payment of the unvested option consideration, less applicable taxes, to be made in accordance with the vesting schedule applicable to such unvested company option immediately prior to the Effective Time, provided that such holder remains employed by or otherwise in service to Google, the Surviving Corporation or their respective subsidiaries on each applicable vesting date, subject to the terms and conditions of the unvested payment plan.

Treatment of Restricted Stock Units

At the Effective Time, each restricted stock unit held by an individual who is an active employee of the Company or its subsidiaries immediately prior to the Effective Time which is outstanding immediately prior to the Effective Time will be assumed and converted into GSUs in respect of that number of shares of Alphabet Class C Capital Stock (rounded down to the nearest whole share) equal to the product of (1) the number of shares of Company common stock underlying such restricted stock units multiplied by (2) the stock award exchange ratio.  Each such GSU will continue to have, and will continue to be subject to, the same terms and conditions as applied to the restricted stock unit prior to the Effective Time (but, taking into account any changes thereto provided for in the company equity incentive plans or in the underlying award agreement by reason of the Merger Agreement or the transactions contemplated thereby).

At the Effective Time, each restricted stock unit held by an individual who is a former employee of the Company or its subsidiaries immediately prior to the Effective Time (other than a non-employee member of the Board of Directors or any consultant or independent contractor to Apigee or its subsidiaries) which is outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive the restricted stock unit consideration.  As soon as practicable (and in no event more than 30 calendar days following the closing), Google shall cause the Surviving Corporation to pay to each holder of restricted stock units the restricted stock unit consideration, less any applicable taxes.

At the Effective Time, each restricted stock unit held by (1) a person other than an individual described in the foregoing two paragraphs or (2) any non-employee member of the Board of Directors or any consultant or independent contractor to Apigee or its subsidiaries which is outstanding immediately prior to the Effective Time will vest and be settled in Apigee common stock and each such share shall be canceled in exchange for the Merger Consideration.

Company Equity Incentive Plans

Unless otherwise determined by Alphabet in its sole discretion prior to the Closing Date, Google will cause Alphabet to assume the company equity incentive plans effective as of the Effective Time and subject to adjustment based on the stock award exchange ratio.

ESPP

The purchase period in effect as of September 7, 2016 will be the final purchase period under the ESPP.  All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) a date prior to the Effective Time (but not later than 10 business days before the Effective Time) and (2) the purchase date of the current purchase period in progress, and the ESPP will terminate as of the Effective Time.  No new purchase periods will begin under the ESPP on or after September 7, 2016, and ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP after September 7, 2016.  All shares of common stock purchased under the ESPP and held by an individual as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration.

Warrant

Any warrant that is outstanding as of immediately prior to the Effective Time, with an applicable exercise price per share that is less than the Merger Consideration immediately prior to the Effective Time shall, without any action on the part of Google, Merger Sub, Apigee or the holder thereof, be cancelled and converted into, and shall become a right to receive, such number of shares as calculated in accordance with its terms and such shares (if any) issued or issuable as a result of such deemed exercise of the warrant shall be deemed to be shares of Apigee common stock that are issued and outstanding immediately prior to the Effective Time which shares at the Effective Time will be canceled, extinguished and automatically converted into the right to receive the Merger Consideration.  Notwithstanding anything to the contrary in the Merger Agreement, any warrant with an applicable exercise price per share that is equal to or exceeds the Merger Consideration shall be immediately cancelled at the Effective Time without any cash payment or other consideration being made in respect thereof.  The cancellation or substitution, as applicable, of a warrant as provided in the Merger Agreement shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such warrant.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will select a bank or trust company reasonably acceptable to Apigee as the “payment agent,” to make payments of the Merger Consideration to stockholders.

On or the business day following the Closing Date, Google or the Surviving Corporation will deposit (or cause to be deposited) with the payment agent, for payment to holders of shares of common stock pursuant to the Merger Agreement, an amount of cash equal to the product of the Merger Consideration multiplied by the aggregate number of shares of common stock issued and outstanding immediately prior to the Effective Time (other than excluded shares).

Promptly following the Effective Time, Google and the Surviving Corporation will cause the payment agent to mail to each holder of record of shares of common stock, as of immediately prior to the Effective Time, whose shares of common stock were converted into the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement, (1) a letter of transmittal in customary form which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of common stock of Apigee (other than excluded shares) (or effective affidavits of loss in lieu thereof if such Certificates have been lost, stolen or destroyed and, if required by Google or the payment agent in their respective discretion, a bond) or transfer of non-certificated shares of common stock of Apigee represented by book-entry (other than excluded shares) to the payment agent (as evidenced by receipt by the payment agent of an “agent’s message” in customary form or such other evidence as the payment agent may reasonably request) and (2) instructions advising stockholders how to surrender the certificates or transfer the uncertificated shares of common stock in exchange for their portion of the Merger Consideration.

Each holder of shares of common stock of Apigee that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of common stock represented by a Certificate or such uncertificated shares of common stock represented by book-entry (1) in the case of shares of common stock represented by a Certificate, upon surrender to the payment agent of such Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the payment agent or (2) in the case of a book-entry transfer of uncertificated shares of common stock promptly following the closing.  Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or uncertificated shares of common stock represented by book-entry shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of the Merger Agreement.  The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable taxes.  No interest will be paid or accrued on any cash payable upon the surrender or transfer of such Certificate or uncertificated share of common stock.

If any cash deposited with the payment agent is not claimed within six (6) months following the Effective Time, such cash will be returned to the Surviving Corporation, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) as general creditors for any payment of and claim to the applicable Merger Consideration, without interest.  Any net profit resulting from, or interest produced by, such deposits with the payment agent shall be payable to the Surviving Corporation.

Any portion of the Merger Consideration made available to the payment agent to pay for shares of common stock for which appraisal rights have been perfected will be delivered to Parent promptly (and in any event within two (2) business days) of Parent’s demand to the payment agent therefore; provided that in such case, until six (6) months after the Effective Time, Parent will make available to the payment agent, as needed, the Merger Consideration to be paid in respect of such shares of common stock to any holder thereof that withdraws or otherwise loses appraisal rights as set forth in the Merger Agreement.

The letter of transmittal will include instructions if a stockholder has lost a Certificate or if such Certificate has been stolen or destroyed.  In the event that any Certificates shall have been lost, stolen or destroyed, the payment agent (or if subsequent to the termination of the payment fund, Google) shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit (in form and substance reasonably acceptable to the payment agent or Google, as the case may be) of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to the Merger Agreement; provided, however, that the

Surviving Corporation, Google or the payment agent may, in their respective discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, Google or the payment agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Representations and Warranties

The Merger Agreement contains representations and warranties of Apigee, Google and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Apigee are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Apigee, any fact, event, violation, inaccuracy, circumstance, change or effect that, individually or when taken together with all other such facts, events, violations, inaccuracies, circumstances, changes or effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to be materially adverse to (1) the business, operations, financial condition or results of operations of Apigee and its subsidiaries taken as a whole or (2) the ability of Apigee to consummate the Merger prior to the termination date (as the same may be extended) and to fully perform its covenants and other obligations under the Merger Agreement; provided, however, that in no event shall such facts, events, violations, inaccuracies, circumstances, changes or effects, directly or indirectly, resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•	general economic or political conditions in the United States or any other country or region in the world;

•	conditions in the industries in which Apigee or any of its subsidiaries conduct business;

•	changes in applicable law or GAAP or the interpretations thereof;

•	acts of war, terrorism or sabotage;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	the public announcement or pendency of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement provided that this clause will not apply to any representation or warranty (or any condition to the consummation of the Merger relating to such representation and warranty) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Merger;

•	any failure by Apigee to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by Apigee to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by the definition of Company Material Adverse Effect);

•	any decline in the market price or change in the trading volume of Apigee’s common stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by the definition of Company Material Adverse Effect);

•	any action taken pursuant to the terms of the Merger Agreement (other than the Company operating in the ordinary course of business in compliance with the terms of the Merger Agreement);

•	any action taken at the express written request of Google or with the prior written consent or approval of Google following the date of the Merger Agreement; and

•	any legal proceedings made or brought by any of the current or former stockholders of Apigee (on their own behalf or on behalf of Apigee) against Apigee, to the extent arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, the exceptions set forth in the first five items described in the above bullet points will only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate adverse impact on Apigee or its subsidiaries, taken as a whole, compared to other companies that operate in the industries in which Apigee and its subsidiaries operate in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

In the Merger Agreement, Apigee has made customary representations and warranties to Google and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement.  These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Apigee and its subsidiaries;

•	the authority of Apigee to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Apigee;

•	the approval and recommendation by the Board of Directors of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the inapplicability of anti-takeover statutes to the Merger Agreement, the voting agreements and the Merger;

•	the rendering of Morgan Stanley’s opinion to the Board of Directors;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws to Apigee or its subsidiaries or the resulting creation of any lien upon Apigee’s assets due to the performance of the Merger Agreement;

•	the capital structure of Apigee including the number of shares of common stock, options and other stock-based awards outstanding and the ownership and structure of its subsidiaries;

•	the absence of any contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Apigee’s securities;

•	compliance with SEC filing requirements for Apigee’s SEC filings since April 29, 2015, including the accuracy of information contained in such documents, and the accuracy and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	Apigee’s disclosure controls and procedures;

•	Apigee’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Apigee and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since April 30, 2016;

•	material contracts, the valid and binding nature of such contracts and the absence of breach or default thereunder;

•	Apigee’s compliance with laws, and compliance with the terms of its contracts with governmental authorities;

•	possession of necessary permits;

•	legal proceedings;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	real property owned, leased or subleased by Apigee and its subsidiaries;

•	personal property of Apigee;

•	trademarks, patents, copyrights, compliance with privacy and data protection obligations and other intellectual property matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between Apigee or any of its subsidiaries and any affiliate (including any officer or director, but not including any wholly owned subsidiary of Apigee) thereof or any stockholder that beneficially owns more than five percent (5%) of the shares of common stock of Apigee;

•	payment of fees to brokers in connection with the Merger Agreement;

•	environmental matters;

•	the existence of specified categories of Apigee customers and suppliers, and any material adverse change in those business relationships or written communication from those customers and suppliers of any intention to terminate or materially modify existing contracts with Apigee or its subsidiaries since April 29, 2016; and

•	the existence of indemnification agreements between Apigee and any of its subsidiaries and their respective current or former directors, officers or employees.

In the Merger Agreement, Google and Merger Sub have made customary representations and warranties to Apigee that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement.  These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Google and Merger Sub;

•	Google’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of any conflict or violation of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	ownership of Apigee’s common stock by Google and Merger Sub; and

•	the absence of litigation.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) expressly required by the Merger Agreement; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Google in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period of time between the date of the signing of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Apigee will, and each of its subsidiaries will:

•	subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to signing the Merger Agreement and in compliance with all applicable laws; and

•	use commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its business and operations, (2) keep available the services of its directors, officers and employees and (3) preserve its current relationships and goodwill with customers, distributors, licensors, licensees and others with which it has significant business dealings.

In addition, Apigee has also agreed that, except as (1) expressly required or permitted by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Google in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time (or the termination of the Merger Agreement), Apigee will not, and will cause each of its subsidiaries not to, among other things:

•	amend its certificate of incorporation or bylaws or comparable organizational documents;

•	issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Apigee or any of its subsidiaries, except for (1) the issuance and sale of shares of common stock pursuant to the exercise of company options outstanding as of the date of the Merger Agreement, the vesting of restricted stock units and similar equity awards outstanding as of the date of the Merger Agreement or exercise of company options under the ESPP issuable in accordance with the terms of the ESPP as of the date of the Merger Agreement and (2) grants of company options, restricted stock units or other incentive equity awards in the ordinary course of business to those individuals who are actively employed by Apigee or its subsidiaries at the time of such grants, subject to the limitations set forth in the confidential disclosure letter to the Merger Agreement;

•	acquire, repurchase or redeem, directly or indirectly, or amend any securities of Apigee or its subsidiaries, except in connection with any net exercise or net share withholding arrangement regarding company options, restricted stock units and similar equity awards;

•	(1) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities of Apigee or its subsidiaries in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (2) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) (other than cash dividends made by one or more wholly owned subsidiaries of Apigee to Apigee or to one or more of Apigee’s subsidiaries) in respect of shares of capital stock or other equity or voting interest or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest; (3) pledge or encumber any shares of its capital stock or other equity or voting interest; or (4) modify the terms of any shares of its capital stock or other equity or voting interest;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

(1) incur, assume or modify the terms of any indebtedness (including any long-term or short-term debt) or issue any debt securities except for (a) short-term debt and/or revolving credit debt incurred to fund operations of the business in the ordinary course of business consistent with past practice to fund working capital requirements (subject to the limitations set forth in the confidential disclosure letter to the Merger Agreement) and (b) loans or advances to wholly owned subsidiaries, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except with respect to obligations of wholly owned subsidiaries of the Company, (3) make any loans, advances or capital contributions to or investments in any other person except loans and advances made by the Company and/or one or more wholly owned subsidiaries to one or more wholly owned subsidiaries of the Company or the Company or (4) mortgage or pledge any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than as permitted pursuant to the Merger Agreement);

•	except as may be required by applicable law and other than as required pursuant to the terms of any employee benefit plan in effect on the date of the signing of the Merger Agreement, (1) except as would be related to the taking of any actions permitted by the remainder of this paragraph, enter into, adopt, amend (including acceleration of vesting), modify or terminate any employee benefit plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs; (2) enter into any (a) employment, consulting or severance agreement with any current or former director, officer or employee of the Company or any of its subsidiaries other than offer letters and employment agreements (i) with current employees or new hires, in each case, other than those at designated levels and (ii) that are terminable at-will without severance obligations other than those required by applicable law and the terms of which are consistent with similarly situated employees of the Company and past practices of the Company or (b) severance, termination or other agreement containing change in control provisions with any current or former director, officer or employee of the Company or any of its subsidiaries; (3) increase in any manner the cash compensation or material benefits of any current or former director, officer or employee, other than increases in the ordinary course of business and consistent with past practice not to exceed five percent (5%) in the aggregate during any 12-month period; (4) pay any special bonus or special remuneration to any current or former director, officer, employee, consultant or independent contractor; (5) grant any annual cash incentive compensation (a) to any employees at designated levels; and (b) other than in the ordinary course of business and consistent with past practice to any other employees; or (6) terminate any officer or any employee at a designated level, except as a direct result of such officer’s or employee’s (a) willful failure to perform the duties or responsibilities of his or her employment; (b) engaging in serious misconduct; or (c) being convicted of or entering a plea of guilty to any crime;

•	except as required by applicable law, (1) modify, extend, or enter into any collective bargaining agreement with any labor organization, or (2) recognize or certify any labor organization as the bargaining representative for any employees of Apigee or any of its subsidiaries;

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the employee benefit plans of the Company or agreements subject to the employee benefit plans of the Company or any other contract of the Company other than deposits and contributions that are required under the terms of the employee benefit plans of the Company or any agreement subject to the employee benefit plans of the Company in effect as of the date of the Merger Agreement;

•	acquire, sell, lease, license (or grant a covenant not to sue or similar rights under), subject to a lien, sublicense, transfer or otherwise dispose of any property or assets of Apigee or any of its subsidiaries in any single transaction or series of related transactions, except for (1) transactions involving property or assets that are not material to Apigee or its subsidiaries with an aggregate value of less than $500,000 and (2) the sale of goods or grants of non-exclusive licenses with respect to intellectual property rights of the Company in the ordinary course of business;

•	except as required by applicable law or GAAP, make any change in any of the accounting principles or practices used by it;

•	except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets, including writing off any notes or accounts receivable;

•	(1) make, change or revoke any material tax election, (2) file any amended income tax return or any other material amended tax return, (3) settle or compromise any audit, controversy or claim with respect to a material amount of taxes, (4) adopt or change any tax accounting method, (5) surrender any claim for a refund of a material amount of taxes, (6) consent to any extension or waiver of any limitation period with respect to any material claim or assessment of taxes; or (7) enter into any “closing agreement” within the meaning of Section 7121 of the internal revenue code (or any similar provision of state, local or non-United States law) with respect to a material amount of taxes;

•	(1) acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any equity interest therein or any material assets thereof; (2) enter into any contract that if so entered into prior to the date of the Merger Agreement would constitute a material contract, except for the entry into of revenue-generating contracts in the ordinary course of business, or (3) modify, renew, amend, extend (other than extensions and renewals arising pursuant to the terms thereof) or terminate (or grant any release or relinquishment of any rights under) any material contract, except, in each case, for the extension or renewal of revenue-generating contracts in the ordinary course of business or the termination or expiration of any other contracts arising in the ordinary course of business;

•	settle, release, waive or compromise any pending or threatened legal proceeding or agree to any remedies with respect to any legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise);

•	(1) incur, authorize or commit to incur any capital expenditures other than in the ordinary course of business, subject to the limitations set forth in the confidential disclosure letter to the Merger Agreement, (2) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, if reasonably available on commercially reasonable terms, (3) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Apigee or other person or entity covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, (4) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor or materially accelerate, or materially alter practices and policies relating to, the rate of collection of accounts receivable or payment of accounts payable, in each case other than in the ordinary course of business, or (5) waive, release, grant, encumber or transfer any right of material value other than in the ordinary course of business;

•	convene any regular or special meeting (or any adjournment thereof) of the stockholders of Apigee, or establish a record date or provide notice with respect to any such meeting, other than the Special Meeting;

•	make or forgive any loans to employees, officers or directors of Apigee or any of its subsidiaries;

•	take or omit to take any action that would cause any material registered intellectual property rights of the Company, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, except for any lapse, abandonment or cancellation which would not be material to Apigee and its subsidiaries, taken as a whole; or

•	enter into, authorize or commit to enter into an agreement or otherwise commit or agree to do any of the actions prohibited by the foregoing.

Alternative Acquisition Proposals

Apigee has agreed that it and its subsidiaries will, and will cause their respective representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of Apigee’s or its subsidiaries’ representative to continue, any and all existing activities, discussions or negotiations with any person or “group” (as defined under Section 13(d) of the Securities and Exchange Act) of persons, other than

Google or any of its affiliates or representatives (a “third party”) conducted with respect to any acquisition proposal (as defined below) or acquisition transaction (as defined below).

At all times commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Apigee has agreed that it will not, and that it will not authorize or permit any of its subsidiaries to (and will not authorize or permit any of its representatives to), directly or indirectly:

•	solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an acquisition proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal or acquisition transaction;

•	furnish to any third party any non-public information relating to Apigee or any of its subsidiaries or afford access to the business, properties, assets, books or records of Apigee or any of its subsidiaries to any third party in each case in connection with an acquisition proposal or an acquisition transaction, or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction, nor take any other action intended to assist or facilitate the making of any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction;

•	participate or engage in discussions or negotiations with any third party regarding an acquisition proposal or acquisition transaction or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction;

•	approve, endorse or recommend an acquisition proposal or acquisition transaction;

•	take any action to make the provisions of any takeover statute (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws, inapplicable to any person or entity other than Google and its affiliates or to any transactions constituting or contemplated by an acquisition proposal;

•	execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement or contract (whether written or oral, binding or non-binding) contemplating or otherwise relating to or that is intended to result in, or would reasonably be expected to result in, an acquisition proposal or acquisition transaction, other than certain permitted confidentiality agreements; or

•	authorize, commit or agree to do any of the foregoing.

Apigee shall not, and shall not permit any of its subsidiaries (and shall not authorize or permit any of its representatives to) release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Apigee or any of its affiliates is a party, in each case, unless the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the restriction described above, prior to obtaining the requisite stockholder approval, the Board of Directors, may, directly or indirectly through any representative of Apigee, (1) engage or participate in discussions or negotiations or facilitate an acquisition proposal or acquisition transaction with any third party (and its representatives) that has made a bona fide, unsolicited written acquisition proposal after the date of the Merger Agreement that did not result from a breach (or deemed breach) of the Merger Agreement and/or (2) furnish any non-public information relating to Apigee or any of its subsidiaries to any third party (and its representatives) that has made a written acquisition proposal after the date of the Merger Agreement that did not result from a breach (or deemed breach) of the Merger Agreement and that in each case the Board of Directors (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a superior proposal (as defined below); provided that (a) the Board of Directors (i) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes or is reasonably likely to lead to a superior proposal and (ii) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and at the time of taking such action, such acquisition proposal constitutes or continues be reasonably likely to lead to a superior proposal, (b) Apigee enters into, an acceptable confidentiality agreement with such third party, (c) Apigee notifies Google of the identity of such person and provides Google all of the material terms and conditions of such acquisition proposal and if such acquisition proposal is in written form, Apigee provides Google a true, complete and unredacted copy thereof, and (d) contemporaneously with furnishing any non-public information to such third party (and/or any of its representatives), Apigee furnishes or makes available such non-public information to Google or its representatives (to the extent such information has not been previously furnished to Google).

For purposes of this proxy statement and the Merger Agreement:

“acquisition proposal” means any offer, proposal or indication of interest from any third party (other than an offer or proposal by Google or Merger Sub) relating to any acquisition transaction.

“acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving:

(1) any acquisition or purchase by any third party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of Apigee (or any securities convertible into, or exchangeable for, such voting or equity securities of Apigee), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party (or the stockholders of any such third party) beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of Apigee;

(2) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization, extraordinary dividend, liquidation, dissolution or other similar transaction involving Apigee and a third party pursuant to which the stockholders of Apigee immediately preceding such transaction hold less than eighty percent (80%) of the voting power in the surviving or resulting entity of such transaction or the resulting direct or indirect parent of Apigee or such surviving or resulting entity (or any securities convertible into, or exchangeable for, securities representing such voting power); or

(3) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a third party of more than twenty percent (20%) of the consolidated assets of Apigee and its subsidiaries whether measured by fair market value, revenue generation or net income and including equity investments in subsidiaries).

“superior proposal” means any bona fide written acquisition proposal made by a third party after September 7, 2016 that (1) did not result from a breach (or deemed breach) of the Merger Agreement, (2) would result in such third party (or in the case of a direct merger between such third party and Apigee, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding shares of common stock or all or substantially all of the assets of Apigee and its subsidiaries, taken as a whole, and (3) is on terms that the Board of Directors determines (after consultation with its financial advisor and its outside legal counsel) that, if consummated, would result in a transaction more favorable to the stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account (a) any modifications to the terms and conditions of the Merger Agreement proposed by Google and (b) the likelihood and timing of the consummation of such acquisition proposal and the other terms and conditions of such acquisition proposal, including the financial, legal, regulatory and other aspects.

“competing acquisition transaction” has the same meaning as “acquisition transaction” except that all references therein to “20%” and “80%” will be deemed to be references to “50%”.

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to approve and adopt the Merger Agreement (the “company board recommendation”).  The Merger Agreement provides that neither the Board of Directors nor any committee thereof will:

•	fail to make, withdraw, amend or modify the company board recommendation in a manner that is materially adverse to Google, or publicly propose to withhold, withdraw, amend or modify the company board recommendation in a manner that is materially adverse to Google;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an acquisition proposal or acquisition transaction other than the Merger;

•	enter into an acquisition agreement; or

•	refrain from recommending against (and reaffirming the company board recommendation) any acquisition proposal or acquisition transaction that is a tender offer or exchange offer within 10 business days after the commencement thereof (the actions or inactions referred to above being referred to herein as a “company board recommendation change”).

Notwithstanding the foregoing, the Board of Directors may (1) effect a company board recommendation change in response to an acquisition transaction that the Board of Directors has determined is a superior proposal or (2) authorize Apigee to terminate the Merger Agreement to enter into an acquisition agreement with respect to such superior proposal, subject, in the case of the preceding clause (2), to the prior or concurrent payment of the company termination fee (as defined below), if:

•	the Board of Directors has received a bona fide, unsolicited written acquisition proposal, after the date of the Merger Agreement that did not result from a breach, or deemed breach, of Apigee’s non-solicitation obligations under the Merger Agreement;

•	the Board of Directors (1) has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that such acquisition proposal is a superior proposal and (2) has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (which determinations and any public announcement thereof will not constitute a company board recommendation change unless and until such party have failed at or prior to one business day following the end of either the four (4) business day period or additional three (3) business day notice period described below, as applicable, (and upon the occurrence of such failure, such determination and such public announcement shall constitute a company board recommendation change) to publicly announce that it (a) was recommending that the stockholders adopt the Merger Agreement and approve the transactions contemplated thereby and (b) has determined that such acquisition proposal is not a superior proposal and has publicly rejected such acquisition proposal (taking into account in (i) any modifications or adjustments made to the Merger Agreement or the transactions contemplated thereby and agreed to by the parties hereto and in (ii) any modifications or adjustments made to such acquisition proposal));

•	prior to effecting such company board recommendation change or termination of the Merger Agreement, the Board of Directors will have given Google at least four (4) business days’ notice of its intention to effect such action as described herein (which notice will include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such superior proposal and the identity of the person making such superior proposal);

•	if requested by Google, during the four (4) business day notice period described above, Apigee has met and negotiated in good faith with Google regarding modifications to the terms and conditions of the Merger Agreement so that such superior proposal would cease to be a superior proposal;

•

prior to the end of such four (4) business day period, Google has not made a counter-offer or proposal in writing and in a manner that, if accepted by Apigee, would form a binding contract, that the Board of

Directors determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the stockholders of Apigee as the superior proposal (it being understood that (1) any material revision to the terms of the superior proposal, including any revision in price, will require a new notice period, except such notice period will be three (3) business days, (2) the notice period will be extended, if applicable, to the extent necessary to ensure that at least three (3) business days remain subsequent to each time Apigee notifies Google of any material revision and (3) there may be multiple extensions of the notice period); and

•	the Board of Directors determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Google as described above) that, in light of such superior proposal, the failure to either (1) effect a company board recommendation change or (2) terminate the Merger Agreement and enter into the acquisition agreement with respect to such superior proposal would be inconsistent with its fiduciary duties.

At any time prior to obtaining the requisite stockholder approval, the Board of Directors may effect a company board recommendation change, other than pursuant to a superior proposal, in response to an intervening event if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, but only if:

•	Apigee has provided prior written notice to Google at least four (4) business days in advance of its intention to take such action, which notice must describe the intervening event in reasonable detail; and

•	prior to effecting such company board recommendation change, Apigee and its representatives, during such four (4) business day period, have if requested by Google, negotiated in good faith with Google and its representatives regarding modification to the terms and conditions of the Merger Agreement so that the Board of Directors no longer determines in good faith that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary duties pursuant to applicable law.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means any material event, circumstance, change, effect, development or condition first occurring or arising after September 7, 2016 that (1) was not known or reasonably foreseeable by the Board of Directors as of or prior to September 7, 2016 and which first became known or reasonably foreseeable prior to the receipt of the requisite stockholder approval (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board of Directors as of September 7, 2016 and which first became known or reasonably foreseeable prior to the receipt of the requisite stockholder approval) and (2) does not relate in any manner to an acquisition proposal; provided, that the following will not be taken into account for purposes of determining whether an intervening event has occurred: (a) any change in the price or trading volume of the shares of common stock (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an intervening event has occurred) and (b) any fact, event, violation, inaccuracy, circumstance, change or effect resulting from any action taken or initiated by Apigee or any of its subsidiaries pursuant to and in compliance with the terms of the Merger Agreement.

Employee Benefits

From and after the Effective Time, the Surviving Corporation will honor all of the employee benefit plans (including the Company offer letters) included in the confidential disclosure letter to the Merger Agreement in accordance with their terms as in effect immediately prior to the Effective Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation or Google, as applicable, from amending or terminating any such employee benefit plans, or other compensation or benefits plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

For a period of one-year following the Effective Time, the Surviving Corporation will provide (1) compensation (other than equity-based compensation) to each employee of Apigee and its subsidiaries who continues his or her employment with Apigee, its subsidiaries, the Surviving Corporation, Google or any subsidiary of Google as of and following the Effective Time (“each, a “continuing employee”) that is substantially comparable in the aggregate to the compensation (other than equity-based compensation) provided to such continuing employee immediately prior to the Effective Time; (2) health and welfare benefits to each continuing employee that are substantially similar to those health and welfare benefits that are (a) provided to such continuing employee immediately prior to the Effective Time or (b) provided to similarly situated employees of Google or its subsidiaries, and (3) cash-based severance benefits (other than reimbursement of COBRA continuation costs) to eligible continuing employees that are no less favorable than those provided under the designated employee benefit plans included in the confidential disclosure letter to the Merger Agreement.

The Surviving Corporation will provide each continuing employee with credit for all service with Apigee and its subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement but excluding for purposes of any defined benefit pension plan).  However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.  Continuing employees will be eligible to participate immediately in benefit plans sponsored by the Surviving Corporation that replace any comparable benefit plans of Apigee in which the employee participated immediately prior to the Effective Time.  With respect to any new medical, dental, pharmaceutical, vision and/or disability benefit plans, the Surviving Corporation will use commercially reasonable efforts to cause waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work and similar requirements to be waived and for participants to receive full credit for eligible expenses toward deductibles and similar requirements for the applicable plan year.

Efforts to Close the Merger

Subject to the terms, conditions and limitations of the Merger Agreement, including with respect to matters related to antitrust laws and clearances and litigation thereunder (as described further in the section captioned “The Merger—Regulatory Approvals Required for the Merger—Commitment to Obtain Approvals”), each of Google, Merger Sub and Apigee agreed to use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (1) cause the closing conditions to the Merger to be satisfied or fulfilled, (2) obtain all necessary consents, approvals, orders and authorizations from governmental authorities, and (3) seek all necessary or appropriate consents, waivers and approvals from third parties in connection with the Merger Agreement and the consummation of the Merger and other transactions contemplated by the Merger Agreement so as to maintain and preserve the benefits of the transactions contemplated hereby (including the Merger).

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Google will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of Apigee and its subsidiaries under any and all indemnification agreements, set forth in the confidential company disclosure letter between Apigee or any of its subsidiaries on the one hand, and any of their respective current or former directors and officers of Apigee or Apigee’s subsidiaries, on the other hand and (so long as such indemnification agreements are substantially consistent in all material respects with the form of indemnification agreement made available to Google prior to the date of the Merger Agreement and a true, complete, correct and unredacted copy of such executed indemnification agreement is promptly provided to Google) any person who becomes a director or officer of Apigee or its subsidiaries prior to the Effective Time (the “indemnified persons”).  In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Google will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of Apigee and its subsidiaries, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Google will cause the Surviving Corporation to) indemnify and hold harmless to the fullest extent permitted by applicable law or pursuant to any indemnification agreement listed in the confidential disclosure letter to the Merger Agreement with Apigee in effect on the day of the Merger Agreement, each indemnified person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises, directly or indirectly out of or pertains directly or indirectly to (1) any action or omission or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of Apigee or Apigee’s subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); or (2) any of the transactions contemplated by the Merger Agreement.  If, at any time prior to the sixth anniversary of the Effective Time, any indemnified person delivers to Google a written notice asserting a claim for indemnification under the appropriate section of the Merger Agreement, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, proceeding, investigation or inquiry, (x) Google and the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have agreed to not assert that the indemnified person is not entitled to indemnification hereunder with respect to such claim, proceeding, investigation or inquiry), (y) Google and the Surviving Corporation shall not be liable to such indemnified person for any legal expenses of other counsel subsequently incurred by such indemnified person in connection with the defense thereof, except that if Google or the Surviving Corporation elects not to assume such defense or counsel for such indemnified person advises that there are issues which raise conflicts of interest between Google or the Surviving Corporation and such indemnified person, such indemnified person may retain counsel satisfactory to them and reasonably satisfactory to Google, and Google or the Surviving Corporation will pay all reasonable and documented fees and expenses of such counsel for such indemnified person promptly as statements therefor are received upon receipt of an undertaking by or on behalf of such indemnified person to repay such amount or any other amount paid on behalf of such indemnified person if it is ultimately determined in accordance with clause (b) of the following sentence that such indemnified person is not entitled to be indemnified; provided, however, that Google and the Surviving Corporation shall be obligated pursuant to this clause (y) to pay for only one firm of counsel for all indemnified persons in any jurisdiction unless the use of one counsel for such indemnified persons would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (3) the indemnified persons will cooperate in the defense of any such matter at Google’s or the Surviving Corporation’s expense; and (4) Google and the Surviving Corporation shall not be liable for any settlement effected without its express written consent which shall not be unreasonably withheld.  Notwithstanding anything to the contrary set forth in the Merger Agreement, (a) neither the Surviving Corporation nor any of its affiliates (including Google) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an indemnified person under the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all indemnified persons from all liability arising out of such claim, proceeding, investigation or inquiry or such indemnified persons otherwise consent and (b) Google and the Surviving Corporation shall not have any obligation under the Merger Agreement to any indemnified person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such indemnified person in the manner contemplated by the

Merger Agreement is prohibited by applicable law and any and all amounts previously paid on behalf of such indemnified person will be repaid to Google or the Surviving Corporation by or on behalf of such indemnified person.

In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Google will cause the Surviving Corporation to) maintain in effect Apigee’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are on substantially similar terms and conditions to those of the D&O Insurance; provided, however, that in satisfying such obligation pursuant to the Merger Agreement, the Surviving Corporation will not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by Apigee for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, however, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation will be obligated to obtain a policy with, in the good faith determination of the Surviving Corporation, the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Prior to the Effective Time, Apigee, following reasonable consultation with Google, shall have the right to (and if Google requests, Apigee will) purchase a six-year “tail” prepaid policy on the D&O Insurance; provided, however, that, in no event shall Apigee pay, or the Surviving Corporation be required to pay, an aggregate premium for such “tail” policy in excess of the Maximum Annual Premium.  In the event that Apigee elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Google will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in which case, the Surviving Corporation (and Google) will have no further obligations under the Merger Agreement for so long as such “tail” policy is maintained in full force and effect.

The obligations related to indemnification and insurance under the Merger Agreement may not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in the preceding paragraph (and their heirs and representatives)) without the prior written consent of such affected indemnified person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in the preceding paragraph (and their heirs and representatives).  Each of the indemnified persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in the preceding paragraph (and their heirs and representatives) are intended to be third party beneficiaries of the agreements related thereto with full rights of enforcement as if a party thereto.  The rights of the indemnified persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in the preceding paragraph (and their heirs and representatives)) will be in addition to, and not in substitution for, any other rights that such persons may have under the charter, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Apigee or any of its subsidiaries, or applicable law.

The obligations of Google and the Surviving Corporation or its successors will be subject to any limitation imposed by applicable law (including any limitation on Apigee’s ability to indemnify its own directors and officers) and Google will have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time.

For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Apigee’s Directors and Executive Officers in the Merger.”

Stockholders Meeting

Apigee has agreed to take all necessary action in accordance with the DGCL, its certificate of incorporation and bylaws and the rules of Nasdaq to establish a record date for, call, give notice of, convene and hold the

Special Meeting of the stockholders of Apigee as promptly as reasonably practicable following the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement in accordance with Delaware law.

Apigee will be able to postpone or adjourn the Special Meeting only if (1) there are not holders of a sufficient number of shares of common stock present or represented by proxy at the Special Meeting to constitute a quorum at the Special Meeting, (2) Apigee is required to postpone or adjourn the Special Meeting by applicable law, order or a request from the SEC or its staff, or (3) the Board of Directors (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable law to postpone or adjourn the Special Meeting, including if the Board of Directors has determined in good faith (after consultation with outside legal counsel) that it is required by applicable law in order to give Apigee’s stockholders sufficient time to evaluate any information or disclosure that Apigee has sent to its stockholders or otherwise made available to them (including in connection with any company board recommendation change).

Apigee has agreed that in no event will the Special Meeting be postponed or adjourned (1) by more than ten (10) calendar days at a time without the prior written consent of Google; (2) with respect to (1) in the paragraph above, by more than thirty (30) calendar days after the date on which the Special Meeting was (or was required to be) originally scheduled without the prior written consent of Google or (3) with respect to (3) in the paragraph above, by more than ten (10) business days, or such other amount of time reasonably agreed by Apigee and Google to be necessary to comply with applicable law, and, in the case of each of the foregoing clauses (1) through (3) in no event shall the Special Meeting be postponed or adjourned to a date that is later than six (6) business days prior to the termination date (as the same may be extended).  Apigee will, at the instruction of Google, postpone or adjourn the Special Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to approve and adopt the Merger Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the requisite stockholder approval.  Any additional postponements or adjournments shall be by mutual agreement of Apigee and Google.  In no event will the record date of the Special Meeting be changed without Google’s prior written consent, unless required by applicable law.

Without the prior written consent of Google, the adoption of the Merger Agreement shall be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the stockholders in connection with the adoption of the Merger Agreement) that Apigee will propose to be acted on by the stockholders at the Special Meeting.

Unless the Merger Agreement is terminated, Apigee has agreed that it will establish a record date for, call, give notice of, convene and hold the Special Meeting for the purpose of voting upon the adoption of the Merger Agreement in accordance with Delaware law, whether or not the Board of Directors at any time subsequent to the date of the Merger Agreement shall have effected a company board recommendation change or otherwise shall determine that the Merger Agreement is no longer advisable or recommends that the stockholders reject it.

Transaction Litigation

Prior to the Effective Time, Apigee will promptly notify Google of all legal proceedings commenced or threatened against Apigee or any of its subsidiaries, directors, officers, representatives or affiliates, in each case in connection with, or arising from or otherwise relating to the Merger or any other transactions contemplated by the Merger Agreement (“transaction litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Google reasonably informed with respect to the status thereof.  Apigee will give Google the reasonable opportunity to participate in the defense, settlement or prosecution of any transaction and consult with Google with respect to the defense, settlement or prosecution of any transaction litigation.

Treatment of Existing Credit Agreement

Prior to or at closing, Apigee will deliver to Google and Merger Sub an executed payoff letter with respect to its current credit agreement, in form and substance reasonably satisfactory to Google.

Other Covenants

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Apigee and Google in the preparation and filing of this proxy statement;

•	reasonable access to information about Apigee will be made available upon Google’s request;

•	confidentiality obligations of Apigee and Google pursuant to the confidentiality agreement between Apigee and Google;

•	Apigee and Google providing each other prompt notice if (1) in the event that any representation or warranty made by either party has become untrue or inaccurate in any respect, or in the event that either party has failed to comply with or satisfy in any respect any covenant or obligation to be complied with or satisfied by it under the Merger Agreement, in each case to the extent that such failure to be true and accurate, or such failure to so comply and satisfy, would result in certain conditions specified in the Merger Agreement having become incapable of being satisfied, (2) receipt of any written notice from any third person alleging that the consent or approval of such person is or may be required in connection with the Merger and the other transactions contemplated by the Merger Agreement, (3) any notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement or (4) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the parties that, if pending on the date of the Merger Agreement, would have been required to have been disclosed by such party pursuant to any section of the Merger Agreement or that relate to the Merger or the other transactions contemplated by the Merger Agreement;

•	consultation between Google and Apigee prior to public announcements relating to the Merger or related transactions;

•	Apigee’s control over its and its subsidiaries operations prior to the Effective Time of the Merger;

•	agreement of Apigee to take all actions reasonably necessary to exempt the disposition of equity securities by Apigee’s officers and directors in conjunction with the Merger under Section 16 of the Exchange Act;

•	delisting of Apigee’s securities from Nasdaq and deregistering of Apigee’s securities under the Exchange Act as promptly as practicable following the delisting; and

•	to take all actions necessary so that no anti-takeover laws become applicable to the Merger Agreement, the voting agreements or the Merger and, if any such anti-takeover laws become applicable, that the transactions contemplated by the Merger Agreement may be consummated as promptly as possible in accordance with its terms.

Conditions to the Closing of the Merger

The respective obligations of Apigee, Google and Merger Sub to enter into and complete the closing are subject to the fulfillment, on or prior to the Closing Date of the following conditions, any one or more of which may be waived (where permitted by applicable law) prior to the Effective Time by Apigee and Google in writing:

•	the approval and adoption of the Merger Agreement by obtaining the requisite stockholder approval;

•	(1) all waiting periods (and extensions thereof) applicable to the Merger under the HSR Act have expired or been terminated; and (2) all antitrust, competition and merger control consents in Austria and Germany has been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period); and

•

the absence of any (1) law enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger or (2) any order issued or granted (whether temporary, preliminary or permanent), in each case, by a governmental authority of competent jurisdiction that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

In addition, the obligations of Google and Merger Sub to enter into and complete the closing are subject, at the option of Google, to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived (where permitted by applicable law) prior to the Effective Time by Google in writing:

•	the representations and warranties of Apigee relating to organization and standing, authorization and enforceability being true and correct as of the date of the Merger Agreement and on and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

•	the representation and warranty of Apigee being true and correct as of the date of the Merger Agreement and on and as of the Closing Date as if made at and as of the Closing Date, that since April 30, 2016 through the date of the Merger Agreement there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	certain representations and warranties with regards to Apigee’s capitalization being true and correct as of the date of the Merger Agreement and on and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such inaccuracies that would in the aggregate increase the aggregate Merger Consideration payable by Google by more than five million dollars ($5,000,000);

•	the other representations and warranties with regards to Apigee’s capitalization, the representations and warranties relating to subsidiaries and brokers’ fees being be true and correct in all material respects as of the date of the Merger Agreement and on and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

•	the other representations and warranties of Apigee set forth elsewhere in the Merger Agreement being true and correct as of the date of the Merger Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) provided, however, that for purposes of determining the accuracy of the representations and warranties of Apigee set forth in the Merger Agreement for purposes of this condition all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

•	Apigee having performed or complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by it at or prior to the Closing Date;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect; and

•	the receipt by Google and Merger Sub of a certificate of Apigee, validly executed for and on behalf of Apigee and in its name by a duly authorized executive officer, certifying that the conditions described in the preceding seven bullets have been satisfied.

In addition, the obligations of Apigee to enter into and complete the closing are subject, at the option of Apigee, to the fulfillment on or prior to the Closing Date of the following conditions by Google and Merger Sub, any one or more of which may be waived (when permitted by applicable law prior to the Effective Time) by Apigee in writing:

•	the representations and warranties of Google and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (2) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Google and Merger Sub set forth in the Merger Agreement for purposes of this condition, all qualifications based on a “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

•	Google and Merger Sub having performed or complied in all material respects with the covenants and agreements required by the Merger Agreement to be performed or complied with by each of them at or prior to the Closing Date; and

•	the receipt by Apigee of a certificate of Google and Merger Sub, validly executed for and on behalf of Google and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows:

•	by mutual written agreement of Apigee and Google;

•	by either Apigee or Google if:

•	the Effective Time shall not have occurred on or before the first business day after March 7, 2017, (the “termination date”) provided, however, that if the conditions set forth in the second two bullet points in the Conditions to Closing the Merger section above (as a result of an order or applicable law under antitrust laws) shall not have been satisfied or duly waived (where permitted by applicable law) by all parties entitled to the benefit of such condition by the fifth (5th) business day prior to March 7, 2017, either Google or Apigee may, by written notice delivered to the other party, extend the termination date to June 7, 2017, and if such conditions have not been satisfied or duly waived by all parties entitled to the benefit of such conditions by the fifth (5th) business day prior to June 7, 2017, either Google or Apigee may, by written notice delivered to the other party, extend the termination date to September 7, 2017; provided, however that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party under the Merger Agreement) has been a principal cause or resulted in the failure of the closing of the Merger to have occurred on or before such date, as the same may be extended;

•	if Apigee fails to obtain the requisite stockholder approval at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of the Merger Agreement, except that the right to terminate the Merger Agreement for this reason will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been a principal cause of or resulted in the failure to obtain the requisite stockholder approval at the Special Meeting (or any adjournment or postponement thereof); or

•	if any governmental authority of any competent jurisdiction will have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger, or (2) issued or granted any order that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such order has become final and nonappealable.

•	by Apigee:

•	in the event (1) of a breach of any covenant or agreement on the part of Google or Merger Sub set forth in the Merger Agreement or (2) that any of the representations and warranties of Google or Merger Sub set forth in the Merger Agreement were inaccurate when made or became inaccurate, in either case such that certain corresponding conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate (and in each case such breach or inaccuracy, as applicable, is not curable prior to the termination date (as the same may be extended), or if curable prior to the termination date (as the same may be extended), subject to the immediately following proviso); provided, however, that notwithstanding the foregoing, Apigee shall not be permitted to terminate the Merger Agreement pursuant to this provision until the earlier to occur of (x) thirty (30) calendar days after receipt of written notice thereof by Parent from Apigee of such breach or inaccuracy, as applicable or (y) Google or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Apigee may not terminate the Merger Agreement pursuant to this provision if such breach or inaccuracy by Google or Merger Sub is cured within such thirty (30) calendar day period); provided, further, Apigee may not terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representation, warranty of covenant contained in the Merger Agreement; or

•	at any time prior to receiving the requisite stockholder approval if (1) Apigee has received a superior proposal; (2) the Board of Directors has authorized the Company to enter into an acquisition agreement to consummate the acquisition transaction contemplated by that superior proposal and (3) Apigee concurrently and as a condition to the effectiveness of such termination pays or causes to be paid to Google (or its designee) the company termination fee (as defined below) and so long as Apigee complies with its obligations related to such superior proposal (as described above under the sections captioned “The Merger Agreement—Alternative Acquisition Proposals” and “—The Board of Directors Recommendation; Company Board Recommendation Change” beginning on pages 93 and 96, respectively); and

•	by Google:

•

in the event (1) of a breach of any covenant or agreement on the part of Apigee set forth in the Merger Agreement or (2) that any of the representations and warranties of Apigee set forth in the Merger Agreement were inaccurate when made or became inaccurate, in either case such that certain corresponding conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty have become inaccurate (and in each case such breach or inaccuracy, as applicable, is not curable prior to the termination date (as the same may be extended), or if curable prior to the termination date (as the same may be extended), subject to the immediately following proviso); provided, however, that notwithstanding the foregoing, Google shall not be permitted to terminate the Merger Agreement pursuant to this provision until the earlier to occur of (x) thirty (30) calendar days after receipt of written notice by Apigee from Google of such breach or inaccuracy, as applicable or (y) Apigee ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Google and Merger Sub may not terminate the Merger Agreement pursuant to this provision if such breach or inaccuracy by Apigee is cured within such thirty (30) calendar day period); provided, further, Google may not terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representation, warranty of covenant contained in the Merger Agreement;

•	at any time prior to receiving the requisite stockholder approval in the event that the Board of Directors (or any committee thereof) (1) shall have effected a company board recommendation change or (2) if (a) after its receipt of an acquisition proposal or (b) following Google’s reasonable request, shall have, in either case, failed to reaffirm the company board recommendation within five (5) business days of any such Google request (and if the Special Meeting is scheduled to be held within five (5) business days, then within one (1) business day of any such Google request); or

•	at any time prior to receiving the requisite stockholder approval, in the event of a willful and intentional breach (or deemed breach) by Apigee or its representatives of Apigee’s non-solicitation obligations or the obligations of the Board of Directors to recommend that stockholders approve the Merger and comply with certain requirements prior to effecting any change of recommendation.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party or parties thereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties thereto, as applicable, except (1) for the terms of certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to confidentiality, public disclosure, notice and payment of the respective termination fees, and (2) that nothing in the Merger Agreement will relieve any party or parties thereto, as applicable, from liability for any willful and intentional breach of the Merger Agreement prior to such termination, or any fraud committed in connection with the Merger Agreement or any of the transactions contemplated thereby.  In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Google and Apigee, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Termination Fee Payable by Apigee

If the Merger Agreement is terminated in the circumstances set forth in the immediately following paragraphs, Apigee has agreed to pay Google a termination fee of $21,750,000 (the “company termination fee”).

Apigee will be required to pay the company termination fee to Google if:

•

(1) the Merger Agreement is terminated (a) by either Google or Apigee because the termination date (as the same may be extended) has passed or because the stockholders fail to approve and adopt the Merger Agreement or (b) by Google in the event of a breach of any covenant or agreement of Apigee; (2) following the execution of the Merger Agreement and prior to the termination date (as the same may be extended) (or with respect to a termination pursuant to a failure of the stockholders to approve the Merger Agreement, the time at which a vote is taken on the adoption of the Merger Agreement at the Special Meeting (or an adjournment or postponement thereof)) an offer or proposal for a competing acquisition transaction is publicly announced, publicly disclosed or otherwise made public (whether or not subsequently withdrawn); and (3) within twelve (12) months following the termination of the Merger Agreement Apigee or any of its subsidiaries (a) consummates any competing acquisition transaction or (b) enters into a definitive contract to consummate any competing acquisition transaction and, in the case of (b), any competing acquisition transaction is subsequently consummated, then on the date of the consummation of such competing acquisition transaction, Apigee will pay to Google the company termination fee the Company shall pay to Parent;

•	the Merger Agreement is terminated by Apigee at any time prior to receiving the requisite stockholder approval if (1) Apigee has received a superior proposal and (2) the Board of Directors has authorized the Company to enter into an acquisition agreement to consummate the acquisition transaction contemplated by that superior proposal so long as Apigee complies with certain of its obligations related to such superior proposal and immediately prior to or concurrently with, and as a condition to the effectiveness of, such termination, Apigee will pay or cause to be paid to Google (or its designee) the company terminate fee;

•	the Merger Agreement is terminated by Google at any time prior to the approval of the Merger Agreement by the stockholders due to (1) the Board of Directors (or any committee thereof) having effected a company board recommendation change or (2) the Board of Directors (or any committee thereof) shall have failed to reaffirm the company board recommendation within five (5) business days of any reasonable request by Google or any receipt of an acquisition proposal (and if the Special Meeting is scheduled to be held within five (5) business days, then within one (1) business day of any such request by Google), with such company termination fee to be paid by Apigee within one (1) business day after the date of such termination; or

•	prior to receiving the requisite stockholder approval, in the event of a willful and intentional breach (or deemed breach) by Apigee or its representatives of Apigee’s non-solicitation obligations and the obligations of the Board of Directors to recommend that stockholders approve the Merger and comply with certain requirements prior to effecting any change of recommendation., with such company termination fee to be paid by Apigee within one (1) business day after the date of such termination.

In the event that the Merger Agreement is terminated by Apigee for any reason at a time when Google would have had the right to terminate the Merger Agreement, Google shall be entitled to receipt of any company termination fee that would have been (or would have subsequently become) payable had Google terminated the Merger Agreement at such time.

The parties have agreed that in no event will Apigee be required to pay the company termination fee on more than one occasion, whether or not the company termination fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

In the event that Google receives payment of the company termination fee as described above, Apigee will have no further liability to Google or Merger Sub, under the Merger Agreement or otherwise in connection with the transactions contemplated thereby, Google and Merger Sub shall be precluded from any other remedy against Apigee, at law or in equity or otherwise, and neither Google nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Apigee or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that nothing will relieve any party from liability for any willful and intentional breach of the Merger Agreement prior to such termination, or any fraud committed in connection with the Merger Agreement or any of the transactions contemplated thereby.

Termination Fee Payable by Google

If the Merger Agreement is terminated in the circumstance specified in the immediately following paragraph, Google has agreed to pay Apigee a termination fee of $46,600,000 (the “parent termination fee”).

Google will pay the parent termination fee to Apigee if the Merger Agreement is terminated:

•	by Apigee or Google because the (1) termination date (as the same may be extended) has passed; or (2) if any governmental authority of any competent jurisdiction will have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger, or issued or granted any order that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such order has become final and nonappealable; if, as of the time of such termination, (a) the only conditions to closing set forth in the Merger Agreement (discussed above) that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered as evidenced by written confirmation by those persons or entities pursuant to the Merger Agreement are those relating to the absence of any (i) law enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger or (ii) any order issued or granted (whether temporary, preliminary or permanent), in each case, by a governmental authority of competent jurisdiction that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger (solely with respect to antitrust laws), (b) such failure to be satisfied is due to (i) the failure to receive any required consent or approval (including the expiration or termination of any waiting period and any extension thereof under the HSR Act) from a governmental authority pursuant to antitrust laws or (ii) any action (including the enacting, issuing, entry or promulgation of orders or applicable laws or instituting of proceedings) by any governmental authority to enjoin or otherwise prohibit the Merger or make it illegal pursuant to antitrust laws, and (c) that none of Apigee, its subsidiaries or their respective officers, directors or employees has taken any action or failed to take any action (which action or failure to act constitutes a breach by Apigee of the Merger Agreement) that was a principal cause of the failure of the conditions to closing referenced above.

The parties have agreed that in no event will Google be required to pay the parent termination fee on more than one occasion, whether nor not the parent termination fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

In the event that Apigee will receive payment of the parent termination fee as described above, Google and Merger Sub will have no further liability to Apigee under the Merger Agreement or otherwise in connection with the transactions contemplated thereby, Apigee will be precluded from any other remedy against Google and Merger Sub, at law or in equity or otherwise, and Apigee will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Google and Merger Sub or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that nothing will relieve any party from liability for any willful and intentional breach of the Merger Agreement prior to such termination, or any fraud committed in connection with the Merger Agreement or any of the transactions contemplated thereby.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (except with respect to the payment of the company termination fee or parent termination fee, if applicable and required under the terms of the Merger Agreement).  Accordingly, the parties have acknowledged and agreed that in the event of any breach or threatened breach by Apigee, on the one hand, or Google and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Apigee, on the one hand, and Google and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement, provided, however, that (1) Google and Merger Sub shall not be entitled to any such injunction or injunctions, specific performance, or other equitable relief if the Merger Agreement is terminated and Apigee has paid the company termination fee in accordance with the terms of the Merger Agreement and (2) Apigee shall not be entitled to any such injunction or injunctions, specific performance, or other equitable relief if the Merger Agreement is terminated and Parent has paid the parent termination fee in accordance with the terms of the Merger Agreement.

Expenses

Except in specified circumstances, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) will be paid by the party or parties, as applicable, incurring such expense, whether or not the Merger is consummated.

Amendment

Subject to applicable law and to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each Apigee, Google and Merger Sub; provided, however, that in the event that the Merger Agreement has been approved by the stockholders of the Company in accordance with Delaware law, no amendment will be made to the Merger Agreement that requires further approval by such stockholders without such approval.

Governing Law; Jurisdiction

The Merger Agreement is governed by Delaware law.  The parties have agreed that any actions or proceedings arising in connection with the Merger Agreement or the transactions contemplated thereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware), and the parties submit to the exclusive jurisdiction of such court for the purpose of such actions or proceedings.

No Third-Party Beneficiaries

The parties agreed that (1) their respective representations, warranties, covenants and agreements set forth in the Merger Agreement are solely for the benefit of the other party thereto in accordance with and subject to the terms of the Merger Agreement and (2) the Merger Agreement is not intended to, and shall not, confer upon any other person any rights or remedies thereunder, except for those discussed above under the caption “—Indemnification and Insurance” and the rights of stockholders to the Merger Consideration as described under the caption “—Merger Consideration.”

THE VOTING AGREEMENTS

The following summary describes the material provisions of the voting agreements.  The descriptions of the voting agreements in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the form of voting agreement which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference.  We encourage you to read the form of voting agreement carefully and in its entirety because this summary may not contain all the information about the voting agreement that is important to you.  The rights and obligations of the parties are governed by the express terms of the voting agreements and not by this summary or any other information contained in this proxy statement.

In connection with the execution of the Merger Agreement, Parent entered into voting agreements with Chet Kapoor, our chief executive officer; certain affiliates of Mr.  Kapoor; Tim Wan, our chief financial officer; Stacey Giamalis, our chief counsel; Anant Jhingran, our chief technology officer; Shankar Ramaswamy, our vice president of engineering and operations; entities affiliated with Bay Partners and Neal Dempsey, a member of our board of directors; entities affiliated with Norwest Venture Partners and Promod Haque, a member of the board of directors of the Company; and entities affiliated with Third Point Partners and Robert Schwartz, a member of the board of directors of the Company.  As of the Record Date, these persons beneficially owned in the aggregate 14,555,749 shares of Apigee common stock which represented voting power over approximately 47% of the outstanding Apigee common stock.

Voting Provisions

Each party that has entered into the voting agreements with Parent has agreed to (1) appear at each meeting of the stockholders of the Company concerning proposals related to the Merger, any acquisition proposal or those proposals as set forth in the voting agreements and (2) vote or cause to be voted (including by proxy or written consent, if applicable) all of his, her or its shares of common stock (a) in favor of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; (b) against any acquisition proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement; and (c) against any other action, agreement or transaction, that is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the performance by such stockholder of his, her or its obligations under such voting agreement (the “transaction approval matters”).

Irrevocable Proxy

Each party that has entered into the voting agreements with Parent has appointed Parent and its designee as such person’s attorney-in-fact and proxy to vote shares of common stock owned by such person in accordance with the terms of the voting agreements.

Restrictions on Transfer

Pursuant to each of the voting agreements, absent the prior written consent of Parent, each party agreed that, until the earlier of (1) the termination of the Merger Agreement; (2) the mutual written consent of the Parent and the signing party; and (3) the approval and adoption of the Merger Agreement by the requisite affirmative vote of stockholders each party will not, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (a “transfer”), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect transfer of any of their shares of common stock (including shares of common stock the party purchases or with respect to which the party otherwise acquires record or beneficial ownership after the date of the voting agreement and prior to the termination of the voting agreement) other than any transfer or other disposition to certain permitted transferees, but only if (a) such permitted transferee agrees in writing to be bound by the terms of the voting agreement as if they were a party thereto; (b) such written instrument expressly provides Parent with the ability to enforce the obligations of the transferring party and the permitted transferee with respect to the party’s shares of common stock (including shares of common stock the party purchases or with respect to which the party otherwise acquires record or beneficial ownership after the date of the voting agreement and prior to the termination of the voting agreement), including causing such shares of common stock to vote in accordance with the voting provisions described above; and (c) prompt notice of such transfer to such permitted transferee is delivered to Parent pursuant to the terms of the voting agreement.

Non-Solicitation

Pursuant to the voting agreements with entities affiliated with Bay Partners and Neal Dempsey, a member of our board of directors; entities affiliated with Norwest Venture Partners and Promod Haque, a member of our board of directors; and entities affiliated with Third Point Partners and Robert Schwartz, a member of the board of directors of the Company, each such foregoing entity who is party to a voting agreement agreed not to, and agreed to cause the affiliates, subsidiaries and representatives of such party not to, during the term of the voting agreement (1) solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any acquisition proposal or making of any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction with respect to the Company; (2) furnish to any third party any non-public information relating to the Company or any of its subsidiaries in connection with an acquisition proposal or acquisition transaction, or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction, or take any other action intended to assist or facilitate the making of any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction; (3) participate or engage in any discussions or negotiations with any third party regarding any acquisition proposal or acquisition transaction or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction, or (4) enter into any agreement with respect to any acquisition proposal or acquisition transaction (other than the voting agreements with Parent).  Each such party is required to promptly (and in any event within 24 hours of becoming aware of the following) notify Parent of (x) any acquisition proposal received by such party or any subsidiary, affiliate or representative of such party or (y) any inquiry, proposal, offer or other communication made to such party or any subsidiary, affiliate or representative of such party with respect to, or which would reasonably be expected to lead to, any acquisition proposal, and shall include in such notice the terms and conditions of the acquisition proposal or inquiry, and the identity of the person or group making the acquisition proposal or inquiry.

Company Board Recommendation Change

Pursuant to each of the voting agreements, each party thereto has agreed that if the Board of Directors has effected (and not withdrawn) a company board recommendation change (as defined under the caption “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”), then the obligation of the party to vote his, her or its shares of common stock with regard to the transaction approval matters shall be modified such that (1) the party together with the other parties entering into voting agreements with Parent, shall only be required to collectively vote an aggregate number of such parties’ shares of common stock equal to thirty-five percent (35%) of the total voting power of the outstanding common stock of the Company as of the Record Date; and (2) the number of shares of common stock subject to the voting requirements of such party’s voting agreement and all other parties’ voting agreements in excess of that percentage shall be reduced on a pro rata basis in accordance with the number of votes such party and each other party is entitled to cast, and such party, in his, her or its sole discretion, shall be entitled to vote all of such excess shares of common stock in any manner such party chooses.

Appraisal Rights

Each party to the voting agreements has agreed to irrevocably waive and not to exercise any rights of appraisal or dissent from the Merger that such stockholder may be entitled to under applicable law.

Termination

Each of the voting agreements terminate automatically upon the (1) termination of the Merger Agreement; and (2) the approval and adoption of the Merger Agreement by the requisite affirmative vote of stockholders and can be terminated by the mutual written consent of the Parent and the signing party.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “APIC.” As of October 7, 2016, there were 30,910,251 shares of common stock outstanding, held by approximately 157 stockholders of record.  We have never declared or paid any cash dividends on our common stock and have no current intention to declare any such dividend.  Furthermore, under the terms of the Merger Agreement, we are generally prohibited from declaring, authorizing, making or paying any dividend or distribution during the pendency of the Merger.

The following table presents the high and low intra-day sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year Ending July 31, 2017
First Quarter through October 7, 2016	$17.84	$12.09
Fiscal Year Ended July 31, 2016
Fourth Quarter	$13.15	$9.32
Third Quarter	10.00	5.35
Second Quarter	9.90	6.61
First Quarter	11.42	5.14
Fiscal Year Ended July 31, 2015
Fourth Quarter	$16.94	$7.75
Third Quarter (beginning April 24)	20.50	13.78

On October 7, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $17.38 per share.  You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act.  As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of October 7, 2016, for (1) each person or group of affiliated persons know by Apigee to be the beneficial owner of more than 5% of our common stock; (2) each of our named executive officers; (3) each of our directors and nominees for director; and (4) all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities.  Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 30,910,251 shares of our common stock outstanding as of October 7, 2016.  We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 7, 2016, which are subject to vesting conditions expected to occur within 60 days of October 7, 2016 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Apigee Corporation, 10 S. Almaden Blvd., 16th Floor, San Jose, California 95113.  The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with Bay Partners(1)	4,446,598	14.4
Entities affiliated with Norwest Venture Partners(2)	6,323,009	20.5
Entities affiliated with Third Point Partners(3)	3,166,551	10.2

(1)	Consists of (1) 4,213,153 shares held of record by Bay Partners X, LP and (2) 233,445 shares held of record by Bay Partners X Entrepreneurs Fund, LP (Entrepreneurs Fund) (Bay Partners X, LP together with Entrepreneurs Fund, the “Bay Entities”). Neal Dempsey, a member of our board of directors, and Stuart G. Phillips, who are the co-Managers of Bay Management Company X, LLC, the general partner of each of the Bay Entities, share voting and dispositive power with respect to the shares held of record by the Bay Entities. The address for each of these entities is 2180 Sand Hill Road, Suite 345, Menlo Park, California 94025.
(2)	Consists of (1) 4,976,891 shares held of record by Norwest Venture Partners IX, LP (Partners IX); (2) 873,561 shares held of record by Norwest Venture Partners VIII, LP (Partners VIII); and (3) 472,557 shares held of record by Norwest Venture Partners XI, LP (Partners XI together with Partners VIII and Partners IX, the “Norwest Venture Partners Entities”). NVP Associates, LLC (NVP) is the managing member of the general partners of the Norwest Venture Partners Entities. Promod Haque, a member of our board of directors, Jeffrey Crowe and Matthew Howard, as co-chief executive officers of NVP and members of the general partners, share voting and dispositive power with respect to the shares held of record by the Norwest Venture Partners Entities. The address for each of these entities is 525 University Avenue, Suite 800, Palo Alto, California 94301.
(3)

Consists of (1) 1,916,993 shares held of record by Third Point Offshore Master Fund, L.P.; (2) 370,108 shares held of record by Third Point Partners Qualified, L.P.; (3) 226,202 shares held of record by Third

Point Partners, L.P.; (4) 568,548 shares held of record by Third Point Ultra Master Fund L.P.; (5) 74,000 shares held of record by Third Point Reinsurance Company Ltd.; and (6) 10,700 shares held of record by Third Point Reinsurance (USA) Ltd. Robert Schwartz, a member of our board of directors, is a Managing Partner of Third Point Ventures (the Menlo Park, California-based venture capital arm of Third Point LLC), but holds no voting or dispositive power with respect to the shares held by Third Point Ventures and its affiliated entities. Third Point LLC, the investment manager of Third Point Offshore Master Fund, L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Ultra Master Fund L.P., and Daniel S. Loeb, in his capacity as the Chief Executive Officer of Third Point LLC, have voting and dispositive power over shares held by Third Point Offshore Master Fund, L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Ultra Master Fund L.P. The address for each of these entities is c/o Third Point LLC, 390 Park Avenue, 19th Floor, New York, New York 10022.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Chet Kapoor(1)	1,456,928		4.6
Tim Wan(2)	29,823
Shankar Ramaswamy(3)	138,034
Bob L. Corey(4)	31,052	*
Neal Dempsey(5)	4,446,598		14.4
Promod Haque(6)	6,323,009		20.5
William “BJ” Jenkins, Jr.(7)	46,550
Edmond Mesrobian(8)	26,056	*
Robert Schwartz(9)	—		—
All current executive officers and directors as a group of (11 persons)(10)	12,798,858		41.3

*	Less than 1%
(1)	Consists of (1) 530,390 shares held of record by the Kapoor Family Trust dated March 15, 2002 for which Mr. Kapoor serves as a trustee; (2) 746 shares purchased by Mr. Kapoor through the Company’s ESPP plan and (3) 925,792 shares subject to company options exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.
(2)	Consists of (1) 13,417 shares held of record by Mr. Wan; (2) 16,406 shares exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.
(3)	Consists of (1) 32,079 shares held of record by Mr. Ramaswamy; and (2) 105,955 shares exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.
(4)	Consists of 31,052 shares subject to options exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.
(5)	Consists of the shares listed in footnote (1) to the previous table above, which are held of record by the Bay Entities. Mr. Dempsey is a co-Manager of Bay Management Company X, LLC.
(6)	Consists of the shares listed in footnote (2) to the previous table above, which are held of record by the Norwest Venture Partners Entities. Mr. Haque is a co-chief executive officer of NVP and member of the general partners.
(7)	Consists of (1) 4,350 shares held of record by the Jenkins 2013 Living Trust for which Mr. Jenkins serves as a trustee; and (2) 42,200 shares exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.
(8)	Consists of 26,056 shares exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.

(9)	As disclosed in footnote (3) to the previous table above, Mr. Schwartz is a Managing Partner of Third Point Ventures (the Menlo Park, California-based venture capital arm of Third Point LLC), but holds no voting or dispositive power with respect to the shares held by Third Point Ventures and its affiliated entities.
(10)	Consists of (1) 11,393,548 shares beneficially owned by our current executive officers and directors and (2) 1,405,310 shares exercisable within 60 days of October 7, 2016, all of which are fully vested as of such date.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Apigee.  However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Apigee will hold an annual meeting in 2017 only if the Merger has not already been completed.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2017, if held, must be received by us at our principal executive offices 10 S.  Almaden Blvd., 16th Floor, San Jose, California 95113, Attention: Corporate Secretary, no later than the close of business on the 10th day following the date of public disclosure, via a press release or filing with the SEC, of the date of our 2016 annual meeting of stockholders, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration, including submission of a nomination for election of a director, at our annual meeting in 2017, if held, if certain procedures are followed.  Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by the Corporate Secretary at our principal executive offices not later than the 45th day, nor earlier than the 75th day before the one-year anniversary of the date on which Apigee first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier)for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.  Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary.  Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement.  This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.  These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Apigee filing with the SEC is incorporated by reference:

•	Apigee’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement.  These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549.  You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address.  Please call the SEC at (800) SEC-0330 for further information on the public reference room.  These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address and telephone number:

Apigee Corporation

Attn: Corporate Secretary

10 S.  Almaden Blvd., 16th Floor,

San Jose, California 95113

(408) 343-7300

If you would like to request documents from us, please do so as soon as possible, in order to receive them before the Special Meeting.  Please note that all of our documents that we file with the SEC are also promptly available on our website, investors.apigee.com.  The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

MISCELLANEOUS

Apigee has supplied all information relating to Apigee, and Parent has supplied, and Apigee has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger.  We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  This proxy statement is dated October 11, 2016.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary.  This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

As of the date of this proxy statement, the Board of Directors has not received notice of any stockholder proposals and does not intend to propose any other matters for stockholder action at the Special Meeting other than as described in this proxy statement.

Annex A

EXECUTION COPY

MERGER AGREEMENT

by and among

GOOGLE INC.,

AREOPAGUS INC.

and

APIGEE CORPORATION

Dated September 7, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 7, 2016 by and among Google Inc., a Delaware corporation (“Parent”), Areopagus Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Apigee Corporation, a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each a “Share” and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) then outstanding (other than Excluded Shares (as defined below)) will thereupon be cancelled and converted into the right to receive seventeen Dollars and forty cents ($17.40) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the stockholders of the Company (the “Company Stockholders”) adopt this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into a Voting Agreement (the “Voting Agreement”), pursuant to which and subject to the terms of Section 1.03 of the Voting Agreement, among other things, each such stockholder has agreed to vote all of the Shares controlled by such stockholder in favor of the approval of the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger and against any other Acquisition Proposal.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware

(the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

Section 1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.10, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A hereto and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation.

(ii) Bylaws. Subject to the terms of Section 7.10, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that at the Effective Time the Bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Apigee Corporation.”

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Common Stock of the Company.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any other Person, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time (including Shares resulting from the deemed exercise of the Warrant in accordance with Section 1.4(d), but excluding (i) Cancelled Shares or (ii) Dissenting Shares, which Dissenting Shares shall have only those rights set forth in Section 1.4(b)(iii) (the Shares described in the preceding clauses (i) and (ii), collectively, “Excluded Shares”)) shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the certificate, if any, representing such Share or the transfer of such non-certificated Shares represented by book entry (“Uncertificated Shares”) in the manner provided in Section 2.2(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(d)); provided, however, that the Merger Consideration and other similarly dependent items shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time; provided, further, that nothing in the foregoing proviso shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i). The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

(ii) Cancelled Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any other Person, each Share that is owned by Parent, Merger Sub or the Company, including any Shares held in the treasury of the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL (in such case, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with regard thereto except with regard to such holders’ right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares (or written threats thereof), any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, or approve the withdrawal of, any such demands or agree to do any of the foregoing.

(c) Stock Awards of the Company.

(i) Stock Options. Except as provided in this Section 1.4(c)(i) no outstanding Company Options (whether vested or unvested) shall be assumed, continued or substituted by Parent or the Surviving Corporation. Notwithstanding anything in this Agreement to the contrary, any Company Option with an applicable exercise price per Share that is equal to or exceeds the Merger Consideration shall be immediately cancelled at the Effective Time without any cash payment or other consideration being made in respect thereof. The Company agrees to cause the Company Board (or a committee thereof) to adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.4(c)(i). The cancellation or substitution, as applicable, of a Company Option as provided in this Section 1.4(c)(i) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(A) Vested Stock Options. At the Effective Time, each Vested Company Option outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Vested Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Vested Company Option (the “Vested Option Consideration”). As soon as practicable (and in no event more than thirty calendar days) following the Closing, Parent shall cause the Surviving Corporation to pay to each holder of a Vested Company Option the Vested Option Consideration (if any), less applicable Taxes.

(B) Unvested Stock Options. At the Effective Time, each Unvested Company Option outstanding immediately prior to the Effective Time shall be assumed and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Unvested Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Unvested Company Option (the “Unvested Option Consideration”), with payment of such Unvested Option Consideration, less applicable Taxes, to be made in accordance with the vesting schedule applicable to such Unvested Company Option immediately prior to the Effective Time; provided, that such holder remains employed by or otherwise in service to Parent, the Surviving Corporation or their respective Subsidiaries on each applicable vesting date, subject to the terms and conditions of the Unvested Payment Plan.

(ii) Restricted Stock Units. Except as provided in this Section 1.4(c)(ii) no outstanding Restricted Stock Units shall be assumed, continued or substituted by Parent or the Surviving Corporation. The Company agrees to cause the Company Board (or a committee thereof) to adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.4(c)(ii). The cancellation or assumption, as applicable, of an award of Restricted Stock Units as provided in this Section 1.4(c)(ii) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such award of Restricted Stock Units.

(A) At the Effective Time, each Restricted Stock Unit held by an individual who is an active employee of the Company or its Subsidiaries immediately prior to the Effective Time which is outstanding immediately prior to the Effective Time shall be assumed and converted into an Alphabet Stock Unit to acquire Alphabet Common Stock in respect of that number of shares of Alphabet Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying such Restricted Stock Unit multiplied by (ii) the Stock Award Exchange Ratio. Each Alphabet Stock Unit so assumed and converted shall continue to have, and shall continue to be subject to, the same terms and conditions as applied to the Restricted Stock Unit prior to the Effective Time (but, taking into account any changes thereto provided for in the Company Equity Incentive Plans or in the underlying award agreement by reason of this Agreement or the transactions contemplated thereby).

(B) At the Effective Time, each Restricted Stock Unit held by an individual who is a former employee of the Company or its Subsidiaries immediately prior to the Effective Time (other than an individual described in Section 1.4(c)(ii)(C)(y)) which is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such award of Restricted Stock Units (the “Restricted Stock Unit Consideration”). As soon as practicable (and in no event more than thirty calendar days) following the Closing, Parent shall cause the Surviving Corporation to pay to each holder of Restricted Stock Units the Restricted Stock Unit Consideration, less any applicable Taxes.

(C) Immediately prior to the Effective Time, each Restricted Stock Unit held by (x) a Person other than an individual described in Section 1.4(c)(ii)(A) or Section 1.4(c)(ii)(B) (y) any non-employee member of the Company Board or any consultant or independent contractor to the Company or its Subsidiaries which is outstanding immediately prior to the Effective Time shall vest and be settled in shares of Company Common Stock and each such share of Company Common Stock shall be treated in accordance with Section 1.4(b) hereof.

(iii) Not later than the Effective Time, Parent shall deliver to the holders of Unvested Company Options and those Restricted Stock Units subject to Section 1.4(c)(ii) hereof any required notices setting forth such holders’ rights, if any, pursuant to the Unvested Payment Plan or Company Equity Incentive Plan, as applicable, and award documents and stating that such Unvested Company Options have been cancelled for no consideration pursuant to the first paragraph of Section 1.4(c)(i), assumed and converted into the right to receive Unvested Option Consideration pursuant to the Unvested Payment Plan or that such Restricted Stock Units have been assumed and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.4(c) after giving effect to the Merger and the terms of the relevant Company Equity Incentive Plan). Unless otherwise determined by Alphabet in its sole discretion prior to the Closing Date, Parent shall cause Alphabet to assume the Company Equity Incentive Plans effective as of the Effective Time and subject to adjustment based on the Stock Award Exchange Ratio.

(iv) Company ESPP. With respect to the Company ESPP, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that (A) the Purchase Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Purchase Period (such period, the “Final Purchase Period”) and no further Purchase Period will commence pursuant to the Company ESPP after the date hereof, (B) each individual participating in the Final Purchase Period on the date of this Agreement will not be permitted to (x) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Purchase Period commenced or (y) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by Applicable Law. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Purchase Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Purchase Period, but otherwise treat the Final Purchase Period as a fully effective and completed Purchase Period for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the Company ESPP, and such Shares will be entitled to the Merger Consideration pursuant to Section 1.4(b) of this Agreement. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the Company ESPP.

(d) Warrant. No outstanding Warrant (whether vested or unvested) shall be assumed, continued or substituted by Parent or the Surviving Corporation. Any Warrant that is outstanding as of immediately prior to the Effective Time, with an applicable exercise price per Share that is less than the Merger Consideration immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, such number of Shares as calculated in accordance with Section 1.2 and Section 1.6 of the Warrant and such Shares (if any) issued or issuable as a result of such deemed exercise of the Warrant shall be deemed to be Shares that are issued and outstanding immediately prior to the Effective Time for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, any Warrant with an applicable exercise price per Share that is equal to or exceeds the Merger Consideration shall be immediately cancelled at the Effective Time without any cash payment or other consideration being made in respect thereof. The Company agrees to cause the Company Board (or a committee thereof) to adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.4(d), including delivering written notice, in a form reasonably acceptable to Parent, to each holder of a Warrant, in accordance with the terms of the applicable Warrant, informing such holders of the effect of the Merger on the Warrant. The Company shall provide Parent a reasonable opportunity to review and comment upon such notice prior to delivery of such notice to the holders of the Warrant. The cancellation or substitution, as applicable, of a Warrant as provided in this Section 1.4(d) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Warrant.

Section 1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action.

ARTICLE II

THE CLOSING

Section 2.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.2 Issuance of Merger Consideration After the Closing.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund.

(i) Creation of Payment Fund. On or the Business Day following the Closing Date, Parent or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required,

Parent or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder. Any net profit resulting from, or interest produced by, such deposits shall be payable to the Surviving Corporation. The Payment Fund shall not be used for any other purpose other than to fund payments pursuant to this Section 2.2, except as set forth in this Agreement.

(ii) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws), as general creditors thereof, for any payment of and claim to the applicable Merger Consideration (without interest thereon) to which such holders may be entitled pursuant to the provisions of Article I. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be delivered to Parent promptly (and in any event within two (2) Business Days) of Parent’s demand to the Payment Agent therefore; provided that in such case, until six (6) months after the Effective Time, Parent shall make available to the Payment Agent, as needed, the Merger Consideration to be paid in respect of such Shares to any holder thereof that withdraws or otherwise loses appraisal rights as set forth in this Agreement.

(c) Exchange Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Cancelled Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof as provided in Section 2.2(d)) or transfer of Uncertificated Shares (excluding Cancelled Shares and Dissenting Shares) to the Payment Agent (as evidenced by receipt by the Payment Agent of an “agent’s message” in customary form or such other evidence as the Payment Agent may reasonably request); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share (x) in the case of Shares represented by a Certificate, upon surrender to the Payment Agent of such Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent or (y) in the case of a book-entry transfer of Uncertificated Shares promptly following the Closing. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent (or if subsequent to the termination of the Payment Fund and subject to Section 2.2(b)(ii), Parent) shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit (in form and substance reasonably acceptable to the Payment Agent or Parent, as the case may be) of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation, Parent or the Payment Agent may, in their respective discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, Parent or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transferred Shares. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered in the stockholder books or ledger of the Company, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred (in each case, accompanied by all documents reasonably required by the Payment Agent or Parent) and (ii) the Person requesting such payment shall pay to the Payment Agent or Parent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent or Parent that such Tax has been paid or is not payable.

(f) Tax Withholding. Notwithstanding anything to the contrary set forth in this Agreement, each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the SEC Reports publicly available prior to the date hereof, including without limitation the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 2015 (the “Company Form 10-K”) (other than (x) any documents incorporated by reference therein and (y) disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) (it being understood that (x) any matter disclosed in any SEC Reports will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from text of such disclosure in such SEC Reports that it is applicable to such section of the Company Disclosure Letter and (y) this clause (ii) will not apply to any of Section 3.1, Section 3.2, Section 3.5, Section 3.7, Section 3.8(a), Section 3.10(a) and Section 3.23), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation (the “Charter”) and bylaws (the “Bylaws”), as amended to date, of the Company. The Charter and Bylaws are in full force and effect on the date of this Agreement. The Company is not in violation of its Charter or Bylaws.

Section 3.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its covenants and other obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby (including the Merger), other than, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (as among the members of the Company Board present) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d) Assuming that the representations of Parent and Merger Sub set forth in Section 4.5 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Takeover Statutes will not be applicable to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement. Other than Section 203 of the DGCL, no other Takeover Statute, or any comparable anti-takeover provision of the Charter, the Bylaws or any comparable governing documents of any of the Company’s Subsidiaries, applies to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement.

(e) The Company Board has received the written opinion (or an oral opinion confirmed in writing) of its financial advisor, Morgan Stanley & Co. LLC, substantially to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Stock (other than Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. Promptly after the execution and delivery of this Agreement, the Company will deliver a copy of such opinion to Parent for informational purposes only.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Common Stock necessary (under Applicable Law, the Charter, the Bylaws or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.3 Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, (d) the rules of Nasdaq, and (e) such other Consents the failure of which to obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the Charter or Bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.4 of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Shares and 200,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on September 2, 2016 (the “Determination Date”), (A) 30,464,596 Shares were issued and outstanding, (B) 4,616,496 Shares were subject to outstanding Company Options and 207,123 Shares were subject to outstanding purchase rights under the Company ESPP, (C) 2,548,269 Shares were issuable in respect of outstanding Restricted Stock Units, (D) up to 3,495 Shares were issuable in respect of the Warrant, (E) no Shares were held by the Company as treasury shares and (F) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares. Since the close of business on the Determination Date, the Company has not issued, granted or repurchased any Company Securities other than pursuant to the exercise of Company Options or settlement of Restricted Stock Units granted prior to the Determination Date. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) 7,164,765 Shares are subject to issuance pursuant to Outstanding Stock Awards and 207,123 Shares were subject to purchase rights under the Company ESPP, in each case outstanding as of the close of business on the Determination Date. Since the Determination Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award, other than as permitted by Section 5.2. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan.

(c) Except as set forth in this Section 3.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) no voting trusts, proxies, voting agreements or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company, (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound, and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Section 3.5(c) of the Company Disclosure Letter contains a correct and complete list as of the Determination Date of outstanding Company Options and Restricted Stock Units, including the holder, the location of employment of any holder that is a current employee of the Company as reflected in the current records of the Company, the Company Equity Incentive Plan under which the award was granted (if applicable), the date of grant, term (for Company Options), where applicable, number of Shares underlying such Company Security and, where applicable, exercise price and vesting schedule. Each Company Option (x) was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant, (y) has a grant date identical to the grant date approved by the Company Board or the compensation committee of the Company Board, which is either the date on which the Company Option was awarded or a later date specified by the Company Board or the compensation committee of the Company Board and (z) was granted in material compliance with all Applicable Laws. No Subsidiary of the Company owns any Shares or any other Company Security.

(d) There are no accrued and unpaid dividends with respect to any outstanding Shares. The Company does not have a stockholder rights plan in effect.

(e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for Company Securities with the right to vote) with the Company’s stockholders on any matter.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities.

Section 3.6 Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for passive investment or cash management purposes maintained in the ordinary course of business (which holdings do not represent a material amount of securities of, or other material voting or material equity interest in any Person), the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person (or any security or other right, agreement or commitment convertible into or exercisable or exchangeable for, any equity or voting interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity or voting interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable). Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable (and no such shares of capital stock or any other equity or voting interest have been issued in violation of any preemptive or similar rights) and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) other than Permitted Liens.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company, (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) (v) voting trusts, proxies, voting agreements or similar arrangements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (vi) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company to which any Subsidiary of the Company is a party or by which it is bound, or (vii) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.7 SEC Reports.

(a) Since April 29, 2015 (the “Reference Date”), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto (all such forms, reports, schedules, statements and documents, as amended or supplemented, filed or furnished since the Reference Date, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report filed prior to the date hereof (or if amended prior to the date hereof, as of the date of the last such amendment) complied, or, in the case of SEC Reports filed after date hereof and prior to the Effective Time, will comply, as the case may be, as of its filing date, as to form with the applicable requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and applicable rules and regulations promulgated thereunder, each as in effect on the filing date (or if amended prior to the date hereof, as of the date of the last such amendment), in all material respects. True, correct and complete copies of all SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or in the case of a registration statement under the Securities Act, at the time it was declared effective), each SEC Report (or if amended prior to the date hereof, as of the date of the last such amendment) did not, and will not, in the case of any SEC Report filed after the date hereof and prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Since the Reference Date, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein), except in each case for such comments, questions, notices, investigations or reviews which have been fully resolved.

(d) None of the Company’s Subsidiaries is (or since the Reference Date has been) required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) Since the Reference Date, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Since the

Reference Date, neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries (including, in each case, all notes and schedules thereto) filed in or furnished with the SEC Reports and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”), have been derived from the accounting books and records of the Company and its Subsidiaries and (i) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates indicated (except as may be specifically indicated in the notes thereto), and (ii) fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as required by GAAP and disclosed in the SEC Reports, between the Reference Date and the date of this Agreement, the Company has not made or adopted any material change in its accounting methods, practices or policies.

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed in accordance with the authorization of management, and (iv) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. Since the Reference Date and through the date of this Agreement, to the knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending July 31, 2016, and conclude, after such assessment, that such system was effective.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and Sarbanes-Oxley Act with respect to such reports.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or any material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or SEC Reports.

(f) Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) Since the Reference Date, and to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(h) Section 3.8(h) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the most recent publicly filed audited consolidated balance sheet of the Company and its Subsidiaries or Indebtedness incurred in the ordinary course of business since the date of the Balance Sheet, which is not material, individually or in the aggregate, to the Company or its Subsidiaries, taken as a whole.

(i) Section 3.8(i) of the Company Disclosure Letter sets forth the amount of cash held by the Company or its Subsidiaries as of the date of the Balance Sheet in each jurisdiction in which Company cash is held and the portion of such cash in each jurisdiction that constitutes “restricted” cash for purposes of GAAP.

Section 3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger) and (d) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes.

(a) From April 30, 2016, through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From April 30, 2016, through the date of this Agreement, (i) except for events giving rise to, or contemplated by, this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) the Company has not taken any action that would be prohibited by Section 5.2 (other than Sections 5.2(b), (g), (p), and other than Section 5.2(t) in respect of actions related to the foregoing subsections) if taken or proposed to be taken prior to the date of this Agreement.

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof, other than Material Contracts required to be set forth in, and set forth in, Section 3.16(a) of the Company Disclosure Letter. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract (including any material amendments or material waivers thereto).

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect. Neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract and no event has occurred that with notice or lapse of time or both would constitute a breach or default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending, or, to the knowledge of the Company, threatened with regard to any Material Contract and neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel, modify, terminate or not renew any Material Contract, in each case other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Compliance with Laws and Orders.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been since the Reference Date in compliance with all Applicable Laws and Orders, including all applicable Anti-Corruption and Anti-Bribery Laws and Export and Import Control Laws; and (ii) as of the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order that remains outstanding or unresolved.

(b) None of the Company, any of its Subsidiaries or any director, officer or, to the knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iii) made any other unlawful payment under any other applicable Anti-Corruption and Anti-Bribery Laws or similar matters. Neither the Company nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Anti-Corruption and Anti-Bribery Laws or similar matters. To the knowledge of the Company, no Governmental Authority is investigating, examining or reviewing the Company’s compliance with any applicable provisions of Anti-Corruption and Anti-Bribery Laws or similar matters.

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation of Export and Import Control Laws or similar Applicable Laws imposing U.S., E.U. or U.K. economic sanctions measures, including any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the International

Emergency Economic Powers Act, the Trading with the Enemy Act, or the Iran Sanctions Act, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions”). None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC. Neither the Company nor any of its Subsidiaries has any assets, employees or offices in, and is not organized under the laws of any of Cuba,  Iran, Sudan, Syria, North Korea or Crimea.

Section 3.13 Permits. The Company and its Subsidiaries hold, and are in compliance with the terms of, all Permits required to conduct their businesses as currently conducted, and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, that remains outstanding or unresolved as of the date of this Agreement, except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Permits are in full force and effect.

Section 3.14 Legal Proceedings.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, as of the date of this Agreement, against any current or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $100,000, (ii) seeks specific performance or injunctive relief that would be material to the Company and its Subsidiaries, taken as a whole or (iii) would otherwise be material to the Company, any of its Subsidiaries or any such current or former officer or director.

(b) Neither the Company nor any of its Subsidiaries or any of their assets, rights or properties (including Company Intellectual Property Rights) is or has been subject to any Order that (i) would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement or (ii) is otherwise material to the Company or any of its Subsidiaries, taken as a whole.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all material U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all material Taxes that are required to be paid (whether or not shown on a Tax Return). Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b) The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. federal, state and non-U.S. income Taxes and social security charges, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(c) No audits or other examinations with respect to any material amount of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company. No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Governmental Authority. No claim has been made by a Governmental Authority that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still in effect.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(f) There are no Liens for a material amount of taxes upon the assets of the Company or any of its Subsidiaries, other than Liens that are Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries will be required to include in income after the Closing Date a material amount of taxable income pursuant to Section 481 of the Code (or any similar provision of state, local or non-United States law) attributable to a change in method of accounting made before the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2) (or any similar provision of state, local or non-United States law).

(i) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(j) The Company and its Subsidiaries are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or its Subsidiaries do business.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of each material Employee Plan, excluding offer letters or employment agreements terminable at-will without severance obligations other than those required by Applicable Law. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (i) as applicable, the most recent annual report on Form 5500 filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any material Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, and insurance policies; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company or its Subsidiaries, each Employee Plan that is intended to be “qualified” under Section 401 of the Code (i) may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan or (ii) has a period of time remaining under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the “qualified” status of each such Employee Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company or its Subsidiaries, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(d) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to), or has any actual or contingent Liability under or with respect to (i) an Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(e) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(f) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is not exempt from Section 409A of the Code has in all material respects (A) been maintained and operated since January 1, 2005, in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any tax, penalty or interest under Section 409A and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and (B) since January 1, 2009, has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. Without limiting the generality of the foregoing, and in respect of each Company Option, either (i) the exercise price of such Company Option is not less than the fair market value (as determined pursuant to Treasury Regulations § 1.409A-1(b)(5)(iv)) of Company Common Stock on the date such Company Option was granted and the number of shares of Company Common Stock subject to each Company Option was fixed on the original date of grant of such Company Option (except in the case of anti-dilution or similar adjustments provided for in a Company Equity Incentive Plan or applicable equity award agreement) or (ii) such Company Option is in documentary compliance with, and the Company and its subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A.

(g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, except as otherwise contemplated by this Agreement, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or (v) limit or restrict the right of the Company to merge, amend or terminate any

Employee Plan. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(h) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company or its Subsidiaries, no deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

(i) With respect to Employee Plans maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States (each, an “International Employee Plan”), and except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries: (i) all employer and employee contributions to each International Employee Plan required by law or by the terms of such plan (including contributions to all mandatory fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction; (ii) the fair market value of the assets of each International Employee Plan, the liability of each insurer for any International Employee Plan funded through insurance or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such International Employee Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or its Subsidiaries relating to, or change in participation or coverage under, any International Employee Plan that would materially increase the expense of maintaining such International Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement; and (iv) each International Employee Plan has been maintained in good standing in all material respects with applicable Governmental Authorities.

Section 3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more of its or their employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no organizing activities, certification proceedings or petition seeking a representation proceeding pending, or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) with respect to any employees of the Company or any of its Subsidiaries. There are no lockouts, strikes, slowdowns or work stoppages pending, or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries.

(b) (i) The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization and (ii) neither the Company nor any of its Subsidiaries has committed any material unfair labor practice in connection with the operation of their respective businesses.

(c) (i) The Company and its Subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or

any other Governmental Authority responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (ii) there are no complaints or lawsuits, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(e) Each of the Company and its Subsidiaries is in compliance with WARN. To the knowledge of the Company, since the Reference Date, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of WARN. To the knowledge of the Company, neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

(f) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries at Radford level of 0 or 7 is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other material obligation: (i) with or to the Company or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information. To the knowledge of the Company no employee of the Company or any of its Subsidiaries at Radford level of 0 or 7 intends to terminate his or her employment.

Section 3.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property or any interest therein, nor is party to any agreement to purchase any real property or any interest therein.

(b) Section 3.18(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (such property, the “Real Property”). The Company has heretofore made available to Parent true, correct and complete and unredacted copies of all material Leases of Real Property (including all material modifications and material amendments thereto). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Real Property, free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to Parent a complete and accurate list of all of the existing material Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property or any interest therein. The Company and its Subsidiaries currently occupy all of the material Real Property necessary for the operation of their business and there are no other parties occupying or using or with a right to occupy or use such Real Property.

(c) All Real Property is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the knowledge of the Company, there is no pending or threatened, appropriation, condemnation or similar proceedings affecting the Real Property or any part thereof or interest therein or of any sale of other disposition of the Real Property or any part thereof or interest therein in lieu of condemnation.

Section 3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except in each case for Permitted Liens or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

Section 3.20 Intellectual Property Rights.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of the Company Registered IP.

(b) Each item of the Company Registered IP subsists and, to the knowledge of the Company, there is no information, materials, facts or circumstances that would render any Company Registered IP (other than applications and domain names) invalid or unenforceable.

(c) With respect to each item of Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) the Company is currently in compliance with all formal legal requirements with respect thereto, and (iii) the Company is not subject to any overdue maintenance fees or taxes, in the case of each of the foregoing except as would not reasonably be expected to be material to the conduct of the business of the Company and its Subsidiaries.

(d) To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including the development, sale and distribution of the Company Products by the Company and its Subsidiaries, as it has been conducted since the Reference Date, and as currently conducted, has not infringed (whether directly or indirectly), misappropriated or otherwise violated and does not infringe (whether directly or indirectly), misappropriate or otherwise violate any Intellectual Property Right of any third Person.

(e) The Company or one of its Subsidiaries holds exclusive ownership of all material Company Intellectual Property Rights. To the knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens. To the knowledge of the Company, there are no Legal Proceedings pending (other than ordinary course prosecution activities), or threatened to be brought by a third Person before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or was a party and in which claims are or were raised by a third Person relating to the validity, enforceability, scope, or ownership of any of the Company Intellectual Property Rights.

(f) The Company and each of its Subsidiaries have, at all times, acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets and other proprietary confidential information that are Company Intellectual Property Rights or were received by the Company or any of its Subsidiaries from third Persons under a binding obligation of confidentiality. To the knowledge of the Company, there has not been any material unauthorized use, disclosure or misappropriation of any Trade Secrets or other proprietary confidential information that are Company Intellectual Property Rights or were received by the Company or any of its Subsidiaries from third Persons under a binding obligation of confidentiality.

(g) To the knowledge of the Company, no Person has since the Reference Date infringed (whether directly or indirectly) or misappropriated, in any material respect, any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is not and has not been since the Reference Date any Legal Proceeding made, conducted, threatened (including offers to license patents or a portfolio of patents) or brought by a third Person that has been communicated (in writing or, to the knowledge of the Company, via other means), served upon or filed against the Company and its Subsidiaries with respect to any alleged infringement (whether direct or indirect), misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

(i) The Company and its Subsidiaries have not entered into any settlements of Legal Proceedings with third Persons, nor are they a party to any Order or similar judgment which (i) limits, restricts or impairs the rights of the Company and its Subsidiaries to own or enforce the Company Intellectual Property Rights, (ii) restricts Company’s or its Subsidiaries’ business in order to accommodate a third Person’s Intellectual Property Rights, (iii) affect the ownership, validity or enforceability of any Company Intellectual Property Right, or (iv) permit any third Person to use any Company Intellectual Property Right.

(j) The Company and its Subsidiaries are in compliance with the terms of the licenses for all Open Source Software used by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries. Except as disclosed in Section 3.20(j) of the Company Disclosure Letter, the Company and its Subsidiaries have not used Open Source Software in any manner that, with respect to any material software included in any Company Product or any material items of software of the Company or its Subsidiaries (excluding the Open Source Software itself) that the Company intends to maintain as proprietary: (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) imposed any material limitation, restriction, or condition on the right of the Company or its Subsidiaries with respect to its use or distribution of Company Products or other material items of software of the Company or its Subsidiaries.

(k) None of the Company, its Subsidiaries or any other Person acting on its or their behalf in the past three (3) years or, to the knowledge of the Company during the period between three (3) and six (6) years prior to the date hereof, have disclosed, delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or make available, the source code for any Company Products or any other material software of the Company or its Subsidiaries that the Company intends to maintain as proprietary to any escrow agent or other Person, except for (i) disclosures to employees, contractors or consultants under binding, written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries and (ii) delivery of source code to escrow agents, which escrow arrangements have expired or been terminated and pursuant to which no source code was disclosed to any third Person.

(l) The Company and its Subsidiaries have in the past three (3) years complied in all material respects with all Applicable Laws (including HIPAA, as applicable), as well as its and their own policies and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of Personal Data collected, used, or held for use by the Company or its Subsidiaries, and neither this Agreement nor the transactions contemplated hereby will cause a material breach or other violation thereof. No actions, suits, claims or inquiries (excluding immaterial customer inquiries and complaints), audits, proceedings or enforcement actions (including any action by any Governmental Authority) have been instituted, asserted in writing or to the knowledge of the Company, threatened against the Company or its Subsidiaries in the past three (3) years alleging (i) a violation of any person’s privacy rights or rights with respect to Personal Data, including a security or privacy breach of any Personal Data, (ii) unauthorized access to or use of any Personal Data, or (iii) violation of any security, data protection, privacy policy, or similar Applicable Law involving the Company or any of its Subsidiaries. The Company and its Subsidiaries take reasonable measures to protect Personal Data against unauthorized access, use, modification, and disclosure, including through administrative, technical, and physical safeguards. In the past three (3) years or, to the knowledge of the Company during the period between three (3) and six (6) years prior to the date hereof, there has been no unauthorized access to or unauthorized acquisition of, or loss or theft of, Personal Data held or controlled by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are, nor have they ever been, considered “Covered Entities” under HIPAA.

(m) The Company and its Subsidiaries have not received funding, or used facilities or personnel from any university, college, international organization, research center or Governmental Authority that were used in the development of Company Products or material items of Company Intellectual Property Rights.

(n) Section 3.20(n) of the Company Disclosure Letter sets forth an accurate and complete list of all Contracts with standard-setting organizations, patent pools and other similar organizations to which the Company or any of its Subsidiaries is bound. The participation by the Company and its Subsidiaries in any standard-setting organizations, patent pools or other similar organizations is in material compliance with such Contracts.

Section 3.21 Insurance. The Company and its Subsidiaries have all appropriate policies of insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns more than five percent (5%) of the Shares, on the other hand.

Section 3.23 Brokers. Except for Morgan Stanley & Co LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with Merger. Copies of the engagement letter for Morgan Stanley & Co LLC (and any other financial advisor to the Company) has been made available to Parent.

Section 3.24 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has received any written notice alleging that the Company or any Subsidiary has violated any Environmental Law or is liable under any Environmental Law or regarding Hazardous Substances; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of or arranged for disposal any Hazardous Substances in violation of or in a manner that would reasonably be expected to result in liability under any applicable Environmental Law, and to the knowledge of the Company as of the date of this

Agreement, Hazardous Substances are not otherwise present at or affecting any of the Real Property in amounts or circumstances that would reasonably be expected to require the Company or any of its Subsidiaries to undertake any investigation or corrective or remedial action under any applicable Environmental Law, or to give rise to any claim against the Company or any of its Subsidiaries; (c) has exposed any employee or any other Person to Hazardous Substances in violation, or in a manner that would reasonably be expected to result in liability under, of any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the knowledge of the Company as of the date of this Agreement, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law or regarding Hazardous Substances; or (e) has assumed or retained by Contract or, to the knowledge of the Company as of the date of this Agreement, by operation of law, any liability under Environmental Law or regarding Hazardous Substances.

Section 3.25 Customers and Suppliers.

(a) Section 3.25(a) of the Company Disclosure Letter contains a true and complete list of (i) the largest customers, original equipment manufacturers, value-added resellers or distributors of the Company representing revenue in excess of $1,000,000 to the Company (“Top Customers”) and (ii) the largest suppliers, vendors, and service providers of the Company representing $1,000,000 in aggregate payments from the Company (“Top Suppliers”), in each of (i) and (ii) showing, in order of dollar volume, such amounts, during the twelve-month period ended July 31, 2016.

(b) Since the Reference Date through the date hereof, (i) there has not been any material adverse change in the business relationship of the Company or its applicable Subsidiary with any Top Customer or Top Supplier named on Section 3.25(a) of the Company Disclosure Letter and (ii) neither the Company nor any Subsidiary of the Company has received any written communication from any Top Customer or Top Supplier named on Section 3.25(a) of the Company Disclosure Letter of any intention to terminate or materially modify existing contracts with the Company or its applicable Subsidiary.

Section 3.26 Indemnification Agreements. Section 3.26 of the Company Disclosure Letter sets forth each indemnification agreement between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees, on the other hand, and each such indemnification agreement is substantially consistent in all material respects with the form of indemnification agreement made available to Parent prior to the date of this Agreement.

Section 3.27 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Parent and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by Parent, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any representation or warranty of the Company set forth in Article III.

Section 3.28 Non-Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on: (a) any representation or warranty, express or implied; (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or (c) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as set forth in the section of the disclosure letter delivered by the Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) that relates to such section or in any other section of the Parent Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the reports, statements and other documents filed by Alphabet and Parent with the SEC or furnished by Alphabet or Parent to the SEC and publicly available prior to the date hereof, including without limitation the Annual Report on Form 10-K of Alphabet for the fiscal year ended December 31, 2015 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) (it being understood that (x) any matter disclosed in any reports, statements and other documents filed by Alphabet with the SEC or furnished by Alphabet to the SEC will be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that it is reasonably apparent from text of such disclosure in such reports, statements and other documents that it is applicable to such section of the Parent Disclosure Letter and (y) this clause (ii) will not apply to Section 4.1 or Section 4.2). Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Good Standing.

(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in such good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. As of the date of this Agreement, Parent, or a direct or indirect Subsidiary of Parent, is the sole record stockholder of Merger Sub.

Section 4.2 Authorization and Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than the adoption of this Agreement by

Parent immediately following the execution and delivery of this Agreement in its capacity as sole stockholder of Merger Sub in accordance with Applicable Law and the certificate of incorporation and bylaws of Merger Sub.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, (d) the rules of Nasdaq, and (e) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 No Conflicts. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub or, (ii) violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 4.6 No Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 No Other Representations. Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV, (a) none of the Parent nor Merger Sub (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Parent or Merger Sub or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Company or any of its Subsidiaries or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Parent and Merger Sub expressly set forth in this Article IV, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives as having been authorized by Parent or Merger Sub (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives or in connection with presentations by any of Parent’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of Parent and Merger Sub set forth in this Article IV.

Section 4.8 Non-Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on: (a) any representation or warranty, express or implied; (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent or Merger Sub or any of their Affiliates or Representatives, in connection with presentations by or discussions with Company’s management whether prior to or after the date of this Agreement or in any other forum or setting; or (c) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

Section 5.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each of its Subsidiaries shall (a) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships and goodwill with customers, distributors, licensors, licensees and others with which it has significant business dealings.

Section 5.2 Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of Shares pursuant to the exercise of Company Options outstanding as of the date hereof, the vesting of Restricted Stock Units and similar equity awards outstanding as of the date hereof, or the exercise of options under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof and (ii) grants of Company Options, Restricted Stock Units or other incentive equity awards in the ordinary course of business to those individuals who are actively employed by the Company or its Subsidiaries at the time of such grants, subject to the limitations set forth on Section 5.2(b) of the Company Disclosure Letter;

(c) acquire, repurchase or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except in connection with any net exercise or net share withholding arrangement regarding Company Options, Restricted Stock Units, and similar equity awards;

(d) (i) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities or Subsidiary Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) (other than cash dividends made by any one or more wholly owned Subsidiaries of the Company to the Company or one or more of its wholly owned Subsidiaries) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(f) (i) incur, assume or modify the existing terms of any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except for (A) short-term debt and/or revolving credit debt incurred to fund operations of the business in the ordinary course of business consistent with past practice to fund working capital requirements (subject to the limitations set forth in Section 5.2(f) of the Company Disclosure Letter) and (B) loans or advances to wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except loans and advances made by the Company and/or one or more wholly owned Subsidiaries to one or more wholly owned Subsidiaries of the Company or the Company or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as set forth in Section 5.2(g) of the Company Disclosure Letter or as may be required by Applicable Law and other than as required pursuant to the terms of any Employee Plan in effect on the date hereof, (i) except as would be related to the taking of any actions permitted by the remainder of this Section 5.2(g), enter into, adopt, amend (including acceleration of vesting), modify or terminate any Employee Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, (ii) enter into any (A) employment, consulting or severance agreement with any current or former director, officer or employee of the Company or any of its Subsidiaries other than offer letters and employment agreements (x) with current employees or new hires, in each case, other than those at a Radford level of 0 or 7 and (y) that are terminable at-will without severance obligations other than those required by Applicable law and the terms of which are consistent with similarly situated employees of the Company and past practices of the Company or (B) severance, termination or other agreement containing change of control provisions with any current or former director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in any manner the cash compensation or material benefits of any current or former director, officer or employee, other than increases in the ordinary course of business and consistent with past practice not to exceed five percent (5%) in the aggregate during any 12-month period, (iv) pay any special bonus or special remuneration to any current or former director, officer, employee, consultant or independent contractor, (v) grant any annual cash incentive compensation (A) to any employees at Radford level 0 or 7 and (B) other than in the ordinary course of business and consistent with past practice to any other employees or (vi) terminate any officer or any employee at a Radford level of 0 or 7, except as a direct result of such officer’s or employee’s (A) willful failure to perform the duties or responsibilities of his employment, (B) engaging in serious misconduct, or (C) being convicted of or entering a plea of guilty to any crime;

(h) except as required by Applicable Law, (i) modify, extend, or enter into any Collective Bargaining Agreement with any Labor Organization, or (ii) recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) acquire, sell, lease, license (or grant a covenant not to sue or similar rights under), subject to a Lien, sublicense, transfer, or otherwise dispose of any property or assets of the Company or any of its Subsidiaries in any single transaction or series of related transactions, except for (i) transactions involving property or assets that are not material to the Company or its Subsidiaries with an aggregate value of less than $500,000 and (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property Rights in the ordinary course of business;

(k) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(l) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable;

(m) (i) make, change or revoke any material Tax election, (ii) file any amended income Tax Return or any other material amended Tax Return, (iii) settle or compromise any audit, controversy or claim with respect to a material amount of Taxes, (iv) adopt or change any Tax accounting method, (v) surrender any claim for a refund of a material amount of taxes, (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-United States law) with respect to a material amount of Taxes;

(n) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or any material assets thereof, (ii) enter into any Contract that if so entered into prior to the date hereof would constitute a Material Contract, except for the entry into of revenue-generating Contracts in the ordinary course of business, or (iii) modify, renew, amend, extend (other than extensions and renewals arising pursuant to the terms thereof) or terminate (or grant any release or relinquishment of any rights under) any Material Contract, except, in each case, for the extension or renewal of revenue-generating Contracts in the ordinary course of business or the termination or expiration of any other Contracts arising in the ordinary course of business;

(o) settle, release, waive or compromise any pending or threatened Legal Proceeding or agree to any remedies with respect to any Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise);

(p) (i) incur, authorize or commit to incur any capital expenditures other than in the ordinary course of business, subject to the limitations set forth on Section 5.2(p) of the Company Disclosure Letter; (ii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, if reasonably available on commercially reasonable terms; (iii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (iv) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor or materially accelerate, or materially alter practices and policies relating to, the rate of collection of accounts receivable or payment of accounts payable, in each case other than in the ordinary course of business; or (v) waive, release, grant, encumber or transfer any right of material value other than in the ordinary course of business;

(q) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company, or establish a record date or provide notice with respect to any such meeting, other than the Company Stockholder Meeting;

(r) make or forgive any loans to employees, officers or directors of the Company or any of its Subsidiaries;

(s) take or omit to take any action that would cause any material Company Registered IP, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, except for any lapse, abandonment or cancellation which would not be material to the Company and its Subsidiaries, taken as a whole; or

(t) enter into, authorize or commit to enter into a Contract or otherwise commit or agree to do any of the actions prohibited by the foregoing.

Section 5.3 No Control. The parties acknowledge and agree that nothing in the restrictions set forth in this Article V is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, including Section 5.1 and Section 5.2, complete control and supervision over their own business and operations.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

Section 6.1 Termination of Discussions.

(a) Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Company will (i) request that each Person and their Representatives (other than Parent and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company from, or on behalf of, the Company, in each case, in connection with such Person’s consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (ii) immediately terminate all physical and electronic data room access for such Persons and their Representatives to diligence or other information regarding the Company or any of its Subsidiaries.

Section 6.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction, or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition

Proposal or Acquisition Transaction, nor take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii) participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

(iv) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

(v) take any action to make the provisions of any Takeover Statute (including any transaction under, or a Third Party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Charter or Bylaws, inapplicable to any Person other than Parent and its Affiliates or to any transactions constituting or contemplated by an Acquisition Proposal; or

(vi) except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement or Contract (whether written or oral, binding or non-binding) contemplating or otherwise relating to or that is intended to result in, or would reasonably be expected to result in, an Acquisition Proposal or Acquisition Transaction (any such agreement or Contract, other than an Acceptable Confidentiality Agreement, an “Acquisition Agreement”); or

(vii) authorize, commit or agree to do any of the foregoing.

The Company shall not, and shall not permit any of its Subsidiaries (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to) release any Third Party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, or any standstill provision in any agreement to which the Company or any of its affiliates is a party, in each case, unless the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law.

(b) Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, (x) engage or participate in discussions or negotiations or facilitate an Acquisition Proposal or Acquisition Transaction with any Third Party (and its Representatives) that has made a bona fide, unsolicited written Acquisition Proposal after the date of this Agreement that did not result from a breach (or deemed breach) of Section 6.1(a) or Section 6.2 and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that did not result from a breach (or deemed breach) of Section 6.1(a) or Section 6.2 and that in each case the Company Board determines (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y) the Company can take such actions only if:

(i) the Company Board (A) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal, and (B) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, and at the time of taking such action, such Acquisition Proposal continues to constitute or continues to be reasonably likely to lead to a Superior Proposal;

(ii) the Company enters into an Acceptable Confidentiality Agreement with such Third Party;

(iii) the Company notifies Parent of the identity of such Person and provides Parent all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company provides Parent a true, complete and unredacted copy thereof); and

(iv) contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes or makes available such non-public information to Parent or its Representatives (to the extent such information has not been previously furnished to Parent).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

Section 6.3 Notice and Information.

(a) The Company shall promptly (and in any event within 24 hours of becoming aware of the following) notify Parent of (i) any Acquisition Proposal received by the Company or any Representative of the Company, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal received by the Company or any Representative of the Company, or (iii) any inquiry, proposal, offer or other communication made to the Company or any Representative of the Company with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. In addition, the Company shall give Parent not less than twenty-four (24) hours prior written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information or afford access to, such Person or group.

(b) The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 24 hours of any material developments) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request, offer, proposal or inquiry.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Company Stockholder Approval.

(a) Proxy Statement and Other SEC Filings.

(i) Promptly following the date of this Agreement, the Company will prepare and file as promptly as practicable with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting (and will use its reasonable best efforts to do so within 15 Business Days of the date of this Agreement). Subject to Section 7.1(c), the Company shall include the Company Board Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company will not file the Proxy Statement with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, the Company shall cause the Proxy Statement and any Other Required Company Filings to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; provided, notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other

Required Company Filings. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filings will not, at the time of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall cause the information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filings to not, at the time of filing with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

(ii) Each of the Company, Parent and Merger Sub shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party in connection with the preparation and filing with the SEC of the Proxy Statement or any Other Required Company Filing and will otherwise reasonably assist and cooperate with the other in the preparation and filing and distribution of the Proxy Statement and the resolution of any comments received from the SEC. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders provided that, except in connection with a Company Board Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith.

(iii) The Company and its Representatives, on the one hand, and Parent, Merger Sub and their respective Representatives, on the other hand, may not communicate with the SEC or its staff with respect to the Proxy Statement without providing the other, to the extent practicable, (A) with respect to any written communication, a reasonable opportunity to review and comment on such written communication which comments shall be considered by the filing party in good faith and (B) with respect to any oral communication, a reasonable opportunity to participate in such discussions, if practicable and, to the extent a party hereto does not participate in such discussions, the party having such discussions shall promptly provide such non-participating party with a summary of such discussions.

(iv) The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, (B) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith, and will provide Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings.

(v) Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC. The Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders as promptly as practicable following the date of this Agreement (and in any event prior to the earlier of (i) the date that is five (5) Business Days following the resolution of any comments from the SEC or its staff with regard to the preliminary Proxy Statement (or confirmation of no comments to, or further review of, the preliminary Proxy Statement by the SEC or its staff) and (ii) the first Business Day following the record date (provided, that, such record date is at least ten calendar days from the date of the filing of the preliminary Proxy Statement)).

(vi) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith.

(b) Stockholder Meeting.

(i) The Company will take all necessary action in accordance with the DGCL, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholder Meeting”). The Company will, subject to Section 7.1(b)(ii), convene and hold the Company Stockholder Meeting on or around the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders.

(ii) Notwithstanding anything to the contrary in this Agreement, the Company will be able to postpone or adjourn the Company Stockholder Meeting only if (A) there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (B) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff, or (C) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by Applicable Law to postpone or adjourn the Company Stockholder Meeting, including, if the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by Applicable Law in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change). In no event will the Company Stockholder Meeting be postponed or adjourned (i) by more than ten (10) calendar days at a time without the prior written consent of Parent; (ii) with respect to Section 7.1(b)(ii)(A), by more than thirty (30) calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled without the prior written consent of Parent or (iii) with respect to Section 7.1(b)(ii)(C), by more than ten (10) Business Days, or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with Applicable Law, and, in the case of each of the foregoing clauses (i) through (iii) in no event shall the Company Stockholder Meeting be postponed or adjourned to a date that is later than six (6) Business Days prior to the Termination Date (as the same may be extended). The Company shall, at the instruction of Parent, postpone or adjourn the Company Stockholder Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Requisite Stockholder Approval. Any additional postponements or adjournments shall be by mutual agreement of Parent and the Company. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent, unless required by Applicable Law.

(iii) Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the

Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(iv) The Company shall solicit from Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Unless this Agreement is earlier terminated pursuant to Article IX, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.

(c) Board Recommendation.

(i) Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend or modify the Company Board Recommendation in a manner that is materially adverse to Parent, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation in a manner that is materially adverse to Parent, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction other than the Merger, (3) enter into an Acquisition Agreement, or (4) refrain from recommending against (and reaffirming the Company Board Recommendation) any Acquisition Proposal or Acquisition Transaction that is a tender offer or exchange offer within 10 Business Days after the commencement thereof (the actions or inactions referred to in the preceding clauses (1) through (4) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval the Company Board may (x) effect a Company Board Recommendation Change in respect of an Acquisition Transaction that the Company Board has determined is a Superior Proposal or (y) authorize the Company to terminate this Agreement pursuant to Section 9.1(f) to enter into an Acquisition Agreement with respect to such Superior Proposal, subject, in the case of the preceding clause (y), to the prior or concurrent payment of the Company Termination Fee, only if:

(A) the Company Board has received a bona fide, unsolicited written Acquisition Proposal after the date of this Agreement that did not result from a breach (or deemed breach) of Section 6.1(a) or Section 6.2;

(B) The Company Board (1) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal and (2) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (which determinations and any public announcement thereof shall not constitute a Company Board Recommendation Change unless and until such party shall have failed at or prior to one Business Day following the end of the period referred to in (C) and, if applicable, (E), below (and upon the occurrence of such failure, such determination and such public announcement shall constitute a Company Board Recommendation Change) to publicly announce that it (x) was recommending that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby and (y) has determined that such Acquisition Proposal is not a Superior Proposal and has publicly rejected such Acquisition Proposal (taking into account in (x) any modifications or adjustments made to this Agreement or the transactions contemplated hereby and agreed to by the parties hereto and in (y) any modifications or adjustments made to such Acquisition Proposal));

(C) prior to effecting such Company Board Recommendation Change or termination of this Agreement, the Company Board shall have given Parent at least four (4) Business Days’ notice of its intention to effect such action pursuant to this Section 7.1(c)(ii) (the “Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

(D) if requested by Parent, during the Notice Period, the Company shall have met and negotiated in good faith with Parent regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(E) prior to the end of the Notice Period, Parent shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, except such new Notice Period shall be three (3) Business Days, (y) the Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remain in the Notice Period subsequent to each time the Company notifies Parent of any such material revision and (z) there may be multiple extensions of the Notice Period); and

(F) the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Parent pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to either (i) effect a Company Board Recommendation Change or (ii) terminate this Agreement and enter into the Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company may effect a Company Board Recommendation Change other than pursuant to Section 7.1(c)(ii), in response to an Intervening Event if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law only if:

(A) the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Company Board has (A) made a determination pursuant to this Section 7.1(c)(iii); and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii), which notice will describe the Intervening Event in reasonable detail; and

(B) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four (4) Business Day period, have if requested by Parent, negotiated in good faith with Parent and its Representatives regarding modifications to the terms and conditions of this Agreement so that the Company Board no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to Applicable Law;.

(iv) Nothing in this Agreement shall prohibit the Company Board from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Company Stockholders if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with Applicable Law (including fiduciary duties); provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement and any Company Board Recommendation Change may only be made in accordance with Section 7.1(c)(ii) or

Section 7.1(c)(iii); provided, further, for the avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f or any similar communication. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (in which the Company indicates that it has not changed the Company Board Recommendation) shall not, in and of itself, be deemed a Company Board Recommendation Change; it being understood that any disclosure contemplated by the foregoing relating to an Acquisition Proposal shall be deemed to be a Company Board Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such disclosure.

Section 7.2 Regulatory Approvals.

(a) As soon as reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file or cause to be filed with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act (such filing to be made within fifteen (15) Business Days following the date of this Agreement), as well as comparable pre-merger notification filings, forms and submissions that are required in the Relevant Antitrust Jurisdictions. Subject to this Section 7.2, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to obtain clearance of the Merger by the Termination Date (as the same may be extended).

(b) Without limiting, and subject to Section 7.2(c) and Section 7.2(d), each of Parent and the Company shall use their reasonable best efforts to (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate (d) promptly inform the other party or parties hereto, as the case may be, of any oral communication with and provide the other party with copies of any written communications to or from any Governmental Authority in the U.S. or any Relevant Antitrust Jurisdictions regarding the Merger or any other transactions contemplated by this Agreement (as well as a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other in connection with, any such written communications), and (e) to the extent practicable, (A) give the other party reasonable advance notice of all oral communications with any Governmental Authority in the U.S. or any Relevant Antitrust Jurisdictions regarding the Merger or any other transactions contemplated by this Agreement, and (B) with respect to any oral communication, a reasonable opportunity to participate in such discussions, and, to the extent a party hereto does not participate in such discussions, the party having such discussions shall promptly provide such non-participating party with a summary of such discussions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, which shall include providing the other party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other in connection with, any such written materials, an appropriate response in compliance with such request. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) Parent shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Laws and litigation matters relating to the Antitrust Laws (provided that the Company is not prohibited from complying with Applicable Law), subject to the notification and consultation provisions in this

Section 7.2, good faith consultations with the Company in advance of any decisions about communications and strategy in connection with the Antitrust Laws and litigation matters relating thereto, and the inclusion of the Company at meetings with Governmental Authorities involving substantive issues under Antitrust Laws, unless (but subject to the foregoing notification and good faith consultation provisions) the inclusion of the Company is reasonably determined by Parent in good faith to be strategically detrimental to the ultimate goal of obtaining clearance of the Merger under the Antitrust Laws.

(d) Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to agree (and the Company shall neither agree nor permit any of its Subsidiaries to agree without the prior written consent of Parent (and the Company shall, if Parent so directs, agree, so long as such agreement is conditioned upon Closing)) to (A) the sale, divestiture, license or other disposition of any of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, (B) the imposition of any limitation on the ability of Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Surviving Corporation and its Subsidiaries, (C) payment of any consideration, relinquishment of any right or agreement to any modifications of existing contracts or entry into new contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Authorities under the Antitrust Laws of any Relevant Antitrust Jurisdiction, or (D) the imposition of any impediment on Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates under any Antitrust Laws of any Relevant Antitrust Jurisdiction (clauses (A), (B), (C) and (D), collectively, “Remedies”); provided, that Parent shall agree to the divestiture of assets of the Company or any of its Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, solely to the extent necessary both to (1) obtain clearances under the Antitrust Laws, or to remove any court or regulatory orders under the Antitrust Laws, that in each case are impeding the ability to consummate the Merger by the Termination Date (as the same may be extended) and (2) permit the Closing to occur by the Termination Date (as the same may be extended), provided, that any such divestiture would be conditioned upon the Closing. Nothing herein shall require Parent (or permit the Company without the prior written consent of Parent) to litigate with any Governmental Authority.

Section 7.3 Efforts to Close

(a) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 7.2 with respect to matters related to the Antitrust Laws and clearances and litigation thereunder, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VIII to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, and (iii) seek all necessary or appropriate consents, waivers and approvals from Third Parties in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits of the transactions contemplated hereby (including the Merger).

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.3 but subject to Section 7.2 with respect to matters related to the Antitrust Laws and clearances and litigation thereunder, neither the Company nor any of its Subsidiaries, on the one hand, nor Parent or Merger Sub or any of their Affiliates on the other hand, will be required to agree to (and the Company will not and will not agree to, and will not permit any of its Subsidiaries to agree to, without the prior written consent of Parent) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guaranty), or the relinquishment of any right or any modifications of existing

Contracts or entry into new Contracts in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract (except, in the case of the Company and its Subsidiaries, as Parent so directs, so long as such agreement is conditioned upon Closing).

Section 7.4 Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel and Representatives of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that in the reasonable judgment of the Company and its outside legal counsel (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract provided, further, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this clause would apply, which efforts shall include, if such access or disclosure (x) is prohibited by Applicable Law, using reasonable best efforts to provide such access or disclosure in a manner that does not violate Applicable Law, (y) would result in a loss of such privilege, using its reasonable best efforts to allow for such access or disclosure (or as much or it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege or (z) is prohibited by an existing Contract, using, to the extent requested by or consented to in advance by Parent, reasonable best efforts to obtain the required consent from the counterparty to such Contract to allow such access or disclosure or, failing the receipt of such consent or waiver, or otherwise at the request of Parent, shall use reasonable best efforts to make appropriate substitute disclosure and/or access arrangements. Subject to Applicable Law, the Company will provide Parent with any reports, analyses, appraisals, opinions or other information of the Company reasonably requested by Parent. Any investigation conducted pursuant to the access contemplated by this Section 7.4 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.4. All requests for access pursuant to this Section 7.4 must be directed to the General Counsel, Chief Executive Officer or Chief Financial Officer of the Company, or another person designated in writing by the Company. No investigation by the Parent or its Representatives shall affect or be deemed to be modify or remove the representations and warranties of the Company made in this Agreement.

Section 7.5 Notice of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall promptly notify Parent (i) in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any respect, or in the event that the Company has failed to comply with or satisfy in any respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case to the extent that such failure to be true and accurate, or such failure to so comply and satisfy, would result in any of the conditions set forth in Section 8.1 or Section 8.2 of this Agreement having become incapable of being satisfied, (ii) receipt of any written notice to the Company or any of its Subsidiaries or Representatives from any third Person alleging that the consent or approval of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed by the Company pursuant to any section of this Agreement or that relate to the Merger or the other transactions contemplated by this Agreement; provided, that, no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 7.5(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall promptly notify the Company (i) in the event that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any respect, or in the event that Parent or Merger Sub has failed to comply with or satisfy in any respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case to the extent that such failure to be true and accurate, or such failure to so comply and satisfy, would result in any of the conditions set forth in Section 8.1 or Section 8.3 of this Agreement having become incapable of being satisfied, (ii) receipt of any written notice to Parent or any of its Subsidiaries or Representatives from any third Person alleging that the consent or approval of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed by Parent or Merger Sub pursuant to any section of this Agreement or that relate to the Merger or the other transactions contemplated by this Agreement; provided, that, no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 7.5(b).

Section 7.6 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Mutual Confidentiality and Nondisclosure Agreement, dated July 11, 2016 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 7.7 Public Disclosure. Parent and the Company will agree on the initial press release or other public statement to be issued by each concerning this Agreement and the Merger. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, shall consult, if practicable, with the other parties to this Agreement and provide each other the reasonable opportunity to review and comment on any press release or other written or oral public statements before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, including with respect to communications that are directed to employees, suppliers, customers, partners or vendors, except as may be required by Applicable Law or any stock exchange rule or listing agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing obligations of the parties to consult with the other party shall not apply with respect to (x) communications relating to the matters described in Article VI and Section 7.1, Section 9.1 and Section 9.3 or in connection with any dispute between the parties regarding this Agreement and (y) subject to Article VI and Section 7.1 in the case of the Company, statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.7.

Section 7.8 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries, directors, officers, Representatives or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the reasonable opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 7.8, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company, and Parent may offer comments or suggestions with respect to such Transaction Litigation, including the right to review and comment on all material filings and responses to be made by the Company in connection with such Transaction Litigation and the Company shall in good faith take such comment or suggestion into account, but will not be afforded any decision-making power or other authority over such Transaction Litigation.

Section 7.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements set forth in Section 7.10(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries, on the one hand, and any of their respective current or former directors and officers and (so long as such indemnification agreements are substantially consistent in all material respects with the form of indemnification agreement made available to Parent prior to the date of this Agreement and a true, complete, correct and unredacted copy of such executed indemnification agreement is promptly provided to Parent) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time on the other hand (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 7.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless to the fullest extent permitted by Applicable Law or pursuant to any indemnification agreements set forth on Section 7.10(a) of the Company Disclosure Letter with the Company in effect on the day of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (x) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (y) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) Parent and the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have agreed to not assert that the Indemnified Person is not entitled to indemnification hereunder with respect to such claim, proceeding, investigation or inquiry), (ii) Parent and the Surviving Corporation shall not be liable to such Indemnified Person for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for such Indemnified Person advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and such Indemnified Person, such Indemnified Person may retain counsel satisfactory to them and reasonably satisfactory to Parent, and Parent or the Surviving Corporation shall pay all reasonable and documented fees and expenses of such counsel for such Indemnified Person promptly as statements therefor are received upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount or any other amount paid on behalf of such Indemnified Person if it is ultimately determined in accordance with clause (B) of the following sentence that such Indemnified Person is not entitled to be indemnified; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this clause (ii) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (iii) the Indemnified Persons will cooperate in the defense of any such matter at Parent’s or the Surviving Corporation’s expense; and (iv) Parent and the Surviving Corporation shall not be liable for any settlement effected without its express written consent which shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth in this Section 7.10(b) or elsewhere in this Agreement, (A) neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry or such Indemnified Persons otherwise consent and (B) Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by Applicable Law and any and all amounts previously paid on behalf of such Indemnified Person shall be repaid to Parent or the Surviving Corporation by or on behalf of such Indemnified Person.

(c) Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are on substantially similar terms and conditions to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, however, that that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation shall be obligated to obtain a policy with, in the good faith determination of the Surviving Corporation, the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company, following reasonable consultation with Parent, shall have the right to (and if Parent requests, the Company shall) purchase a six-year “tail” prepaid policy on the D&O Insurance; provided, however, that, in no event shall the Company pay, or the Surviving Corporation be required to pay, an aggregate premium for such “tail” policy in excess of the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in which case, the Surviving Corporation (and Parent) shall have no further obligations under the first sentence of this Section 7.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 7.10.

(e) Notwithstanding anything herein to the contrary, (i) the obligations of Parent and the Surviving Corporation or its successor shall be subject to any limitation imposed by Applicable Law (including any limitation on the Company’s ability to indemnify its own directors and officers) and (ii) Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time.

(f) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and their heirs and representatives)) under this Section 7.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Charter, Bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.10 is not prior to or in substitution for any such claims under such policies.

Section 7.11 Employee Matters.

(a) Acknowledgment of Change of Control. Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans disclosed on Section 3.16(a) of the

Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation or Parent, as applicable, from amending or terminating any such Employee Plans, or other compensation or benefits plans, arrangements or agreements in accordance with their terms or if otherwise required by Applicable Law. No provision of this Agreement shall operate as an amendment to any Employee Plan or other benefit plan maintained by the Company, Parent or their respective Subsidiaries.

(c) Compensation and Benefits Continuation. For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide (i) compensation (other than equity-based compensation) to each Continuing Employee that is substantially comparable in the aggregate to the compensation (other than equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Time, (ii) health and welfare benefits to each Continuing Employee that are substantially similar to those health and welfare benefits that are (x) provided to such Continuing Employee immediately prior to the Effective Time or (y) provided to similarly situated employees of Parent or its Subsidiaries, and (iii) cash-based severance benefits (other than reimbursement of COBRA continuation costs) to eligible Continuing Employees that are no less favorable than those provided under the Employee Plans set forth in Section 3.16(a) of the Company Disclosure Letter and designated thereon as a severance plan, guideline or practice as in effect on the date of this Agreement.

(d) Service Credit; Etc. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide each Continuing Employee with credit for all service with the Company and its Subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement but excluding for purposes of any defined benefit pension plan); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than those employee benefit plans that are Employee Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) shall allow any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Company 401(k) Plans. The Company Board shall adopt resolutions providing that no rights to contributions will accrue after, and that each of the Employee Plans sponsored or maintained by the Company or any of its Subsidiaries that are defined contribution plans intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plans”) shall be terminated, as of the day immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing). The Company and Parent shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall provide Parent a reasonable opportunity to review and comment on all such documentation. To the extent that the Company 401(k) Plans are terminated pursuant to Parent’s request, the Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries or Affiliates as soon as reasonably practicable following the Closing Date.

(f) Schedule. To the extent permitted by Applicable Law, the Company shall deliver to Parent, not less than ten (10) Business Days prior to the Closing Date, a schedule in a form acceptable to Parent, which shall include the information set forth below:

(i) With respect to each holder of an Unvested Company Option: (i) such holder’s address, e-mail address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number of shares of Company Common Stock underlying each Unvested Company Option held by such holder, (iii) the respective exercise price per Share of such Unvested Company Options, (iv) the respective grant date(s) of such Unvested Company Options, and (v) the respective vesting schedule with respect to such Unvested Company Options and (viii) such other relevant information that Parent may reasonably require.

(ii) With respect to each holder of a Restricted Stock Unit: (i) such holder’s address, e-mail address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number of shares of Company Common Stock underlying each Restricted Stock Unit held by such holder, (iii) the respective grant date(s) of such Restricted Stock Units, (v) the respective vesting schedule with respect to such Restricted Stock Units and (vi) such other relevant information that Parent may reasonably require.

(g) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

Section 7.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 7.13 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

Section 7.14 Treatment of Existing Credit Agreement. Prior to or at the Closing, the Company and its Subsidiaries shall deliver an executed payoff letter with respect to the Existing Credit Agreement (the “Debt Payoff Letter”) in form and substance reasonably satisfactory to Parent with respect to the Existing Credit Agreement (a draft of which the Company shall use its commercially reasonable efforts to provide to Parent no less than three (3) Business Days prior to the anticipated Closing Date). The Debt Payoff Letter shall (A) confirm the full outstanding amount then outstanding, along with accrued interest thereon and all fees and other obligations of the Company and its Subsidiaries accrued under the Existing Credit Agreement, (B) contain payment instructions and (C) evidence the satisfaction, release and discharge of the debt and liabilities under the Existing Credit Agreement and the agreement by the lenders thereunder (or their agent) to release all liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Closing, the Company and its Subsidiaries shall have obtained documents, including an authorization to file UCC termination statements upon such payment, executed terminations and releases of outstanding mortgages, as are reasonably necessary to release such liens.

Section 7.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Shares from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 7.16 Takeover Statutes. In furtherance and not in limitation of the foregoing, the Company shall and shall cause its Subsidiaries to (a) take all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL will not be applicable to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement, (b) take all action necessary to ensure that no other Takeover Statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement and refrain from taking any actions that would cause the applicability of any Takeover Statute to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement, and (c) if the restrictions of Section 203 of the DGCL or any other Takeover Statute become applicable to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement, to take all action necessary to ensure that the transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement (as applicable) and otherwise lawfully eliminate or minimize the effect of such Takeover Statute with respect to this Agreement, the Voting Agreement, the Merger or the transactions contemplated by this Agreement or the Voting Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions to Closing. The respective obligations of the Company, Parent and Merger Sub to enter into and complete the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived (where permitted by Applicable Law) prior to the Effective Time by the Company and Parent in writing:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Requisite Regulatory Approvals.

(i) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(ii) All antitrust, competition and merger control consents set forth in Schedule 8.1(b)(ii) shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(c) No Legal Prohibition. No Governmental Authority in a competent jurisdiction shall have:

(i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

Section 8.2 Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to enter into and complete the Closing are subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions by the Company, any one or more of which may be waived (where permitted by Applicable Law) prior to the Effective Time by Parent in writing:

(a) Accuracy of Representations and Warranties.

(i) Other than the representations and warranties listed in Section 8.2(a)(ii), Section 8.2(a)(iii), and Section 8.2(a)(iv) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date except (i) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 8.2(a)(i) all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, and Section 3.10(a) shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(iii) The representations and warranties set forth in Section 3.5(b), Section 3.5(c), Section 3.5(d), Section 3.5(e), Section 3.5(f), Section 3.6, and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(iv) The representations and warranties set forth in Section 3.5(a) shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such inaccuracies that would in the aggregate increase the aggregate Merger Consideration payable by Parent by more than five million Dollars ($5,000,000).

(b) Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3 Additional Company Conditions. The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions by Parent and Merger Sub, any one or more of which may be waived (when permitted by Applicable Law prior to the Effective Time) by the Company in writing:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement for purposes of this Section 8.3(a), all qualifications based on a “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Compliance with Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before the first Business Day after March 7, 2017 (the “Termination Date”); provided, however, that if the conditions set forth in Section 8.1(b) or Section 8.1(c) (as a result of an Order or Applicable Law under Antitrust Laws) shall not have been satisfied or duly waived (where permitted by Applicable Law) by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to March 7, 2017, either Parent or the Company may, by written notice delivered to the other party, extend the Termination Date to June 7, 2017, and if the conditions set forth in Section 8.1(b) or Section 8.1(c) (as a result of an Order or Applicable Law under Antitrust Laws) have not been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to June 7, 2017, either Parent or the Company may, by written notice delivered to the other party, extend the Termination Date to September 7, 2017; provided, however that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to act (which action or failure to act constitutes a breach by such party of this Agreement) has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date (as the same may be extended); or

(c) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of this Agreement) has been a principal cause of or resulted in the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof); or

(d) by either Parent or the Company if any Governmental Authority of any competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger, or (ii) issued or granted any Order that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate (and in each case such breach or inaccuracy, as applicable, is not curable prior to the Termination Date (as the same may be extended), or if curable prior to the Termination Date (as the same may be extended), subject to the immediately following proviso); provided, however, that notwithstanding the foregoing, the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the earlier to occur of (A) thirty (30) calendar days after the receipt of written notice thereof by Parent from the Company of such breach or inaccuracy, as applicable or (B) Parent or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); provided, further, the Company may not terminate this Agreement pursuant to this Section 9.1(e) if it is then in material breach of any representation, warranty of covenant contained in this Agreement; or

(f) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into an Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal and the Company concurrently and as a condition to the effectiveness of such termination pays or causes to be paid to Parent (or its designee) the Company Termination Fee pursuant to Section 9.4(a)(ii); and (iii) the Company has complied with Section 7.1(c)(ii) with respect to such Superior Proposal; or

(g) by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate (and in each case such breach or inaccuracy, as applicable, is not curable prior to the Termination Date (as the same may be extended), or if curable prior to the Termination Date (as the same may be extended), subject to the immediately following proviso); provided, however, that notwithstanding the foregoing, Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) until the earlier to occur of (A) thirty (30) calendar days after receipt of written notice by the Company from Parent of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 9.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); provided, further, Parent may not terminate this Agreement pursuant to this Section 9.1(g) if it is then in material breach of any representation, warranty of covenant contained in this Agreement; or

(h) by Parent at any time prior to receiving the Requisite Stockholder Approval in the event that the Company Board (or any committee thereof) (i) shall have effected a Company Board Recommendation Change or (ii) if (A) after its receipt of an Acquisition Proposal or (B) following Parent’s reasonable request, shall have, in either case, failed to reaffirm the Company Board Recommendation within five (5) Business Days of any such Parent request (and if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, then within 1 Business Day of any such Parent request); or

(i) by Parent, at any time prior to receiving the Requisite Stockholder Approval, in the event of a willful and intentional breach (or deemed breach) of the obligations set forth in Section 6.1(a) and Section 6.2 or Section 7.1(c) by the Company or any of its Subsidiaries or Representatives.

Section 9.2 Notice of Termination. A party terminating this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 9.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

Section 9.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.6, Section 7.7, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein (including Section 9.4) shall relieve any party or parties hereto, as applicable, from Liability for any willful and intentional breach of this Agreement prior to such termination, or any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

Section 9.4 Termination Fees.

(a) Company Termination Fee.

(i) In the event that (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(g)(i), (B) following the execution of this Agreement and prior to the Termination Date (as the same may be extended) (or with respect to a termination pursuant to Section 9.1(c), the time at which a vote is taken on the adoption of this Agreement at the Company Stockholder Meeting (or an adjournment or postponement thereof)) an offer or proposal for a Competing Acquisition Transaction is publicly announced, publicly disclosed or otherwise made public (whether or not subsequently withdrawn), and (C) within twelve (12) months following the termination of this Agreement the Company or any of its Subsidiaries (x) consummates any Competing Acquisition Transaction or (y) enters into a definitive Contract to consummate any Competing Acquisition Transaction and, in the case of (y), any Competing Acquisition Transaction is subsequently consummated, then on the date of the consummation of such Competing Acquisition Transaction, the Company shall pay to Parent a fee equal of twenty-one million seven hundred fifty thousand Dollars ($21,750,000) in cash (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to Section 9.1(f), then, immediately prior to or concurrently with, and as a condition to the effectiveness of, such termination, the Company shall pay or cause to be paid to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 9.1(h) or Section 9.1(i) then within one (1) Business Day after the date of such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) For the avoidance of doubt, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(v) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Parent Termination Fee.

(i) Parent will pay to the Company or one or more Persons designated by the Company a termination fee of forty-six million six hundred thousand Dollars ($46,600,000) in cash (the “Parent Termination Fee”) if this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d), if, as of the time of such termination, (x) the only conditions to Closing set forth in Article VIII that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered as evidenced by written confirmation by those Persons pursuant to Section 8.2(d)) are those set forth in Section 8.1(b) or in Section 8.1(c) (solely with respect to Antitrust Laws), (y) such failure to be satisfied is due to (A) the failure to receive any required consent or approval (including the expiration or termination of any waiting period and any extension thereof under the HSR Act) from a Governmental Authority pursuant to Antitrust Laws or (B) any action (including the enacting, issuing, entry or promulgation of Orders or Applicable Laws or instituting of proceedings) by any Governmental Authority to enjoin or otherwise prohibit the Merger or make it illegal pursuant to Antitrust Laws, and (z) that none of the Company, its Subsidiaries or their respective officers, directors or employees has taken any action or failed to take any action (which action or failure to act constitutes a breach by the Company of this Agreement) that was a principal cause of the failure of the conditions in Section 8.1(b) or Section 8.1(c).

(ii) Any payment to be made by Parent pursuant to this Section 9.4(b) shall be made by Parent by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, and shall be made concurrently with the termination of the Merger Agreement referenced in Section 9.4(b)(i), in the case of a termination by Parent, or within two (2) Business Days following such termination, in the case of a termination by the Company.

(iii) The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether nor not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Recovery. Parent, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 9.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly,

(i) if the Company fails to promptly pay any amounts due pursuant to Section 9.4(a) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 9.4(a) or any portion thereof, the Company will pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(ii) if Parent fails to promptly pay any amounts due pursuant to Section 9.4(b) and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the amount set forth in Section 9.4(b) or any portion thereof, Parent will pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d) No Further Liability. Notwithstanding anything to the contrary in this Agreement, but subject in all cases to Section 9.3(b):

(i) in the event that Parent shall receive payment of the Company Termination Fee as described in this Section 9.4, the Company shall have no further liability to Parent or Merger Sub, under this Agreement or otherwise in connection with the transactions contemplated hereby, Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(ii) in the event that the Company shall receive payment of the Parent Termination Fee as described in this Section 9.4, Parent and Merger Sub shall have no further liability to the Company under this Agreement or otherwise in connection with the transactions contemplated hereby, the Company shall be precluded from any other remedy against Parent and Merger Sub, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent and Merger Sub or any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable unless otherwise indicated.

(c) When used herein (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise indicated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including,” shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(g) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(h) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(i) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k) Except as otherwise provided herein, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m) References to the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble of this Agreement.

(n) any reference in this Agreement to a date or time shall be deemed to be such date or time in the State of California unless otherwise specified.

(o) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(p) The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with the normal routine of managing the Company’s business” whether or not such words actually follow such phrase.

(q) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(r) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(s) No summary of this Agreement or any exhibit, schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such exhibit or schedule.

(t) The information contained in this Agreement and in the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Applicable Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(u) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Article VIII without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(v) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted and accessible to Parent in a virtual data room entitled “Project Ares” and managed by Morgan Stanley & Co LLC on behalf of the Company at www.rrdvenue.com, (ii) disclosed in a SEC Report filed and publicly available, in each case, at least two (2) Business Days prior to the execution and delivery of this Agreement or (iii) expressly set forth in Section 10.1(v) of the Company Disclosure Letter.

(w) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.2 Amendment. Subject to Applicable Law and subject to other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

Section 10.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any rights pursuant to this Agreement will not constitute waiver of such rights.

Section 10.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided, that, Parent or Merger Sub may assign any of their respective rights or obligations to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses, emails or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice) provided that notice given by email or telecopy shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 10.5 and (ii) either (A) a duplicate copy of such email or telecopy notice is promptly given by one of the other methods described in this Section 10.5 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or telecopy or any other method described in this Section 10.5;

(a)	if to Parent or Merger Sub, to:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: Svilen Karaivanov, M&A Legal

Email: ma-notice@google.com

Telecopy No.: (650)887-1790

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

4 Times Square

New York, NY 10036

Attention: Howard L. Ellin

                 Kyle T. Seifried

Email: Howard.Ellin@skadden.com

            Kyle.Seifried@skadden.com

Telecopy No.: (917) 777-2438

                        (917) 777-3457

(b)	if to the Company (prior to the Closing), to:

Apigee Corporation

10 S. Almaden Blvd., 16th Floor

San Jose, CA 95113

Attention: Stacey Giamalis

Email: sgiamalis@apigee.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert T. Ishii

Email: rishii@wsgr.com

Telecopy No.: (650) 493-6811

Except in respect of any notice delivered pursuant to the terms of Section 6.3, any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or fax number through a notice given in accordance with this Section 10.5, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.5 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section  10.5.

Section 10.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.

Section 10.7 Expenses. Subject to Section 9.4(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

Section 10.8 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Voting Agreement and the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Voting Agreement or the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.9 Third Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as (i) set forth in or contemplated by the terms and provisions of Section 7.10 and (ii) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I.

Section 10.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (except with respect to the payment of the Company Termination Fee or Parent Termination Fee, if applicable and required under the terms of Section 9.4). Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, provided, however, that (i) Parent and Merger Sub shall not be entitled to any such injunction or injunctions, specific performance, or other equitable relief if the Agreement is terminated and the Company has paid the Company Termination Fee in accordance with Section 9.4, (ii) the Company shall not be entitled to any such injunction or injunctions, specific performance, or other equitable relief if the Agreement is terminated and Parent has paid the Parent Termination Fee in accordance with Section 9.4.

Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.

Section 10.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 10.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 10.14 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING

OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 10.16 No Limitation. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Google Inc.

By:	/s/ Donald Harrison
	Name:	Donald Harrison
	Title:	Vice President, Corporate Development

Areopagus Inc.

By:	/s/ Kenneth Yi
	Name:	Kenneth Yi
	Title:	CEO, President & Secretary

Apigee Corporation

By:	/s/ Chetan Kapoor
	Name:	Chetan Kapoor
	Title:	CEO

[MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and to only use such confidential information for the evaluation and consideration of an Acquisition Transaction and the terms of which are no less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal and shall not prohibit the Company from providing to Parent any of the information required to be provided under Article VI).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (or any securities convertible into, or exchangeable for, such voting or equity securities of the Company), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party (or the shareholders of any such Third Party) beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization, extraordinary dividend, liquidation, dissolution or other similar transaction involving the Company and a Third Party pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the voting power in the surviving or resulting entity of such transaction or the resulting direct or indirect parent of the Company or such surviving or resulting entity (or any securities convertible into, or exchangeable for, securities representing such voting power); or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries (whether measured by fair market value, revenue generation or net income and including equity investments in Subsidiaries).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alphabet” means Alphabet Inc.

“Alphabet Common Stock” means Alphabet’s Class C Capital Stock, $0.001 par value per share.

“Alphabet Stock Unit” means a restricted stock unit payable in shares of Alphabet Common Stock or cash in an amount equal to the value of the shares of Alphabet Common Stock, or a combination of the foregoing.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2016.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means both Company Common Stock and Company Preferred Stock.

“Company Equity Incentive Plan(s)” means the Company’s 2005 Stock Incentive Plan, as amended and/or the Company’s 2015 Equity Incentive Plan, as applicable.

“Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to be materially adverse to (a) the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Merger prior to the Termination Date (as the same may be extended) and to fully perform its covenants and other obligations under this Agreement; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic or political conditions in the United States or any other country or region in the world;

(ii) conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii) changes in Applicable Law or GAAP or the interpretations thereof;

(iv) acts of war, terrorism or sabotage;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement; provided that this clause (vi) shall not apply to any representation or warranty (or any condition to the consummation of the Merger relating to such representation and warranty) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this agreement or the consummation of the Merger;

(vii) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(ix) any action taken pursuant to the terms of this Agreement (other than the Company operating in the ordinary course of business in compliance with the terms of Section 5.1);

(x) any action taken at the express written request of Parent or with the prior written approval of Parent following the date of this Agreement; and

(xi) any legal proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, to the extent arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

Notwithstanding the foregoing, the exceptions set forth in (i)-(v) shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate adverse impact on the Company or its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Options” means any options to purchase shares of Company Common Stock.

“Company Products” means any and all products and services marketed, sold, offered for sale, licensed, imported, exported, provided or distributed by the Company or any of its Subsidiaries currently or at any time since the Reference Date.

“Company Registered IP” means Company Intellectual Property Rights that are Registered IP.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who continue their employment with the Company, its Subsidiaries, the Surviving Corporation, Parent or any Subsidiary of Parent as of and following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument or obligation.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (x) which is maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any of their ERISA Affiliates or (y) with respect to which the Company or any of its Subsidiaries has or may have any Liability.

“Environmental Law” means any law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Amended and Restated Loan and Security Agreement, dated November 17, 2014, by and between the Company and Silicon Valley Bank, as further amended March 2, 2016.

“Export and Import Control Laws” means any U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; or (iii) economic sanctions or embargoes.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the implementing regulations thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (v) liabilities pursuant to capitalized leases; (vi) liabilities pursuant to conditional sale or other title retention agreements; (vii) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (viii) liabilities arising from any breach of any of the foregoing; and (x) indebtedness of the type referred to in clauses (i) through (viii) of others guaranteed by the Company or any of its Subsidiaries or secured by any Lien.

“Intellectual Property Rights” means any or all intellectual property rights, including all statutory and/or common law rights throughout the world including each of the following: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries (collectively, “Patents”); (ii) all trade secret rights (collectively, “Trade Secrets”); (iii) all copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”) and Moral Rights; (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefor (collectively, “Domain Names”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition first occurring or arising after the date hereof that (i) was not known or reasonably foreseeable by the Company Board as of or prior to the date hereof and which first became known or reasonably foreseeable prior to the receipt of the Requisite Stockholder Approval (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof and which first became known or reasonably foreseeable prior to the receipt of the Requisite Stockholder Approval) and (ii) does not relate in any manner to an Acquisition Proposal; provided, that the following shall not be taken into account for purposes of determining whether an Intervening Event has occurred: (x) any change in the price or trading volume of the Shares (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred) and (y) any Effect resulting from any action taken or initiated by the Company or any of its Subsidiaries pursuant to and in compliance with the terms of this Agreement.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“knowledge” means the actual knowledge of those persons set forth on Section A of the Company Disclosure Letter as of the date hereof, in each case after review of the relevant representation and warranty with the individual that has management responsibility over such function if such individual (i) has been involved in the process of due diligence relating to, or the negotiation of, this Agreement prior to the date of this Agreement, and (ii) would reasonably be expected to have actual knowledge of the matter in question.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries are a party as of the date hereof, in each case, other than those Contracts that are Employee Plans:

(i) Contracts required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract that (A) grants any exclusive rights to any third party, including any such Contract which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property Rights, except in the case of each of clauses (A) and (B) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(iii) notes, debentures, bonds, conditional sale or equipment trust agreements, letter of credit agreements, mortgages, loan agreements or other Contracts or commitments for the borrowing or lending of money or related to Indebtedness (including loans to or from officers, directors, Company Stockholders or any members of their immediate families and including all extensions of credit to customers in the ordinary course of business), or agreements or arrangements for a line of credit, except for any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 or (B) between or among any of the Company and any of its wholly owned Subsidiaries; or guarantees, pledges or undertakings of the indebtedness for borrowed money of any other Person, except for any such agreement (x) with potential liability thereunder not exceeding $500,000 or (y) between or among any of the Company and any of its wholly owned Subsidiaries;

(iv) Contracts for any capital expenditure in excess of $500,000;

(v) Contracts pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(vi) any Contract relating to the disposition or acquisition of any equity or assets by the Company or any of its Subsidiaries (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) (A) since the Reference Date; or (B) under which the Company or any of its Subsidiaries has any obligations (including indemnification, “earn-out” or other contingent payment obligations) which have not been satisfied or performed (other than confidentiality obligations), except (1) in each case for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business, or (2) in the case of (A) for acquisitions or dispositions of material assets other than with regard to any assets that are Intellectual Property Rights;

(vii) Contracts entered into since the Reference Date in connection with the settlement or other resolution of any Legal Proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $500,000;

(viii) Contracts that by their terms (A) limit or restrain in any material respect the Company or any of its Subsidiaries from engaging or competing in any lines of business with any Person or in any geographic area, (B) as a result of the consummation of this Agreement or the transactions contemplated hereby, limit or restrain (or purport to limit or restrain) in any material respect Parent or any of its Affiliates from engaging or competing in any lines of business with any Person or in any geographic area, or (C) grant of any preferred pricing, “most favored nation” or exclusive status to a third Person;

(ix) any Leases;

(x) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xi) any Contract with any Governmental Authority;

(xii) any Contract that involves a joint venture, strategic alliance, limited liability company, partnership or other similar agreement or arrangement that relates to the formation, creation, operation, management or control of any of the foregoing;

(xiii) any Contract under which the Company is obligated to make payments in excess of $500,000 in the aggregate over twelve (12) months following the date hereof, other than Employee Plans listed in Section 3.16(a) of the Company Disclosure Letter;

(xiv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company, prohibits the issuance of guarantees by the Company or any Subsidiary of the Company or that limits or proposes to limit the ability of the Company or any of its Subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses;

(xv) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xvi) Contracts under which the Company develops software for, on behalf of, or jointly with Third Parties (excluding APIs developed for customers in the ordinary course of business solely in connection with the implementation of a Company Product);

(xvii) Contracts under which a Third Party licenses any material Intellectual Property Rights (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property Rights) to the Company or any of its Subsidiaries, excluding nondisclosure agreements, any licenses for Shrink-Wrap Code (provided that such Shrink-Wrap Code is not used in any Company Product) or for Open Source Software;

(xviii) any Contract that is a Collective Bargaining Agreement;

(xix) Contracts that involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest rate or foreign currency protection Contract;

(xx) any (i) material Contract with any Top Customers, and (ii) any material Contract with Top Suppliers set forth in Section 3.25(a) of the Company Disclosure Letter;

(xxi) Contracts under which the Company or any of its Subsidiaries has granted, licensed, disclosed or provided any Company Intellectual Property Right to Third Parties (other than (A) nondisclosure agreements, (B) rights granted to employees, consultants, contractors or vendors to use Company Intellectual Property Right for the sole benefit of the Company or its Subsidiaries, (C) non-exclusive licenses entered into in the ordinary course of business with customers, original equipment manufacturers, value-added resellers or distributors of the Company and its Subsidiaries), and (D) non-exclusive licenses that are immaterial to the Company or any of its Subsidiaries and that do not involve the license of any Patents or patent rights), and Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Company Intellectual Property Rights;

(xxii) Contracts pursuant to which, as a result of the consummation of this Agreement or the Closing of the transactions contemplated hereby, Parent, any of its Affiliates, the Company or any of its Subsidiaries, will result in the grant to any Third Party of a license or right under any Intellectual Property Rights owned by Parent, any of its Affiliates, the Company or any of its Subsidiaries; and

(xxiii) any Contracts that grant any right of first refusal, right of first negotiation or any other similar right with respect to the equity or assets of the Company or any of its Subsidiaries.

“Moral Rights” shall mean moral or equivalent rights in any Intellectual Property Rights, including the right to the integrity of the work, the right to be associated with the work.

“Nasdaq” means the Nasdaq Global Select Market.

“Open Source Software” means any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software be licensed pursuant to the same license or requires the distribution of all or any portion of such other software for free, including, software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the BSD License; and (v) the Apache License.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan or otherwise and (ii) any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Parent Material Adverse Effect” means any Effect which prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Merger prior to the Termination Date (as the same may be extended).

“Permit” means any permit, license, authorization, consent, or approval required to be obtained by a Governmental Authority.

“Permitted Liens” means (i) Liens the existence of which are expressly disclosed in the notes to the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Company SEC Financial Statements,

(iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate, and for which adequate reserves have been established in accordance with GAAP on the Company SEC Financial Statements, and (iv) with respect to Intellectual Property Rights, non-exclusive licenses granted in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” means any information relating to an identified or identifiable natural person, including (i) any information that, either alone or in combination with other information that is publicly available or is held or controlled by the Company or any of its Subsidiaries, identifies a natural person or (ii) individually identifiable health information defined as “protected health information” under 45 C.F.R 160.103. For purposes of this definition an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to their physical, physiological, mental, economic, cultural or social identity.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Relevant Antitrust Jurisdictions” shall mean the United States and the non-U.S. jurisdictions set forth in Schedule 8.1(b)(ii).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restricted Stock Units” means any issued and outstanding restricted stock units (including commitments to grant restricted stock units approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, and payable in accordance with a vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink-Wrap Code” means any generally commercially available software and software-based technology (including software-as-a-service) that is available for a cost of not more than (i) $250,000 in the aggregate or (ii) $100,000 annually.

“Stock Award” means any equity-based award, whether payable in stock, cash or other property or any combination of the foregoing.

“Stock Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration and (ii) an amount equal to the volume-weighted average trading price of Alphabet Common Stock for a five (5) trading day period, starting with the opening of trading on the seventh (7th) trading day prior to the Closing Date to the close of trading on the second (2nd) trading day prior to the Closing Date, as reported by Bloomberg.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) did not result from a breach (or deemed breach) of Section 6.2(a), (ii) would result in such Third Party (or in the case of a direct merger between such Third Party and the Company, the shareholders of such Third Party) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and (iii) is on terms that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) that, if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account (A) any modifications to the terms and conditions of this Agreement proposed by Parent, including pursuant to Section 7.1(c)(ii)(D), and (B) the likelihood and timing of the consummation of such Acquisition Proposal and the other terms and conditions of such Acquisition Proposal, including its financial, legal, regulatory and other aspects.

“Takeover Statute” means any “control share acquisition,” “fair price,” “moratorium” or other similar “anti-takeover” Applicable Law.

“Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, stamp and property taxes, as well as social security (or similar) and unemployment taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or by operation of law or otherwise.

“Tax Returns” means all returns, declarations, estimates, reports, information statements, forms and other documents filed or required to be filed in respect of any Taxes.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Unvested Company Option” means any Company Option (or portion thereof) that is not a Vested Company Option.

“Unvested Payment Plan” means the plan and related agreements containing the payment, vesting conditions, and other terms by which the Unvested Option Consideration is payable to the grantees thereof.

“Vested Company Option” means (i) any Company Option (or portion thereof) that is vested as of the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions and (ii) any Company Option (or portion hereof) that is outstanding as of the Effective Time and held by a (x) non-employee member of the Company Board or (y) service provider who is not an active employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (including any consultant or independent contractor to, or former employee of, the Company or its Subsidiaries).

“Warrant” means the warrant to purchase common stock issued on November 17, 2014 to Silicon Valley Bank.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar local or foreign Applicable Law.

[Remainder of Page Intentionally Left Blank]

ANNEX B

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Annex A
Acquisition Agreement	Section 6.2(a)(v)
Acquisition Proposal	Annex A
Acquisition Transaction	Annex A
Affiliate	Annex A
Agreement	Preamble
Alphabet	Annex A
Alphabet Common Stock	Annex A
Alphabet Stock Unit	Annex A
Anti-Corruption and Anti-Bribery Laws	Annex A
Antitrust Laws	Annex A
Applicable Law	Annex A
Assets	Section 3.19
Balance Sheet	Annex A
Business Day	Annex A
Bylaws	Section 3.1
Cancelled Shares	Section 1.4(b)(ii)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(c)
Charter	Section 3.1
Closing	Section 2.1
Closing Date	Section 2.1
Code	Annex A
Collective Bargaining Agreements	Section 3.17(a)
Company	Preamble
Company 401(k) Plans	Section 7.11(e)
Company Board	Recitals
Company Board Recommendation	Section 7.1(c)(i)
Company Board Recommendation Change	Section 7.1(c)(i)
Company Capital Stock	Annex A
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Incentive Plan(s)	Annex A
Company ESPP	Annex A
Company Form 10-K	Article III
Company Intellectual Property Rights	Annex A
Company Material Adverse Effect	Annex A
Company Options	Annex A
Company Preferred Stock	Section 3.5(a)
Company Products	Annex A
Company Registered IP	Annex A
Company SEC Financial Statements	Section 3.8(a)
Company Securities	Section 3.5(c)
Company Stockholder Meeting	Section 7.1(b)(i)
Company Stockholders	Recitals
Company Termination Fee	Section 9.4(a)(i)
Competing Acquisition Transaction	Annex A
Confidentiality Agreement	Section 7.6

Consent	Section 3.3
Continuing Employees	Annex A
Contract	Annex A
Copyrights	Annex A
D&O Insurance	Section 7.10(b)
Debt Payoff Letter	Section 7.14
Delaware Law	Annex A
Delaware Secretary of State	Section 1.1
Determination Date	Section 3.5(a)
DGCL	Annex A
Dissenting Shares	Section 1.4(b)(iii)
DOJ	Annex A
DOL	Annex A
Domain Names	Annex A
Effect	Annex A
Effective Time	Section 1.1
Employee Plans	Annex A
Enforceability Limitations	Section 3.2(b)
Environmental Law	Annex A
ERISA	Annex A
ERISA Affiliate	Annex A
Exchange Act	Annex A
Excluded Shares	Section 1.4(b)(i)
Existing Credit Agreement	Annex A
Export and Import Control Laws	Annex A
Final Purchase Period	Section 1.4(c)(iv)
FTC	Annex A
GAAP	Annex A
Governmental Authority	Annex A
Hazardous Substance	Annex A
HIPAA	Annex A
HSR Act	Annex A
Indebtedness	Annex A
Indemnified Persons	Section 7.10(a)
Intellectual Property Rights	Annex A
International Employee Plan	Section 3.16(i)
Intervening Event	Annex A
IRS	Annex A
knowledge	Annex A
Labor Organization	Section 3.17(a)
Leases	Section 3.18(b)
Legal Proceeding	Annex A
Liabilities	Annex A
Lien	Annex A
Material Contract	Annex A
Maximum Annual Premium	Section 7.10(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Moral Rights	Annex A
Nasdaq	Annex A
New Plans	Section 7.11(d)

Notice Period	Section 7.1(c)(ii)(C)
OFAC	Section 3.12(c)
Old Plans	Section 7.11(d)
Open Source Software	Annex A
Order	Annex A
Other Required Company Filing	Section 7.1(a)(vi)
Outstanding Stock Awards	Annex A
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Annex A
Patents	Annex A
Payment Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)(i)
Permit	Annex A
Permitted Liens	Annex A
Person	Annex A
Personal Data	Annex A
Proxy Statement	Section 7.1(a)(i)
Real Property	Section 3.18(b)
Reference Date	Section 3.7(a)
Registered IP	Annex A
Relevant Antitrust Jurisdictions	Annex A
Remedies	Section 7.2(d)
Representatives	Annex A
Requisite Stockholder Approval	Section 3.2(f)
Restricted Stock Unit Consideration	Section 1.4(c)(ii)(B)
Restricted Stock Units	Annex A
Sanctions	Section 3.12(c)
Sarbanes-Oxley Act	Annex A
SEC	Annex A
SEC Reports	Section 3.7(a)
Securities Act	Annex A
Share	Recitals
Shares	Recitals
Shrink-Wrap Code	Annex A
Stock Award	Annex A
Stock Award Exchange Ratio	Annex A
Subsidiary	Annex A
Subsidiary Securities	Section 3.6(d)
Superior Proposal	Annex A
Surviving Corporation	Section 1.1
Takeover Statute	Annex A
Tax	Annex A
Tax Returns	Annex A
Termination Date	Section 9.1(b)
Third Party	Annex A
Top Customers	Section 3.25(a)
Top Suppliers	Section 3.25(a)
Trade Secrets	Annex A
Trademarks	Annex A
Transaction Litigation	Section 7.8
Uncertificated Shares	Section 1.4(b)(i)

Unvested Company Option	Annex A
Unvested Option Consideration	Section 1.4(c)(i)(B)
Unvested Payment Plan	Annex A
Vested Company Option	Annex A
Vested Option Consideration	Section 1.4(c)(i)(A)
Voting Agreement	Recitals
WARN	Annex A
Warrant	Annex A

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APIGEE CORPORATION

ARTICLE FIRST

The name of the corporation is Apigee Corporation (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The Corporation is authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of $0.001 per share.

ARTICLE FIFTH

The name and mailing address of the incorporator are as follows:

Erica Kishi

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

ARTICLE SIXTH

The Corporation is to have perpetual existence.

ARTICLE SEVENTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of Article IX of the Bylaws of the Corporation.

ARTICLE EIGHTH

The number of directors that constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

ARTICLE NINTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE TENTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVENTH

11.1 Limitation of Director’s Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

11.2 Indemnification of Corporate Agents.

(a) The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

(b) The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

11.3 Repeal or Modification. Any repeal or amendment of this Article Eleventh by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article Eleventh will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Annex B

September 7, 2016

Board of Directors

Apigee Corporation

10 Almaden Blvd.

San Jose, CA 95113

Members of the Board:

We understand that Apigee Corporation (“Apigee” or the “Company”), Parent (the “Buyer”) and Merger Sub, a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 6, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares of Company Common Stock (i) held by the Company as treasury stock, (ii) owned by the Buyer, Acquisition Sub or the Company or any of their direct or indirect wholly-owned subsidiaries, or (iii) held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (clauses (i), (ii), and (iii) collectively, the “Excluded Shares”), will be converted into the right to receive $17.40 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we and our affiliates have provided financing services for the Buyer and the Company, and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction, if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting that may be held in connection with the Merger or whether the stockholders should take any action in connection with the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Armstrong
Anthony Armstrong Managing Director

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of September 7, 2016, among Google Inc., a Delaware corporation (“Parent”) and [*] (“Stockholder”), a stockholder of Apigee Corporation, a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock of the Company, par value $0.001 (“Shares”) as set forth opposite such Stockholder’s name on Exhibit A.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Areopagus Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”).

WHEREAS, the approval of the Merger and the adoption of the Merger Agreement by the affirmative vote or consent of the holders, as of the record date for the stockholders of the Company Stockholder Meeting, of at least a majority of the outstanding Shares is a condition to the consummation of the Merger.

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has determined to vote in favor of the Merger and the other transactions contemplated in the Merger Agreement and in furtherance thereof has agreed to enter into this Agreement.

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Shares, now or hereafter “beneficially owned” by Stockholder.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01 Voting Agreement. Stockholder shall (x) appear at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Stockholder Meeting) of the stockholders of Company concerning proposals related to the Merger, the Merger Agreement, any Acquisition Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in Section 1.01(c) below is being considered, however called, or otherwise cause all of the Shares owned (whether beneficially or of record) at such time by Stockholder to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Company for written consent, if any and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Shares (including any New Shares, as applicable) owned (whether beneficially or of record) at such time by Stockholder:

(a) with respect to each meeting at which a vote of the Stockholder on the Merger is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other matter presented or proposed as to approval of the Merger or any part or aspect thereof or any other transactions or matters contemplated by the Merger Agreement;

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions or matters contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction, that is intended, that would or would be reasonably expected, or the effect of which would or would be reasonably expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the performance by such Stockholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries (other than the Merger) or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the Company Board; (iv) any material change in the present capitalization or dividend or distribution policy of the Company or any amendment or other change to the Charter or Bylaws of the Company or its Subsidiaries, except if previously approved in writing by Parent or as otherwise expressly provided in the Merger Agreement; or (v) any other material change in the Company’s organizational structure or business, except if previously approved in writing by Parent or as otherwise expressly provided in the Merger Agreement (clauses (a) through (c) of this Section 1.01, the “Required Votes”).

Section 1.02 Solicitation. Stockholder further agrees that, until the termination of this Agreement, Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with either the proposal to approve the Merger Agreement and the Merger or any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.

Section 1.03 Company Board Recommendation Change. Notwithstanding the foregoing and subject to Section 5.03, if the Company Board has effected (and not withdrawn) a Company Board Recommendation Change in accordance with Section 7.1(c) of the Merger Agreement, then the obligation of the Stockholder to vote the Shares as to which the Stockholder controls the right to vote in the manner set forth above in Section 1.01 shall be modified such that (i) the Stockholder, together with the other stockholders of the Company entering into substantially similar voting agreements with Parent on or about the date hereof (the “Other Voting Agreements”), shall only be required to collectively vote an aggregate number of Shares equal to thirty-five percent (35%) of the total voting power of the outstanding capital stock of the Company as of the record date for the meeting at which such vote is taken in the manner required by Section 1.01, and (ii) notwithstanding any other provision of this Agreement or any Other Voting Agreement, the number of Shares subject to this Agreement and all Other Voting Agreements in excess of that percentage shall be reduced on a pro rata basis in accordance with the number of votes the Stockholder and each other such stockholder is entitled to cast, and the Stockholder, in his, her, or its sole discretion, shall be entitled to vote all of the Stockholder’s shares which are no longer subject to this Agreement in any manner the Stockholder chooses, which shares shall no longer be subject to the irrevocable proxy set forth in Section 1.04 below.

Section 1.04 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted by Stockholder with respect to Shares owned (whether beneficially or of record) by it as of the date of this Agreement. By entering into this Agreement, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, or cause to be voted

(including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.03) any Shares owned (whether beneficially or of record, but subject to Section 1.03) by Stockholder in accordance with the Required Vote in this Article I. The proxy granted by Stockholder pursuant to this Section 1.04 is irrevocable and is granted in consideration of the Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Stockholder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.03, is intended to be irrevocable. Each Stockholder agrees, subject to Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.03, to vote its Shares (including any New Shares) in accordance with Section 1.01(a) through Section 1.01(c) above. The parties agree that the foregoing is a voting agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01 Authorization.

(a) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its covenants and other obligations hereunder. The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of its covenants and obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Stockholder, and no additional proceedings or actions on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement, the performance by the Stockholder of its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity. If any of the Shares owned (whether beneficially or of record) by Stockholder constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder’s spouse.

Section 2.02 Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law or (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder that would prevent Stockholder from performing its duties under this Agreement.

Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of the Stockholder, threatened against such Stockholder or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent, materially delay, hinder, or impair the exercise by Parent of its rights under this Agreement or the ability of the Stockholder to fully perform its covenants and obligations pursuant to this Agreement.

Section 2.04 No Inconsistent Agreements. Except for this Agreement, such Stockholder has not:

(a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Stockholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement;

(b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Shares with respect to the matters set forth in Section 1.01; or

(c) deposited any of its Shares into a separate voting trust or entered into a voting agreement with respect to any of its Shares (or any other agreement or arrangement with respect to the voting of such Shares).

Section 2.05 Ownership. As of the date hereof, Stockholder owns (whether beneficially or of record) those Shares set forth opposite such Stockholder’s name on Exhibit A. Stockholder is the sole beneficial owner and has and will have at all times through the Closing Date sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by this Agreement), no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Shares, and such Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Shares owned (whether beneficially or of record) by Stockholder.

Section 2.06 Broker Fees. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Stockholder or any of its Affiliates (other than the Company) who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.

Section 2.07 Acknowledgement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Parent represents and warrants to Stockholder that:

Section 3.01 Authorization.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent has been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02 Non-Contravention. The execution, delivery and performance by the Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law or (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Parent is entitled under any provision of any agreement or other instrument binding on the Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 4.01 No Proxies for or Encumbrances on Shares. Stockholder shall not, without the prior written consent of the Parent, directly or indirectly, (i) grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or deposit any Shares in a voting trust, or (ii) create or permit to exist any Lien, or take or agree to take any other action, that could prevent Stockholder from voting the Shares owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.

Section 4.02 No Transfer of Shares.

(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.03, except as contemplated by the Merger Agreement, consented to in advance in writing by Parent, or as provided in Schedule 4.02(a) to this Agreement, Stockholder agrees not to, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”) the Shares (including any New Shares), other than to a Permitted Transferee, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of, any Shares (including any New Shares); provided, that, a Transfer may be made to a Permitted Transferee only if (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Parent with the ability to enforce the obligations of the transferring Stockholder and the Permitted Transferee with respect to the Shares, including causing such Shares to vote in accordance with the Required Votes; and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent pursuant to Section 5.04.

(b) From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Stockholder’s Shares, except as permitted by, and in accordance with, the Merger Agreement and Schedule 4.02(a).

(c) Any attempted Transfer of Shares in violation of this Section 4.02 shall be null and void.

(d) Notwithstanding any Transfer, Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

(e) A “Permitted Transferee” means, with respect to Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder, (ii) any trust, the trustees of which include only the Persons named in clause (i) and the beneficiaries of which include only the Persons named in clause (i), (iii) any partnership or limited liability company, all partners or members of which include only the Persons named in clause (i) and any trust named in clause (ii), (iv) if the Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Shares (including any New Shares), (v) an affiliate that is also a Stockholder and (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto. For the avoidance of doubt, a Permitted Transferee may Transfer Shares to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Shares. Stockholder agrees that any Shares (or other equity or voting interests of the Company or any other securities exchangeable for, or convertible into, any equity or voting interests of the Company) that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as the Shares currently owned by Stockholder. Stockholder agrees, for the avoidance of doubt, that any such New Shares should be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof, and the representations and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Shares is acquired).

Section 4.04 Non-Solicitation. Upon the execution and delivery of this Agreement, the Stockholder and its Subsidiaries and Affiliates shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Stockholder’s Subsidiaries, Affiliates, or Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement in accordance with Section 5.03, Stockholder shall not, nor shall it permit any of its Subsidiaries, Affiliates or Representatives to, nor shall it authorize any Representative or any officer, director or representative of any of its Subsidiaries or Affiliates to, (a) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction, (b) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Acquisition Transaction, or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction, nor take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction, (c) participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction, or (d) enter into any agreement with respect to an Acquisition Proposal or Acquisition Transaction (other than this Agreement). The Stockholder shall promptly (and in any event within 24 hours of becoming aware of the following) notify Parent of (x) any Acquisition Proposal received by the Stockholder or any Subsidiary, Affiliate or Representative of the Stockholder or (y) any inquiry, proposal, offer or other communication made to the Stockholder or any Subsidiary, Affiliate or Representative of the Stockholder with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, and shall include in such notice the terms and conditions of the Acquisition Proposal or inquiry, and the identity of the Person or group making the Acquisition Proposal or inquiry.

Section 4.05 Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by the Parent and the Company in any press release or in the Proxy Statement or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, of Stockholder’s identity and ownership, the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure. As promptly as practicable, Stockholder shall notify the Parent and the Company of any required corrections with respect to such information previously supplied by Stockholder to the Parent or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.06 Appraisal and Dissenter’s Rights. Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares or New Shares.

Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Shares, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Definitional and Interpretative Provisions.

(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(b) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(c) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.

Section 5.02 Further Assurances. The Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the mutual written consent of the Parent and Stockholder and (iii) the receipt of the Requisite Stockholder Approval; provided, that, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article V shall survive any termination of this Agreement.

Section 5.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent in accordance with Section 10.5 of the Merger Agreement and to the Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice). The Stockholder shall be required to give Parent prompt (and in any event within 24 hours) written notice of any breaches of any representation, warranty, covenant or agreement of the Stockholder set forth in this Agreement that would prevent or delay the performance by the Stockholder of its obligations under this Agreement in any material respect.

Section 5.05 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the Parent may transfer or assign its rights and obligations to any Affiliate of the Parent.

Section 5.07 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.07 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent and the Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 5.08 Waiver of Jury Trial. EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 5.09 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Stockholder, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Stockholder, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

Section 5.12 Entire Agreement. This Agreement, the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, and to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.13 No Third-Party Beneficiaries. Each of Parent and the Stockholder agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 5.14 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares beneficially owned by Stockholder. All rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to Stockholder, and the Parent shall not have any authority to direct the Stockholder in the voting or disposition of such Shares except as otherwise provided herein.

Section 5.15 Capacity. Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by Stockholder in his capacity as director, officer or employee of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[Parent]

By:
Name: Title:

[Stockholder]

SPECIAL MEETING OF STOCKHOLDERS OF

APIGEE CORPORATION

November 8, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone 24 hours a day, 7 days a week, until 11:59 PM EST on November 7, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢  00030030000000001000    0                                                                                  110816

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	To approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated September 7, 2016, by and among Apigee Corporation, Google, Inc. and Areopagus Inc. and the Merger (as such term is defined in the Merger Agreement) contemplated by the Merger Agreement.	☐	☐	☐

		2.	To approve any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND 2. THE PROXIES ARE FURTHER AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	0	■

APIGEE CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

NOVEMBER 8, 2016 10 A.M. PACIFIC TIME

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF APIGEE CORPORATION

The undersigned hereby appoints Chet Kapoor, Tim Wan and Stacey Giamalis as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Apigee Corporation (the “Company”) standing in the name of the undersigned on October 7, 2016, with all powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held on November 8, 2016 or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)
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